Exhibit 2.1

COMBINATION AGREEMENT

among

EQUINIX, INC.,

EAGLE PANTHER ACQUISITION CORP.,

EAGLE JAGUAR ACQUISITION CORP.,

i-STT PTE LTD,

STT COMMUNICATIONS LTD,

PIHANA PACIFIC, INC.

and

Jane Dietze, as

Representative of the Stockholders of Pihana Pacific, Inc.

Dated as of October 2, 2002

i

Exhibit A	Form of Parent Voting Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of Certificate of Designation of Parent Preferred Stock
Exhibit D	Form of Governance Agreement
Exhibit E	Terms of Repurchase or Exchange of Senior Notes
Exhibit F	Terms of Amendment to the Amended and Restated Credit and Guaranty Agreement
Exhibit G	Securities Purchase Agreement
Exhibit H	Terms of iStar Lease Amendment

Schedule 2A.01(b)	Parent Fully Diluted Share Amount
Schedule 2A.02(h)(v)	Pihana Consideration Adjustment Schedule
Schedule 2B.02(h)(i)	i-STT Consideration Adjustment Schedule
Schedule 2C.02(h)(i)	Parent Consideration Adjustment Schedule

v

COMBINATION AGREEMENT

COMBINATION AGREEMENT, dated as of October 2, 2002 (this “Agreement”), among EQUINIX, INC., a Delaware corporation (“Parent”), EAGLE PANTHER ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), EAGLE JAGUAR ACQUISITION CORP., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“SP Sub”), STT COMMUNICATIONS LTD, a corporation organized under the laws of the Republic of Singapore (“STT Communications”), i-STT PTE LTD, a corporation organized under the laws of the Republic of Singapore and a wholly owned subsidiary of STT Communications (“i-STT”), PIHANA PACIFIC, INC., a Delaware corporation (“Pihana”), and Jane Dietze, as Pihana Stockholders’ Representative (as defined in Section 9.06 hereof). Parent, Merger Sub, SP Sub, STT Communications, i-STT and Pihana shall each individually be referred to herein as a “Party” and collectively as “Parties.”

W I T N E S S E T H

WHEREAS, The Parties hereto have determined it to be in each of their best interests to consummate a three-way transaction pursuant to which (i) STT Communications will transfer all of the outstanding capital stock of i-STT to SP Sub (the “Stock Purchase”) and (ii) Merger Sub will merge with and into Pihana and Pihana will become an indirect wholly-owned subsidiary of Parent (the “Merger”);

The Stock Purchase

WHEREAS, upon the terms and subject to the conditions of this Agreement, STT Communications and Parent will effect the Stock Purchase in exchange for the issuance of shares of (i) Parent’s common stock, par value $0.001 per share (“Parent Common Stock”) and (ii) Parent’s Series A Convertible Preferred Stock, par value $0.001 per share (“Parent Preferred Stock” and together with the Parent Common Stock, the “Parent Shares”), in accordance with this Agreement and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of STT Communications has (i) determined that the Stock Purchase and the other transactions contemplated in this Agreement are advisable, fair to, and in the best interests of, STT Communications and its stockholders and (ii) unanimously approved and adopted this Agreement, the Stock Purchase, and the other transactions contemplated by this Agreement;

The Merger

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into Pihana pursuant to which Pihana will become an indirect wholly owned indirect subsidiary of Parent;

WHEREAS, the board of directors of Pihana has (i) determined that the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Pihana and its stockholders, (ii) unanimously approved this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of Pihana adopt this Agreement and the Merger;

WHEREAS, pursuant to the Merger, each outstanding share of Series A Preferred Stock, par value $0.001 per share, of Pihana (the “Pihana Series A Preferred Stock”), and Series B-1 Preferred Stock, par value $0.001 per share, of Pihana (the “Pihana Series B-1 Preferred Stock”), shall be converted into the right to receive shares of Parent Common Stock and cash, at the rates determined in this Agreement;

WHEREAS, the boards of directors of each of Parent, Merger Sub and SP Sub have (i) determined that the Stock Purchase and the Merger are consistent with and in furtherance of the long-term business strategy of Parent and fair to, and in the best interests of, Parent, Merger Sub, SP Sub and their respective stockholders, (ii) approved this Agreement and the issuance of shares of (x) Parent Common Stock and (y) Parent Preferred Stock in accordance with this Agreement and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of Parent approve this Agreement and the other transactions contemplated herein;

WHEREAS, the Stock Purchase and the Merger shall collectively be referred to herein as the “Combination” and other certain capitalized terms used in this Agreement are defined in Section 10.02 of this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Pihana and STT Communications’ willingness to enter into this Agreement, all executive officers and directors of Parent and all of their respective affiliates, in their capacity as stockholders of Parent, are entering into Voting Agreements with STT Communications, i-STT and Pihana in substantially the form attached hereto as Exhibit A (each, a “Parent Voting Agreement” and collectively, the “Parent Voting Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, SP Sub, STT Communications, i-STT, Pihana and the Pihana Stockholders’ Representative hereby agree as follows:

ARTICLE I-A

THE MERGER

SECTION 1A.01    The Merger.    Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1A.02), Merger Sub shall be merged with and into Pihana. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and Pihana shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1A.02    Effective Time; Closing.    As promptly as practicable (but in no event later than three business days) following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (or such other date as may be agreed by each of the Parties), Parent and Pihana shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the Parties and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York 10022-4802 (or such other place as the Parties may agree). The date and time on which the Closing shall occur is referred to herein as the “Closing Date.”

SECTION 1A.03    Effect of the Merger.    At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of Pihana and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Pihana and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1A.04    Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a)    At the Effective Time, the certificate of incorporation of Pihana as the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Article 1 of the amended and restated certificate of incorporation of the Surviving Corporation, instead of reading the same as Article 1 of the certificate of incorporation of Merger Sub, shall read as follows: “The name of this corporation is Pihana Pacific, Inc.”

(b)    At the Effective Time, the bylaws of Pihana as the Surviving Corporation shall be amended to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the amended and restated bylaws of the Surviving Corporation shall be changed to refer to Pihana Pacific, Inc.

SECTION 1A.05    Directors and Officers.    The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the amended and restated certificate of incorporation and the amended and restated bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified by Parent’s board of directors.

SECTION 1A.06    Legends.

(a)    Pihana understands that the certificates evidencing the Parent Shares shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE OFFERED AND SOLD ONLY IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENT OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE COMBINATION AGREEMENT, DATED AS OF OCTOBER 2, 2002, AMONG THE ISSUER AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

ARTICLE I-B

THE STOCK PURCHASE

SECTION 1B.01    The Stock Purchase.    Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, at the Effective Time, STT Communications shall sell, assign, transfer, convey and deliver to SP Sub and SP Sub shall purchase, acquire and accept for delivery from STT Communications all right, title and interest in and to all outstanding shares of the capital stock of i-STT (the “i-STT Shares”), free and clear of all encumbrances for the aggregate purchase price as set forth in Article II-B. STT Communications may elect to transfer the i-STT Shares to a direct or indirect wholly-owned subsidiary to act as its nominee prior to the Closing. In such case, all references to ownership and delivery of i-STT Shares in this Agreement shall be deemed to refer to ownership and delivery by such nominee, and all references to deliveries of Parent Shares and other consideration to STT Communications shall be deemed to refer to deliveries to such nominee. Such transfer will not, in any event, relieve STT Communications from any of its obligations under this Agreement. STT Communications alternatively may elect to transfer Parent Shares received hereunder or other securities of Parent received under the Securities Purchase Agreement to such a nominee following Closing, and nothing contained in this Agreement, the Securities Purchase Agreement or any other agreement or instrument entered into in connection herewith or therewith shall be deemed to restrict such a transfer that is otherwise made in compliance with applicable law.

SECTION 1B.02    Closing.    STT Communications shall deliver to Parent at the Closing:

(a)    share certificates in respect of the i-STT Shares, together with the valid share transfer forms in respect of the i-STT Shares, duly executed by STT Communications in favor of SP Sub and/or its nominee(s);

(b)    if required, duly completed and executed statutory declaration(s) in relation to the transfer of the i-STT Shares in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore, such statutory declaration to be drafted and prepared by Parent and approved in form and substance by STT Communications and which shall be duly sworn by STT Communications, together with all documents reasonably required by the Stamp Duty Branch of the Inland Revenue Authority of Singapore to be attached to such statutory declaration(s) and a working sheet computing the net asset value per i-STT Share, or in lieu of such statutory declaration(s), a letter in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and in form and substance agreed to by STT Communications and signed by a director or secretary of i-STT incorporating a working sheet computing the net asset value per i-STT Share;

(c)    certified true copies of the resolutions passed by the board of directors of i-STT: (i) approving the transfer of i-STT Shares to SP Sub and/or the transfer of all or any part of the i-STT Shares to SP Sub; (ii) authorizing the issue of new share certificates in respect of the i-STT Shares in favor of SP Sub; (iii) approving the entry into the register of members of i-STT, the name of SP Sub and/or such nominee(s) of SP Sub as the holder of the i-STT Shares and the making of such other entries into other corporate records of i-STT as may be necessary; and (iv) effecting and accepting the resignation of the directors and officers of i-STT in accordance with Section 1B.03;

(d)    certified true copies of the resolutions passed by the board of directors of STT Communications: (i) approving the sale of i-STT Shares to SP Sub; and (ii) authorizing the entry into, execution (under seal, where appropriate), delivery and performance of this Agreement and all other documents and agreements ancillary or pursuant thereto or in connection therewith; and

(e)    such waivers or consents as may be necessary to enable SP Sub to be registered in the register of members of i-STT as holders of any and all of the i-STT Shares.

SECTION 1B.03    Directors and Officers.    The directors and officers of i-STT immediately prior to the Effective Time shall resign as of the Effective Time.

SECTION 1B.04    Legends

(a)    STT Communications understands that the shares of Parent capital stock issued in connection with the Stock Purchase shall bear the following legends:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE OFFERED AND SOLD ONLY IN A TRANSACTION REGISTERED UNDER THE SECURITIES ACT OR IN A TRANSACTION EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE COMBINATION AGREEMENT, DATED AS OF OCTOBER 2, 2002, AMONG THE ISSUER AND THE OTHER PARTIES THERETO. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

(b)    STT Communications understands that the i-STT Escrow Shares (as defined below) shall also bear the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN INDEMNITY OBLIGATIONS AND MAY NOT BE SOLD, EXCHANGED OR OTHERWISE

TRANSFERRED OR DISPOSED OF EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE COMBINATION AGREEMENT DATED AS OF OCTOBER 2, 2002, BETWEEN THE ISSUER, THE STOCKHOLDER AND THE OTHER PARTIES THERETO, AS SUCH AGREEMENT MAY BE AMENDED, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE ISSUER.

ARTICLE II-A

PIHANA MERGER CONSIDERATION; EXCHANGE OF PIHANA CERTIFICATES

SECTION 2A.01    Pihana Merger Consideration.

(a)    At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, Pihana or the holders of any of the following securities:

(i)    each share of Pihana Common Stock (as defined herein) issued and outstanding immediately prior to the Effective Time (other than any shares of Pihana Common Stock to be cancelled pursuant to Section 2A.01(a)(iv) and any Dissenting Shares (as defined in Section 2A.06)) shall be cancelled and, in accordance with Pihana’s certificate of incorporation, no consideration shall be issued on account thereof;

(ii)    each share of Pihana Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Pihana Series A Preferred Stock to be canceled pursuant to Section 2A.01(a)(iv) and any Dissenting Shares (as defined in Section 2A.06)) shall be converted into the right to receive (i) its pro rata portion of an amount of cash equal to $10,000 (the “Cash Consideration”) less the Pihana Incentive Compensation Plan Cash Factor multiplied by a fraction the numerator of which is the Series A Liquidation Preference Amount and the denominator of which is the Series A Liquidation Preference Amount plus the Series B-1 Liquidation Preference Amount and (ii) such number of shares of Parent Common Stock equal to the Pihana Series A Preferred Stock Exchange Ratio (as defined in Section 2A.01(b));

(iii)    each share of Pihana Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Pihana Series B-1 Preferred Stock to be canceled pursuant to Section 2A.01(a)(iv) and any Dissenting Shares (as defined in Section 2A.06)) shall be converted into the right to receive (i) its pro rata portion of an amount of cash equal to the Cash Consideration less the Pihana Incentive Compensation Plan Cash Factor multiplied by a fraction the numerator of which is the Series B-1 Liquidation Preference Amount and the denominator of which is the Series A Liquidation Preference Amount plus the Series B-1 Liquidation Preference Amount and (ii) such number of shares of Parent Common Stock equal to the Pihana Series B-1 Preferred Stock Exchange Ratio (as defined in Section 2A.01(b));

(iv)    each Covered Employee shall be entitled to receive (i) its pro rata portion of the Pihana Incentive Compensation Plan Cash Factor and (ii) its pro rata portion of the Pihana Incentive Compensation Plan Shares.

(v)    each share of Pihana Stock held in the treasury of Pihana and each share of Pihana Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of Pihana immediately prior to the Effective Time shall be cancelled and no consideration shall be issued on account thereof; and

(vi)    each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassesable share of common stock, par value $0.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding share of common stock of the Surviving Corporation.

(b)    As used in this Agreement, the following terms have the following meanings:

(i)    “Aggregate Merger Consideration” means the number of shares of Parent Common Stock (the “Parent Merger Shares”) representing 22.5% of the Parent Fully Diluted Share Amount (as defined below) at the Effective Time, as may be decreased in accordance with the Pihana Consideration Adjustment Schedule (as defined in Section 2A.02(h)), and as may be increased in accordance with the Parent Consideration Adjustment Schedule (as defined in Section 2C.02(h)) or the i-STT Consideration Adjustment Schedule (as defined in Section 2B.02(h)).

(ii)    “Covered Employees” means the employees identified as such in the Pihana Incentive Compensation Plan.

(iii)    “Pihana Escrow Shares” means the number of Parent Merger Shares (rounded up to the next whole number) determined by multiplying the Aggregate Merger Consideration by 0.10.

(iv)    “Pihana Incentive Compensation Plan” means the Pihana Pacific Incentive Compensation Plan dated April 9, 2002.

(v)    “Pihana Incentive Compensation Plan Cash Factor” means the aggregate amount of cash payable to the Covered Employees pursuant to the Pihana Incentive Compensation Plan.

(vi)    “Pihana Incentive Compensation Plan Shares” means the aggregate number of shares of Parent Common Stock payable to the Covered Employees pursuant to the Pihana Incentive Compensation Plan.

(vii)    “Parent Fully Diluted Share Amount” means, as of the Effective Time, all shares of Parent Common Stock outstanding, all Parent Options with an exercise price equal to or less than $2.00 after giving effect to any anti-dilution adjustments as a result of the Combination (as adjusted for the assumed net exercise of such options) and all Parent Warrants with an exercise price equal to or less than $2.00 after giving effect to any anti-dilution adjustments as a result of the Combination (as adjusted for the assumed net exercise of such warrants). Schedule 2A.01(b) illustrates the calculation of Parent Fully Diluted Share Amount as if the Closing Date were July 31, 2002. The Parent Fully Diluted Share Amount will be recalculated at the Effective Time using the same methodology. For the avoidance of doubt, the Parent Fully Diluted Share Amount at the Effective Time shall be calculated after giving effect to the exchange of the Senior Notes (as defined in Section 7.01(g)(ii)) but without giving effect to the transactions contemplated by the Securities Purchase Agreement (as defined in Section 7.01(g)(iv)).

(viii)    “Series A Preferred Stock Exchange Ratio” means (a) the product (calculated to five decimal places) obtained by multiplying (x) the Aggregate Merger Consideration less the Pihana Incentive Compensation Plan Shares by (y) a fraction the numerator of which is the Series A Preferred Stock Liquidation Amount and the denominator of which is the sum of (A) Series A Preferred Stock Liquidation Amount plus (B) the Series B-1 Preferred Stock Liquidation Amount divided by (b) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time.

(ix)    “Series B-1 Preferred Stock Exchange Ratio” means (a) the product (calculated to five decimal places) obtained by multiplying (x) the Aggregate Merger Consideration less the Pihana Incentive Compensation Plan Shares by (y) a fraction the numerator of which is the Series B-1 Preferred Stock Liquidation Amount and the denominator of which is the sum of (A) Series A Preferred Stock Liquidation Amount plus (B) the Series B-1 Preferred Stock Liquidation Amount divided by (b) the number of shares of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time.

(x)    “Series A Preferred Stock Liquidation Amount” means the product (calculated to five decimal places) obtained by multiplying (x) the number of shares of Series A Preferred Stock outstanding times (y) an amount equal to $2.40.

(xi)    “Series B-1 Preferred Stock Liquidation Amount” means the product (calculated to five decimal places) obtained by multiplying (x) the number of shares of Series B-1 Preferred Stock outstanding times (y) $4.19.

(c)    If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Aggregate Merger Consideration, the Series A Preferred Stock Exchange Ratio, the Series B-1 Preferred tock Exchange Ratio, the Pihana Incentive Compensation Plan Shares and the Pihana Escrow Shares shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2A.02    Determination of Pihana Working Capital, Pihana Cash Balance and Pihana Net Liabilities.

(a)    No later than five business days and no earlier than ten business days prior to the Closing Date, Pihana shall prepare a certificate certified by Pihana’s chief financial officer (the “Initial Pihana Certificate”) which contains: (i) an estimated consolidated balance sheet of Pihana and its subsidiaries (the “Pihana Closing Balance Sheet”) as of the opening of business on the day during which the Closing Date occurs without giving effect to the transactions contemplated hereby, (ii) a calculation of the estimated Pihana Working Capital (as defined in Section 2A.02(h)), (iii) a calculation of the estimated Pihana Cash Balance (as defined in Section 2A.02(h)), and (iv) a calculation of the estimated Pihana Total Other Liabilities (as defined in Section 2A.02(h)). Following receipt of the Initial Pihana Certificate, STT Communications and Parent shall have the right to review the Initial Pihana Certificate and consult in good faith with Pihana regarding the Initial Pihana Certificate. No later than one business day prior to the Closing Date, Pihana shall deliver to Parent a final certificate certified by Pihana’s chief financial officer (the “Final Pihana Certificate”) identical to the Initial Pihana Certificate; provided, however, that the Final Pihana Certificate shall include any revisions mutually agreed upon by Parent, STT Communications and Pihana following such consultation period. The Pihana Closing Balance Sheet and the calculation of Pihana Working Capital, Pihana Cash Balance and Pihana Total Other Liabilities (x) shall be prepared using the same accounting principles, methods of computing estimates and otherwise on a consistent basis with those used in preparing the Pihana Audited Financial Statements and Pihana Interim Financial Statements and (y) shall include the same line items as the Pihana Reference Balance Sheet (all as defined in Section 3A.08).

(b)    As soon as practicable, but in no event later than 60 days following the Closing Date, Parent and STT Communications shall prepare a calculation of Pihana Cash Balance (the “Final Pihana Adjustment Calculation”).

(c)    Parent and STT Communications shall deliver a copy of the Final Pihana Adjustment Calculation to the Pihana Stockholders’ Representative promptly after it has been prepared. After receipt of the Final Pihana Adjustment Calculation, the Pihana Stockholders’ Representative shall have 30 days to review the Final Pihana Adjustment Calculation. Unless the Pihana Stockholders’ Representative delivers written notice to Parent and STT Communications on or prior to the 30th day after receipt of the Final Pihana Adjustment Calculation stating that the Pihana Stockholders’ Representative objects to the Final Pihana Adjustment Calculation (and setting forth in reasonable detail his calculation of disputed items), the Pihana Stockholders’ Representative shall be deemed to have accepted and agreed to the Final Pihana Adjustment Calculation. If the Pihana Stockholders’ Representative so notifies STT Communications of his objections to the Final Pihana Adjustment Calculation, the Stockholders’ Representative and STT Communications shall, within 60 days (or such longer period as the parties may mutually agree) following such notice (the “Pihana Adjustment Resolution Period”), attempt to resolve their differences, and any resolution by the Stockholders’ Representative and STT Communications, subject to the approval of Parent, which approval shall not be unreasonably withheld, as to any disputed amounts that are communicated to the Escrow Agent (as defined in Section 2A.03(b)) jointly by the Pihana Stockholders’ Representative, STT Communications and Parent and shall be final, binding and conclusive.

(d)    Any amounts remaining in dispute at the conclusion of the Pihana Adjustment Resolution Period (the “Pihana Unresolved Items”) shall be submitted to Ernst & Young LLP (or, if Ernst & Young LLP is unwilling to serve, such other internationally recognized firm of independent public accountants to be mutually agreed upon) (the “Independent Auditors”) within ten days after the expiration of the Pihana Adjustment Resolution Period. Each of the Pihana Stockholders’ Representative, Parent and STT Communications shall offer a final, good faith resolution to the Pihana Unresolved Items. The Independent Auditors shall then be required to choose one of the two proposed resolutions as most representative of correct calculation, under the terms of this Agreement, of the Pihana Unresolved Items. The Independent Auditors’ resolution of the Pihana Unresolved Items shall be made within 45 days of the submission of the Pihana Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and the Pihana Stockholders’ Representative and shall be final, binding and conclusive, absent fraud or manifest error. The term “Pihana Adjusted Calculation,” as used in this Agreement, shall mean the definitive Pihana Cash Balance agreed to (or deemed agreed to) by Parent, STT Communications and the Pihana Stockholders’ Representative under Section 2A.02(c) or, if Pihana Unresolved Items are submitted to the Independent Auditors, such definitive Pihana Cash Balance, as adjusted to reflect the determination of the Independent Auditors under this Section 2A.02(d).

(e)    If and to the extent the Pihana Adjusted Calculation is less than the Pihana Cash Balance as shown in the Final Pihana Certificate (the “Pihana Cash Balance Deficiency”), then Parent shall deliver written notice to the Escrow Agent and the Pihana Stockholders’ Representative specifying the amount of Pihana Cash Balance Deficiency, and the Escrow Agent shall, in accordance with the terms of the Escrow Agreement, deliver to Parent and STT Communications out of the Escrow Fund (as defined in Section 2A.03(b)) an aggregate number of Pihana Escrow Shares calculated and allocated between Parent and STT Communications in accordance with the Pihana Consideration Adjustment Schedule within five days of such notice. In addition, if and to the extent that (i) the lesser of (a) the Pihana Cash Balance Objective and (b) the Pihana Adjusted Calculation exceeds (ii) the Pihana Cash Balance as shown in the Final Pihana Certificate (the “Pihana Cash Balance Excess”), then Parent shall deliver written notice to the Escrow Agent, the Pihana Stockholders’ Representative, STT Communications and Parent’s transfer agent (the “Transfer Agent”) specifying the amount of Pihana Cash Balance Excess, and instructing the Transfer Agent (on behalf of Parent) and STT Communications to deliver an aggregate number of shares of Parent Common Stock to the Pihana Stockholders’ Representative and the Escrow Agent calculated (and allocated from STT Communications and Parent) in accordance with the Pihana Consideration Adjustment Schedule (nine-tenths of which shares will be deliverable to the Stockholders’ Representative on behalf of the Pihana Stockholders and one-tenth of which will be deliverable to the Escrow Agent for inclusion in the Escrow Fund within five days of such notice.

(f)    During the calculation of Pihana Working Capital, Pihana Cash Balance and Pihana Total Other Liabilities prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each party hereto shall provide, or cause to be provided, to the other parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of the Surviving Corporation or Parent, whether then-employed by the Surviving Corporation or Parent, or the Pihana Stockholders’ Representative, as the case may be, to the extent such materials or persons are within their possession or control and (ii) the Pihana Stockholders’ Representative and Parent shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g)    In acting under this Section 2A.02, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Independent Auditors (the “Independent Auditors’ Fees”) shall be borne pro rata by Parent, STT Communications and the Escrow Account (as defined in Section 2A.03(b)) in proportion to the allocation of the dollar amount of the Pihana Unresolved Items, made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

(h)    As used in this Agreement, the following terms have the following meanings:

(i)    “Decrease in Pihana Working Capital” means the positive amount, if any, by which  $-5,066,000 (i.e. a working capital deficit) exceeds Pihana Working Capital (as defined below).

(ii)    “Pihana Cash Balance” means (x) the sum of Pihana’s and Pihana Subsidiaries’ (as defined in Section 3A.03(a)) consolidated (i) cash, consolidated cash equivalents and consolidated short-term investments as shown on the Pihana Closing Balance Sheet, (ii) any Hawaii R&D Tax Credit, GST, VAT and Consumption Tax refunds in Singapore, Japan, Hong Kong and Australia that are determined to be collectible and receivable, (iii) except as provided in clause (x) of Section 2A.03(h)(viii), amounts paid before the date of or accrued in the Pihana Closing Balance Sheet with respect to restructuring costs on or after the date of such balance sheet, (iv) retention bonuses payable after December 31, 2002 as provided in Section 5.01(y) to the extent such amount has been paid before the date of the Pihana Closing Balance Sheet, (v) $500,000 reimbursement of fees paid to IRG provided such amount has been paid and (vi) an amount equal to 90 days of payment of expatriate benefits under the Lay Expatriate Agreement (as defined in the Pihana Disclosure Letter); minus (y) the sum of (i) any Decrease in Pihana Working Capital, (ii) any Pihana Unspent Capital Expenditures (as defined below), (iii) all net liabilities to be incurred after the Closing as a result of, related to or otherwise or otherwise by virtue of the transactions contemplated in Sections 7.02(s) (which does not include reduction-in-force costs on or after the Closing), 7.02(t) and 7.02(u) of this Agreement and (iv) any cash received pursuant to the exercise of any outstanding Pihana Options or Pihana Warrants after the date of this Agreement.

(iii)    “Pihana Cash Balance Objective” is set forth in Section 2A.02(h)(iii) of the Pihana Disclosure Letter.

(iv)    “Pihana Cash Balance Shortfall” means the positive amount, if any, by which the Pihana Cash Balance Objective exceeds the Pihana Cash Balance as shown in the Final Pihana Certificate.

(v)    “Pihana Consideration Adjustment Schedule” determines the amount of shares to be allocated to each of Parent and STT Communications in the event of a Pihana Cash Balance Shortfall or a Pihana Cash Balance Deficiency. The Pihana Consideration Adjustment Schedule is attached hereto as Schedule 2A.02(h)(v). Any Pihana Cash Balance Shortfall shall be reflected in the calculation of Aggregate Merger Consideration deliverable pursuant to Section 2A.03 and, if applicable, the Aggregate Stock Purchase Consideration deliverable at Closing pursuant to Section 2B.01, and any Pihana Cash Balance Deficiency (which shall not duplicate any adjustments already accounted for as a result of a Pihana Cash Balance Shortfall) shall be given effect pursuant to the deliveries set forth in Section 2A.02(e).

(vi)    “Pihana Total Other Liabilities” means total consolidated (v) non-current liabilities, (w) long-term liabilities, (x) current portion of long-term liabilities, (y) short-term indebtedness and (z) accrued interest.

(vii)    “Pihana Unspent Capital Expenditures” means the positive amount, if any, by which $1,750,000 exceeds the actual and committed capital expenditures of Pihana and its subsidiaries (other than actual or committed capital expenditures relating to Pihana’s subsidiary in Korea) for the period from July 1, 2002 to the Closing.

(viii)    “Pihana Working Capital” means Pihana’s and Pihana Subsidiaries’ (t) consolidated current assets (excluding cash, cash equivalents and short-term investments and any Hawaii R&D Tax Credit, GST, VAT and Consumption Tax refunds in Singapore, Japan, Hong Kong and Australia that are determined to be collectible and receivable) as shown on the Pihana Closing Balance Sheet, plus (u) except as provided in clause (x), amounts accrued in the Pihana Closing Balance Sheet with respect to restructuring costs on or after the date of such balance sheet, minus (v) their consolidated current liabilities (not including current portion of long-term liabilities, short-term indebtedness or accrued interest) as shown on the Pihana Closing Balance Sheet plus (w) retention bonuses payable after

December 31, 2002 as provided in Section 5.01(y) to the extent such amount has been paid or is accrued for in the Final Panther Certificate minus (x) severance payments due on or after the Closing with respect to the Covered Employees (including any additional amounts required to be withheld thereon for Taxes) plus (y) $500,000 reimbursement of fees paid to IRG provided such amount has been paid or is accrued for in the Final Pihana Certificate plus (z) credit for 90 days of payment of expatriate benefits under the Lay Expatriate Agreement. The current portion of long-term debt and the current portion of capital lease obligations shall not be deemed a current liability for purposes of determining Pihana Working Capital. The non-current portion of deferred rent and deferred revenue shall be deemed to be current liabilities for purposes of determining Pihana Working Capital.

(i)    An example of Pihana’s initial calculation of Pihana Working Capital, Pihana Cash Balance and Pihana Total Other Liabilities based upon the Pihana Reference Balance Sheet is set forth in Section 2A.02(i) of the Pihana Disclosure Letter.

SECTION 2A.03    Exchange of Certificates.

(a)    Exchange Procedures. From and after the Effective Time, a bank or trust company to be designated by Parent shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the applicable Parent Merger Shares for certificates which immediately prior to the Effective Time represented outstanding shares of Pihana Common Stock and Pihana Preferred Stock (collectively, “Pihana Stock”) (“Pihana Share Certificates”) and which were converted into the right to receive Parent Merger Shares pursuant to Section 2A.01. As promptly as practicable after the Effective Time, Parent and the Exchange Agent shall mail to each record holder of Pihana Share Certificates a letter of transmittal (the “Letter of Transmittal”) in a form approved prior to the Closing by Parent and Pihana and instructions for use in surrendering such Pihana Share Certificates and receiving the applicable Parent Merger Shares pursuant to Section 2A.01. At or prior to the Effective Time, Parent shall cause to be deposited in trust with the Exchange Agent, the Cash Consideration and the Parent Merger Shares less the Pihana Escrow Shares.

Upon the surrender of each Pihana Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal and such other documents as may reasonably be required by Parent:

(i)    Parent shall cause to be issued to the holder of such Pihana Share Certificate in exchange therefor (A) a check for such holder’s pro rata portion of the Cash Consideration and (B) a separate stock certificate representing the Parent Merger Shares to which such holder is entitled pursuant to Section 2A.01 (less the Pihana Escrow Shares attributable to the pro rata interest of such holder in the Escrow Fund pursuant to Section 2.03(b)); and

(ii)    Pihana Share Certificates so surrendered shall forthwith be cancelled.

If a transfer of ownership of shares of Pihana Stock is not registered in the transfer records of Pihana, the applicable Parent Merger Shares may be issued to a person other than the person in whose name Pihana Share Certificate so surrendered is registered if Pihana Share Certificate representing such shares of Pihana Stock is presented to Parent, accompanied by all documents required to evidence and effect such transfer and evidence that (i) the shares are transferable and (ii) any applicable stock transfer taxes have been paid.

Until surrendered as contemplated by this Article II-A, each Pihana Share Certificate shall, subject to appraisal rights under the DGCL and Section 2A.06, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the applicable Parent Merger Shares with respect to the shares of Pihana Stock formerly represented thereby to which such holder is entitled pursuant to Section 2A.01.

(b)    Escrow Fund. Prior to or simultaneously with the Closing, the Pihana Stockholders’ Representative and Parent shall enter into an escrow agreement (the “Escrow Agreement”) with an escrow agent selected by Parent and reasonably acceptable to the Pihana Stockholders’ Representative (the “Escrow Agent”) substantially in the form of Exhibit B hereto. Pursuant to the terms of the Escrow Agreement, Parent shall deposit one or more certificates in the name of the Escrow Agent representing the Pihana Escrow Shares into an escrow account, which account is to be managed by the Escrow Agent (the “Escrow Account”) to serve as security for the Pihana Stockholders’ indemnity obligations hereunder. Any Pihana Escrow Shares in the Escrow Account are referred to herein as the “Escrow Fund.” In connection with such deposit of the Pihana Escrow Shares with the Escrow Agent and as of the Effective Time, each holder of Pihana Stock will be deemed to have received and deposited with the Escrow Agent each stockholder’s (other than holders of Dissenting Shares) pro rata interest in the Escrow Fund as determined as of Closing by reference to such stockholder’s ownership of shares of Pihana Stock (plus any additional shares as may be issued upon any stock split, stock dividend or recapitalization effected by Parent after the Effective Time with respect to shares constituting the Escrow Fund), without any act of the stockholders of Pihana (the “Pihana Stockholders”). Distributions of any Pihana Escrow Shares from the Escrow Account shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement by Pihana Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Pihana Escrow Shares in escrow and the appointment of the Pihana Stockholders’ Representative.

(c)    Distributions with Respect to Unexchanged Parent Merger Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Merger Shares comprising part of the Aggregate Merger Consideration with a record date after the Effective Time shall be paid to the holder of any unsurrendered Pihana Share Certificate with respect to the Parent Merger Shares represented thereby until the holder of such Pihana Share Certificate shall surrender such Pihana Share Certificate in accordance with this Section 2A.03.

(d)    No Further Rights in Pihana Stock.    The Parent Merger Shares issued upon the conversion of shares of Pihana Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Pihana Stock.

(e)    No Fractional Shares.    Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Pihana Share Certificates, and no holder of Pihana Share Certificates shall be entitled to receive a fractional share of Parent Common Stock. In the event that any holder of Pihana Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share (with 0.5 being rounded up). In the event that any holder of Pihana Stock would otherwise be entitled to receive a fractional share of Parent Common Stock (after aggregating all shares and fractional shares of Parent Common Stock issuable to such holder), then such holder will receive an aggregate number of shares of Parent Common Stock rounded up or down to the nearest whole share.

(f)    No Liability.    Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Pihana Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar law.

(g)    Withholding Rights.    Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Pihana Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code (as defined in Section 10.02(d)), or any provision of state, local or foreign Tax (as defined in Section 3A.15(c)) Law (as defined in Section 3A.06(a)). To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Pihana Stock in respect of which such deduction and withholding were made by the Exchange Agent, the Surviving Corporation or Parent, as the case may be.

(h)    Lost Certificates.    If any Pihana Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Pihana Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may reasonably direct, as indemnity against any claim that may be made against it with respect to such Pihana Share Certificate, Parent shall issue in exchange for such lost, stolen or destroyed Pihana Share Certificate, the applicable Parent Merger Shares (and dividends or other distributions pursuant to Section 2A.03(c)) to which such person is entitled pursuant to the provisions of this Article II-A.

(i)    Return of Parent Merger Shares.    Promptly following the end of the sixth full calendar month after the Effective Time, the Exchange Agent shall return to Parent all of the remaining Parent Merger Shares and Cash Consideration in the Exchange Agent’s possession and the Exchange Agent’s duties shall terminate. Thereafter, upon the surrender of a Pihana Share Certificate to Parent, together with a properly executed Letter of Transmittal and such other documents as may reasonably be required by Parent, and subject to applicable abandoned property, escheat and similar Laws, the holder of such Pihana Share Certificate shall be entitled to receive in exchange therefor the applicable Parent Merger Shares (and dividends or other distributions pursuant to Section 2A.03(c)) without any interest thereon.

SECTION 2A.04    Stock Transfer Books.    At the Effective Time, the stock transfer books of Pihana shall be closed and there shall be no further registration of transfers of shares of Pihana Stock thereafter on the records of Pihana.

SECTION 2A.05    Pihana Stock Options; Pihana Warrants.

(a)    Parent will not assume options to purchase Pihana Common Stock issued by Pihana.

(b)    At the Effective Time, each warrant to acquire shares of Series B-1 Preferred Stock granted and outstanding immediately prior to the Effective Time (each a “Pihana Warrant”), whether or not contingent or earned and whether exercisable or unexercisable, that does not terminate by its terms at or prior to the Effective Time, shall be converted into a warrant to acquire shares of Parent Common Stock in accordance with its terms. Each Pihana Warrant so converted shall continue to have, and be subject to, the same terms and conditions set forth in such Pihana Warrant immediately prior to the Effective Time, except that (i) such Pihana Warrant shall be exercisable (or become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock (rounded down to the nearest whole number) equal to the product of the number of shares of Pihana Series B-1 Preferred Stock that were issuable upon exercise of such Pihana Warrant immediately prior to the Effective Time multiplied by the Series B-1 Exchange Ratio (as modified to reflect any post-closing adjustments to the Aggregate Merger Consideration), and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Pihana Warrant shall be equal to the exercise price per share of Pihana Stock at which such Pihana Warrant was exercisable immediately prior to the Effective Time divided by the Pihana Series B-1 Preferred Stock Exchange Ratio (as modified to reflect any post-closing adjustment to the Aggregate Merger Consideration and rounded down to the nearest whole cent).

SECTION 2A.06    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, shares of Pihana Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Pihana Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable Parent Merger Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Pihana Stock held by them in accordance with the DGCL, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Pihana Stock under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable Parent Merger Shares, without any interest thereon, upon the surrender, in the manner provided in Section 2A.03 (including the provision for the Pihana Escrow Shares pursuant to Section 2A.03(b)), of the corresponding Pihana Share Certificate.

(b)    Pihana shall give Parent (i) prompt notice of any demands for appraisal received by Pihana, withdrawals of such demands, and any other related instruments served pursuant to the DGCL and received by Pihana and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Pihana shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

ARTICLE II-B

i-STT STOCK PURCHASE CONSIDERATION

SECTION 2B.01    i-STT Stock Purchase Consideration.

(a)    At the Closing, Parent shall pay and deliver the Aggregate Stock Purchase Consideration (as defined in Section 2B.01(b)) to STT Communications for the i-STT Shares.

(b)    As used in this Agreement, the following terms have the following meanings:

(i)    “Aggregate Stock Purchase Consideration” means (a) cash in the amount of $10,000 and (b) the number of Parent Shares representing 27.5% of the Parent Fully Diluted Share Amount, as may be (i) increased in accordance with the Pihana Consideration Adjustment Schedule or the Parent Consideration Adjustment Schedule and (ii) decreased by the number of Parent Shares equal to the quotient obtained by dividing (x) i-STT Working Capital Shortfall (as defined in Section 2B.02(h)), by (y) the $1.53 (the “Parent Stock Purchase Shares”). Any decrease in the Aggregate Stock Purchase Consideration pursuant to clause (ii) shall be allocated in accordance with the i-STT Consideration Adjustment Schedule (as defined in Section 2B.02(h)). The Aggregate Stock Purchase Consideration to be paid to STT Communications shall be paid in accordance with the i-STT Consideration Breakdown (as defined below).

(ii)    “i-STT Escrow Shares” means the number of Parent Stock Purchase Shares (rounded up to the next whole number) determined by multiplying the Aggregate Stock Purchase Consideration by 0.50. The i-STT Escrow Shares shall, to the extent possible, be shares of Parent Preferred Stock and shall bear the legend identified in Section 1B.04(b) until the R&W Termination Date (as defined in Section 9.01(a)), at which time STT Communications shall be entitled to receive replacement Certificates not bearing the legend.

(iii)    “i-STT Consideration Breakdown” means the allocation of consideration to be received by STT Communications between (A) Parent Common Stock and (B) Parent Preferred Stock. First, STT Communications will receive such number of shares of Parent Common Stock equal to 10.1% of the Parent Fully Diluted Share Amount. The remaining Aggregate Stock Purchase Consideration will be paid to STT Communications in the form of Parent Preferred Stock. The certificate of designation designating the rights preferences and privileges of the Parent Preferred Stock is attached hereto as Exhibit C.

(c)    If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Aggregate Stock Purchase Consideration and the i-STT Escrow Shares shall be correspondingly adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

SECTION 2B.02    Determination of i-STT Working Capital and i-STT Net Liabilities.

(a)    No later than five business days and no earlier than ten business days prior to the Closing Date,  i-STT, together with STT Communications, shall prepare a certificate certified by i-STT’s chief financial officer (the “Initial i-STT Certificate”) which contains: (i) an estimated consolidated balance sheet of i-STT and its subsidiaries (the “i-STT Closing Balance Sheet”) as of the opening of business on the day during which the Closing Date occurs without giving effect to the transactions contemplated hereby, (ii) a calculation of the estimated i-STT Working Capital (as defined in Section 2B.02(h)) and (iii) a calculation of the estimated i-STT Total Other Liabilities (as defined in Section 2B.02(h)). Following receipt of the Initial i-STT Certificate, Parent and Pihana shall have the right to review the Initial i-STT Certificate and consult in good faith with i-STT regarding the Initial i-STT Certificate. No later than one business day prior to the Closing Date, i-STT shall deliver to Parent and Pihana a final certificate certified by i-STT’s chief financial officer (the “Final i-STT Certificate”) identical to the Initial i-STT Certificate; provided, however that the Final i-STT Certificate shall include any revisions mutually agreed upon by Parent, Pihana, i-STT and STT Communications following such consultation period. The i-STT Closing Balance Sheet and the calculation of i-STT Working Capital and i-STT Total Other Liabilities (x) shall be prepared in accordance with the same accounting principles, methods of computing estimates and otherwise on a consistent basis with those used in preparing the i-STT Audited Financial Statements and i-STT Interim Financial Statements and (y) shall include the same line items as the i-STT Reference Balance Sheet (all as defined in Section 3B.08).

(b)    As soon as practicable, but in no event later than 60 days following the Closing Date, Parent and the Pihana Stockholders’ Representative shall prepare a calculation of i-STT Working Capital (the “Final  i-STT Adjustment Calculation”).

(c)    Parent shall deliver a copy of the Final i-STT Adjustment Calculation to STT Communications promptly after it has been prepared. After receipt of the Final i-STT Adjustment Calculation, STT Communications shall have 30 days to review the Final i-STT Adjustment Calculation. Unless STT Communications delivers written notice to Parent on or prior to the 30th day after receipt of the Final i-STT Adjustment Calculation stating that STT Communications objects to the Final i-STT Adjustment Calculation (and setting forth in reasonable detail its calculation of disputed items), STT Communications shall be deemed to have accepted and agreed to the Final i-STT Adjustment Calculation. If STT Communications so notifies Parent of its objections to the Final i-STT Adjustment Calculation, the parties shall, within 60 days (or such longer period as the parties may mutually agree) following such notice (the  “i-STT Adjustment Resolution Period”), attempt to resolve their differences.

(d)    Any amounts remaining in dispute at the conclusion of the i-STT Adjustment Resolution Period (the “i-STT Unresolved Items”) shall be submitted to the Independent Auditors within ten days after the expiration of the i-STT Adjustment Resolution Period. Each of Parent and STT Communications shall offer a final, good faith resolution to the i-STT Unresolved Items. The Independent Auditors shall then be required to choose one of the two proposed resolutions as most representative of the correct calculation, under the terms of this Agreement, of the i-STT Unresolved Items. The Independent Auditors’ resolution of the i-STT Unresolved Items shall be made within 45 days of the submission of the i-STT Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and the Pihana Stockholders’ Representative and STT Communications and shall be final, binding and conclusive, absent fraud or manifest error. The term “i-STT Adjusted Calculation,” as used in this Agreement, shall mean the definitive i-STT Working Capital agreed to (or deemed agreed to) by Parent and STT Communications under Section 2B.02(c) or, if i-STT Unresolved Items are submitted to the Independent Auditors, such definitive i-STT Working Capital, as adjusted to reflect the determination of the Independent Auditors under this Section 2B.02(d).

(e)    If and to the extent the i-STT Adjusted Calculation is less than i-STT Working Capital as shown in the Final i-STT Certificate (the “i-STT Working Capital Deficiency”), then Parent shall deliver written notice to STT Communications and the Pihana Stockholders’ Representative specifying the amount of i-STT Working Capital Deficiency, and STT Communications shall deliver to Parent and to the Escrow

Agent for deposit into the Escrow Account, calculated and allocated in accordance with the i-STT Consideration Adjustment Schedule, an aggregate number of i-STT Escrow Shares equal to the quotient obtained by dividing (i) i-STT Working Capital Deficiency by (ii) $1.53 within five days of such notice. In addition, if and to the extent that (i) the lesser of (a) the i-STT Working Capital Objective and (b) the i-STT Adjusted Calculation exceeds (ii) i-STT Working Capital as shown in the Final i-STT Certificate, (the “i-STT Working Capital Excess”), then Parent shall deliver written notice to STT Communications, the Pihana Stockholders’ Representative and the Transfer Agent specifying the amount of i-STT Working Capital Excess, and instructing the Transfer Agent (on behalf of Parent) and the Escrow Agent (on behalf of the Pihana Stockholders) to deliver an aggregate number of shares of Parent Common Stock to STT Communications equal to the quotient obtained by dividing (x) i-STT Working Capital Excess, by (y) $1.53, calculated (and allocated from Parent and the Pihana Stockholders) in accordance with the i-STT Consideration Adjustment Schedule within five days of such notice.

(f)    During the calculation of i-STT Working Capital and i-STT Total Other Liabilities prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each of i-STT, STT Communications and Parent shall provide, or cause to be provided, to the other Parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of STT Communications or Parent, whether then-employed by STT Communications or Parent, as the case may be, to the extent such materials or persons are within their possession or control and (ii) STT Communications and Parent shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g)    In acting under this Section 2B.02, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All Independent Auditors’ Fees shall be borne pro rata by Parent, STT Communications and the Escrow Account in proportion to the allocation of the dollar amount of the i-STT Unresolved Items, made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

(h)    As used in this Agreement, the following terms have the following meanings:

(i)    “i-STT Consideration Adjustment Schedule” determines the amount of shares to be allocated to each of Parent, the Escrow Account (on behalf of the Pihana Stockholders) and the Pihana Stockholders in the event of a i-STT Working Capital Shortfall or a i-STT Working Capital Deficiency. The i-STT Consideration Adjustment Schedule is attached hereto as Schedule 2B.02(h)(i). Any i-STT Working Capital Shortfall shall be reflected in the calculation of the Aggregate Stock Purchase Consideration deliverable at Closing pursuant to Section 2B.01 and the Aggregate Merger Consideration deliverable pursuant to Section 2A.03, and any i-STT Working Capital Deficiency (which shall not duplicate any adjustments already accounted for as a result of an i-STT Working Capital Shortfall) shall be given effect pursuant to the deliveries set forth in Section 2B.02(e).

(ii)    “i-STT Total Other Liabilities” means total consolidated (v) non-current liabilities, (w) long-term liabilities (x) current portion of long-term liabilities, (y) short-term indebtedness and (z) accrued interest.

(iii)    “i-STT Working Capital” means i-STT’s and i-STT Subsidiaries’ consolidated current assets (including cash, cash equivalents and short-term investments) as shown on the i-STT Closing Balance Sheet minus their consolidated current liabilities (not including current portion of long-term liabilities, short-term indebtedness and accrued interest) as shown on the i-STT Closing Balance Sheet.

(iv)    “i-STT Working Capital Objective” is set forth in Section 2B.02(h)(iv) of the i-STT Disclosure Letter.

(v)    “i-STT Working Capital Shortfall” means the positive amount, if any, by which the i-STT Working Capital Objective exceeds the i-STT Working Capital as shown in the Final i-STT Certificate.

(i)    An example of i-STT’s initial calculation of i-STT Working Capital and i-STT Total Other Liabilities based upon the i-STT Reference Balance Sheet is set forth in Section 2B.02(i) of the i-STT Disclosure Letter.

SECTION 2B.03    i-STT Stock Options.    Parent will not assume options to purchase capital stock issued by STT Communications.

ARTICLE II-C

PARENT STOCK ADJUSTMENT

SECTION 2C.01    Parent Stock Outstanding at the Closing.    At the Closing, the stockholders of Parent immediately prior to the Effective Time will retain the Parent Fully Diluted Share Amount less the sum of (a) the Aggregate Merger Consideration and (b) the Aggregate Stock Purchase Consideration (the “Parent Post-Combination Shares”). As provided in the Parent Consideration Adjustment Schedule (as defined in Section 2C.02(h)), the Parent Post-Combination Shares will be decreased by the number of Parent Shares equal to the quotient obtained by dividing (x) Parent Working Capital Shortfall (as defined in Section 2C.02(h), by (y) $1.53, and any such decrease shall be allocated in accordance with the Parent Consideration Adjustment Schedule.

SECTION	2C.02 Determination of Parent Working Capital and Parent Net Liabilities.

(a)    No later than five business days and no earlier than ten business days prior to the Closing Date, Parent shall prepare a certificate certified by Parent’s chief financial officer (the “Initial Parent Certificate”) which contains: (i) an estimated consolidated balance sheet of Parent and its subsidiaries (the “Parent Closing Balance Sheet”) as of the opening of business on the day during which the Closing Date occurs without giving effect to the transactions contemplated hereby, (ii) a calculation of the estimated Parent Working Capital (as defined in Section 2C.02(h)) and (iii) a calculation of the estimated Parent Total Other Liabilities (as defined in Section 2C.02(h)). Following receipt of the Initial Parent Certificate, i-STT and Pihana shall have the right to review the Initial Parent Certificate and consult in good faith with Parent regarding the Initial Parent Certificate. No later than one business day prior to the Closing Date, Parent shall deliver to i-STT and Pihana a final certificate certified by Parent’s chief financial officer (the “Final Parent Certificate”) identical to the Initial Parent Certificate; provided, however that the Final Parent Certificate shall include any revisions mutually agreed upon by Parent, i-STT and Pihana following such consultation period. The Parent Closing Balance Sheet and the calculation of Parent Working Capital and Parent Total Other Liabilities shall be prepared in accordance with the same accounting principles, methods of computing estimates and otherwise on a consistent basis with those used in preparing the financial statements contained in the Parent SEC Reports (as defined in Section 4.05) and shall contain the same line items as contained in such financial statements.

(b)    As soon as practicable, but in no event later than 60 days following the Closing Date, STT Communications and the Pihana Stockholders’ Representative shall prepare a calculation of Parent Working Capital (the “Final Parent Adjustment Calculation”).

(c)    STT Communications and the Pihana Stockholders’ Representative shall deliver a copy of the Final Parent Adjustment Calculation to Parent promptly after it has been prepared. After receipt of the Final Parent Adjustment Calculation, Parent shall have 30 days to review the Final Parent Adjustment Calculation. Unless Parent delivers written notice to STT Communications on or prior to the 30th day after receipt of the Final Parent Adjustment Calculation stating that Parent objects to the Final Parent Adjustment Calculation (and setting forth in reasonable detail its calculation of disputed items), Parent shall be deemed to have accepted and agreed to the Final Parent Adjustment Calculation. If Parent so notifies STT Communications of its objections to the Final Parent Adjustment Calculation, the parties shall, within 60 days (or such longer period as the parties may mutually agree) following such notice (the “Parent Adjustment Resolution Period”), attempt to reach an agreement that resolves their differences.

(d)    Any amounts remaining in dispute at the conclusion of the Parent Adjustment Resolution Period (the “Parent Unresolved Items”) shall be submitted to the Independent Auditors within ten days after the expiration of the Parent Adjustment Resolution Period. Each of Parent and STT Communications shall offer a final, good faith resolution to the Parent Unresolved Items. The Independent Auditors shall then be required to choose one of the two proposed resolutions as most representative of the correct calculation, under the terms of this Agreement, of the Parent Unresolved Items. The Independent Auditors’ resolution of the Parent Unresolved Items shall be made within 45 days of the submission of the Parent Unresolved Items thereto (if practicable), shall be set forth in a written statement delivered to Parent and STT Communications and shall be final, binding and conclusive, absent fraud or manifest error. The term “Parent Adjusted Calculation,” as used in this Agreement, shall mean the definitive Parent Working Capital agreed to (or deemed agreed to) by Parent and STT Communications under Section 2C.02(c) or, if Parent Unresolved Items are submitted to the Independent Auditors, such definitive Parent Working Capital, as adjusted to reflect the determination of the Independent Auditors under this Section 2C.02(d).

(e)    If and to the extent Parent Adjusted Calculation is less than Parent Working Capital as shown in the Final Parent Certificate (the “Parent Working Capital Deficiency”), then STT Communications and the Pihana Stockholders’ Representative shall deliver written notice to Parent specifying the amount of Parent Working Capital Deficiency, and Parent shall deliver to STT Communications, the Escrow Agent for deposit into the Escrow Account and Pihana Stockholders’ Representative, calculated and allocated in accordance with the Parent Consideration Adjustment Schedule, an aggregate number of Parent Shares equal to the quotient obtained by dividing (i) Parent Working Capital Deficiency by (ii) $1.53 within five days of such notice. In addition, if and to the extent that (i) the lesser of (a) the Parent Working Capital Objective and (b) the Parent Adjusted Calculation exceeds (ii) Parent Working Capital as shown in the Final Parent Certificate, (the “Parent Working Capital Excess”), then Parent shall deliver written notice to STT Communications, the Pihana Stockholders’ Representative and the Transfer Agent specifying the amount of Parent Working Capital Excess, and STT Communications and the Escrow Agent (on behalf of the Pihana Stockholders) shall deliver an aggregate number of shares of Parent Common Stock to Parent equal to the quotient obtained by dividing (x) Parent Working Capital Excess, by (y) $1.53, calculated (and allocated from STT Communications and the Escrow Agent) in accordance with the Parent Consideration Adjustment Schedule within five days of such notice.

(f)    During the calculation of Parent Working Capital and Parent Total Other Liabilities prior to or following the Closing and the period of any review or dispute within the contemplation of this Agreement, (i) each of Parent, STT Communications and the Pihana Stockholders’ Representative shall provide, or cause to be provided, to the other parties and their authorized representatives, all reasonably requested access to all relevant books, records, workpapers and employees of STT Communications, Pihana Stockholders’ Representative or Parent, whether then-employed by STT Communications, Pihana Stockholders’ Representative or Parent, as the case may be, to the extent such materials or persons are within their possession or control and (ii) STT Communications, Pihana Stockholders’ Representative and Parent shall cooperate in full with each other and their authorized representatives, including the provision on a timely basis of all information necessary or useful.

(g)    In acting under this Section 2C.02, the Independent Auditors shall be entitled to the privileges and immunities of arbitrators. Each party agrees to execute, if requested by the Independent Auditors, a reasonable engagement letter. All Independent Auditors’ Fees shall be borne pro rata by Parent, STT Communications and the Escrow Account in proportion to the allocation of the dollar amount of the Parent Unresolved Items, made by the Independent Auditors such that the prevailing party or parties pays a lesser proportion of the fees and expenses.

(h)    As used in this Agreement, the following terms have the following meanings:

(i)    “Parent Consideration Adjustment Schedule” determines the amount of shares to be allocated to each of STT Communications, the Escrow Account (on behalf of the Pihana Stockholders) and the Pihana Stockholders in the event of a Parent Working Capital Shortfall or a Parent Working Capital Deficiency. The Parent Consideration Adjustment Schedule is attached hereto as Schedule 2C.02(h)(i).

Any Parent Working Capital Shortfall shall be reflected in the calculation of the Aggregate Merger Consideration deliverable pursuant to Section 2A.03 and the Aggregate Stock Purchase Consideration deliverable at Closing pursuant to Section 2B.01, and any Parent Working Capital Deficiency (which shall not duplicate any adjustments already accounted for as a result of a Parent Working Capital Shortfall) shall be given effect pursuant to the deliveries set forth in Section 2C.02(e).

(ii)    “Parent Total Other Liabilities” means total consolidated (v) non-current liabilities, (w) long-term liabilities (x) current portion of long-term liabilities, (y) short-term indebtedness and (z) accrued interest (including accrued interest on the Senior Notes (as defined in Section 7.01(g)(ii)) and on the Syndicated Loan (as defined in Section 7.01(g)(iii)), but excluding the principal amount of the Senior Notes and the Syndicated Loan.

(iii)    “Parent Working Capital” means the Parent’s and Parent Subsidiaries’ consolidated current assets (including cash, cash equivalents and short-term investments; provided, however that any cash received as a result of the exercise of outstanding Parent options or warrants after the date of this Agreement shall not be included for this determination) minus their consolidated current liabilities (not including current portion of long-term liabilities, short-term indebtedness or accrued interest) as shown on the Parent Closing Balance Sheet.

(iv)    “Parent Working Capital Objective” is set forth in Section 2C.02(h)(iv) of the Parent Disclosure Letter.

(v)    “Parent Working Capital Shortfall” means the positive amount, if any, by which the Parent Working Capital Objective exceeds Parent Working Capital as shown in the Final Parent Certificate.

(i)    An example of Parent’s initial calculation of Parent Working Capital and Parent Total Other Liabilities is set forth in Section 2C.02(i) of the Parent Disclosure Letter.

ARTICLE III-A

REPRESENTATIONS AND WARRANTIES OF PIHANA

Pihana hereby represents and warrants to Parent, Merger Sub and STT Communications that the statements contained in this Article III-A are true and correct except as set forth in the disclosure letter delivered by Pihana to Parent, Merger Sub and STT Communications concurrently with the execution of this Agreement (the “Pihana Disclosure Letter”). The Pihana Disclosure Letter shall be arranged according to specific sections in this Article III-A and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 3A.01    Organization and Qualification.    Pihana is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Pihana Material Adverse Effect (as defined below). Pihana is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a Pihana Material Adverse Effect. Section 3A.01 of the Pihana Disclosure Letter sets forth each jurisdiction where Pihana is qualified or licensed as a foreign corporation and each other jurisdiction in which Pihana owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Pihana Material Adverse Effect” means any event, change, circumstance or effect that is, or would be reasonably likely to have, either individually or in the aggregate, a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of Pihana and the Pihana Subsidiaries (as defined in Section 3A.03(a)), taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which Pihana and its subsidiaries operate that do not disproportionately impact Pihana and the Pihana Subsidiaries taken as a whole, or (ii) any changes or events affecting the industry in which Pihana operates that do not disproportionately impact Pihana and the Pihana Subsidiaries, taken as a whole (it being understood that in any controversy concerning the applicability of the preceding exceptions, Pihana shall have the burden of proof with respect to the elements of such exceptions).

SECTION 3A.02    Certificate of Incorporation and Bylaws.    Pihana has heretofore made available to Parent and STT Communications a complete and correct copy of (a) the certificate of incorporation and the bylaws of Pihana including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of Pihana and Pihana’s board of directors and any committees thereof, and (c) the stock transfer books of Pihana setting forth all issuances or transfers of record of any capital stock of Pihana. Such certificate of incorporation and bylaws are in full force and effect. Pihana is not in violation of any of the provisions of its certificate of incorporation or bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of Pihana are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3A.03    Pihana Subsidiaries.

(a)    Section 3A.03(a) of the Pihana Disclosure Letter sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which Pihana has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Pihana Subsidiary” and, collectively, the “Pihana Subsidiaries”); (ii) the number and type of outstanding equity securities of each Pihana Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Pihana Subsidiary; (iv) the name of the officers and directors of each Pihana Subsidiary; and (v) the jurisdictions in which each Pihana Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b)    Each Pihana Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Pihana Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Pihana Material Adverse Effect. Each Pihana Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. Pihana has delivered to the Parent and STT Communications complete and accurate copies of the charter, bylaws or other organizational documents of each Pihana Subsidiary. No Pihana Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Pihana Subsidiary are duly authorized, validly issued, fully paid, nonassesable and free of preemptive rights. All shares of each Pihana Subsidiary are held of record or owned beneficially by either Pihana or another Pihana Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under applicable securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Pihana or any Pihana Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Pihana Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Pihana Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Pihana Subsidiary.

(c)    Pihana does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Pihana Subsidiary. There are no contractual obligations of Pihana to make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

SECTION 3A.04    Capitalization.

(a)    The authorized capital stock of Pihana consists of 183,524,985 shares of Common Stock, par value $0.001 per share, of which 50,000,000 shares are Class A Common Stock, par value $0.001 per share (the “Class A Common Stock”), and 133,524,985 shares are Class B Common Stock, par value $0.001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Pihana Common Stock”), 5,000,000 shares of Pihana Series A Preferred Stock, 105,608,889 shares of Pihana Series B-1 Preferred Stock, and 17,921,147 shares of Series B-2 Preferred Stock, par value $0.001 per share (the “Pihana Series B-2 Preferred Stock” and together with the Pihana Series A Preferred Stock, the Pihana Series B-1 Preferred Stock, the “Pihana Preferred Stock”). As of the date of this Agreement, (i) 6,854,211 shares of Class A Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable, (ii) 27,916,096 shares of Class B Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable, and (iii) no shares of Pihana Common Stock are held in the treasury of Pihana and (iv) 10,196,400 shares of Pihana Common Stock are reserved for future issuance pursuant to outstanding options to purchase Pihana Common Stock issued by Pihana pursuant to the Pihana Stock Plan (as defined in Section 3A.04(b)) (“Pihana Options”). As of the date of this Agreement, (A) 5,000,000 shares of Pihana Series A Preferred Stock are issued and outstanding, (B) 80,189,964 shares of Pihana Series B-1 Preferred Stock are issued and outstanding, and (C) no shares of Pihana Series B-2 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable. Each share of Pihana Preferred Stock is convertible into one share of Pihana Common Stock. There are no other shares of Pihana Preferred Stock outstanding. As of the date of this Agreement, the outstanding shares of Pihana Common Stock and Pihana Preferred Stock are owned of record as set forth in Section 3A.04(a) of the Pihana Disclosure Letter. Section 3A.04(a) of the Pihana Disclosure Letter also provides an accurate and complete description of the terms of each repurchase option or right of first refusal which is held by Pihana as of the date of this Agreement and to which any of such shares is subject.

(b)    Pihana has reserved 13,229,693 shares of Pihana Common Stock for issuance under Pihana’s 1999 Stock Option Plan (the “Pihana Stock Plan”) of which options to purchase 10,375,350 shares of Pihana Common Stock are outstanding as of the date of this Agreement. Section 3A.04(b) of the Pihana Disclosure Letter accurately sets forth with respect to each Pihana Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Pihana Option; (ii) the total number of shares of Pihana Common Stock that was originally subject to such Pihana Option; (iii) the number of shares of Pihana Common Stock that remain subject to such Pihana Option; (iv) the date on which such Pihana Option was granted and the term of such Pihana Option; (v) the vesting schedule and vesting commencement date for such Pihana Option; (vi) the exercise price per share of Pihana Common Stock purchasable under such Pihana Option; (vii) whether such Pihana Option has been designated an “incentive stock option” as defined in Section 422 of the Code; and (viii) the current employee or independent contractor status of the holder of such Pihana Option. No Pihana Option will by its terms require an adjustment in connection with the Combination, except as contemplated by this Agreement. Except as provided in Section 3A.04(b) of the Pihana Disclosure Letter, neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Pihana in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Combination, in favor of any optionee under any Pihana Option; (ii) any additional benefits for any optionee under any Pihana Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Pihana prior to the Effective Time with respect to any shares of Pihana Common Stock previously issued upon exercise of a Pihana Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment.

(c)    Pihana has reserved 4,587,384 shares of Pihana Common Stock for future issuance pursuant to the exercise of Pihana Warrants. Section 3A.04(c) of the Pihana Disclosure Letter sets forth, with respect to each Pihana Warrant issued to any person: (i) the name of the holder of such Pihana Warrant; (ii) the total number and type of shares of Pihana Stock that are subject to such Pihana Warrant; (iii) the exercise price per share of Pihana Stock purchasable under such Pihana Warrant; (iv) the total number of shares of Pihana Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Pihana Warrant; and (vi) the term of such Pihana Warrant.

(d)    Except as described in Section 3A.04(b) above or as set forth in Sections 3A.04(b) and 3A.04(c) of the Pihana Disclosure Letter, there are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of Pihana or obligating Pihana to issue or sell any share of capital stock of, or other equity interest in, Pihana. All shares of Pihana Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassesable. The holders of Pihana Options and Pihana Warrants have been or will be given, or shall have properly waived, any required notice of the Combination prior to the Effective Time, and all such rights, if any with respect to the Merger, will terminate at or prior to the Effective Time.

(e)    Pihana does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Pihana on any matter.

(f)    Except as set forth in Section 3A.04(f) of the Pihana Disclosure Letter, all of the securities offered, sold or issued by Pihana (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(g)    Except as set forth in Section 3A.04(g) of the Pihana Disclosure Letter, Pihana has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of Pihana or any Pihana Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of Pihana to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, Pihana. Except as set forth in Section 3A.04(g) of the Pihana Disclosure Letter, there are no stockholder agreements, voting trusts or other agreements or understandings to which Pihana is a party, or of which Pihana is aware, that (i) relate to the voting, registration or disposition of any securities of Pihana, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the board of directors of Pihana, or (iii) grant to any person or group of persons information rights.

(h)    Pihana has received (i) all necessary waivers and consents from the holders of Pihana Preferred Stock to distribute the Aggregate Merger Consideration in accordance with Article II-A of this Agreement, and (ii) all necessary approvals from the holders of Pihana Preferred Stock for the Pihana Pacific Incentive Compensation Plan. Pihana will not suffer any adverse tax consequence as a result of obtaining the waiver referred to in clause (i).

(i)    An updated Section 3A.04 of the Pihana Disclosure Letter reflecting changes permitted by this Agreement in the capitalization of Pihana between the date hereof and the Effective Time shall be delivered by Pihana to Parent on the fifth business day preceding the date of the Parent Stockholders’ Meeting (as defined in Section 6.01(a)).

(j)    Pihana Stockholders receiving Parent Merger Shares each have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to Parent so that they are each capable of evaluating the merits and risks of their respective investments in Parent and each has the capacity to protect their own interests. Each such Pihana Stockholder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

SECTION 3A.05    Authority Relative to This Agreement.

(a)    Pihana has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Merger, the Combination and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Pihana and the consummation by Pihana of the Merger, the Combination and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Pihana are necessary to authorize this Agreement or to consummate the Merger, the Combination and the other transactions contemplated by this Agreement (other than the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Pihana and, assuming the due authorization, execution and delivery by Parent, Merger Sub, i-STT and STT Communications, constitutes a legal, valid and binding obligation of Pihana, enforceable against Pihana in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b)    Without limiting the generality of the foregoing, the board of directors of Pihana, at a meeting duly called and held, has unanimously (i) determined that the Merger, the Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Pihana and its stockholders, (ii) approved the Merger and the Combination, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and Pihana’s charter documents, (iii) directed that this Agreement be submitted to Pihana Stockholders for their adoption and (iv) resolved to recommend that Pihana Stockholders vote in favor of the adoption of this Agreement. The requisite vote of the Pihana Stockholders to adopt this Agreement has been received and is in full force and effect.

SECTION 3A.06    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Pihana do not, and the performance of its obligations under this Agreement by Pihana will not, (i) conflict with or violate the certificate of incorporation or bylaws of Pihana or any Pihana Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3A.06(b) have been obtained and all filings and obligations described in Section 3A.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state or local) law, statute, ordinance, franchise, permit, concession, license, writ, rule, regulation, order, injunction, judgment or decree (“Law”) applicable to Pihana or any of the Pihana Subsidiaries or by which any property or asset of Pihana or any of the Pihana Subsidiaries is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of Pihana or any Pihana Subsidiary pursuant to, any material permit, franchise or other instrument to which Pihana or any Pihana Subsidiary is a party or by which any property or asset of Pihana or any Pihana Subsidiary is bound or affected.

(b)    The execution and delivery of this Agreement by Pihana do not, and the performance of its obligations under this Agreement by Pihana will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) for the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3A.07    Permits; Compliance.

(a)    Pihana and each Pihana Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for Pihana and each Pihana Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted (the “Pihana Permits”). All Pihana Permits are in full force and effect and will not be affected by the Closing and no suspension or cancellation of any Pihana Permit is pending or, to the knowledge of Pihana, threatened. Neither Pihana nor any Pihana Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any Pihana Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Pihana Permit.

(b)    Neither Pihana nor any Pihana Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to Pihana or any Pihana Subsidiary or by which any material property or asset of Pihana or any Pihana Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Pihana or any Pihana Subsidiary is a party or by which Pihana or any Pihana Subsidiary or any material property or asset of Pihana or any Pihana Subsidiary is bound or affected, or (iii) any Pihana Permit.

SECTION 3A.08    Financial Statements.

(a)    True and complete copies of (i) the audited consolidated balance sheets of Pihana and the Pihana Subsidiaries as of December 31, 2000 and 2001, and the related audited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the years then ended, together with the related notes thereto (collectively referred to herein as the “Pihana Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of Pihana and the Pihana Subsidiaries as of June 30, 2002 (the “Pihana Reference Balance Sheet”), and the related unaudited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the six months ended June 30, 2002 (collectively referred to herein as the “Pihana Interim Financial Statements”), are attached as Section 3A.08(a) of the Pihana Disclosure Letter. The Pihana Audited Financial Statements and the Pihana Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by GAAP) and each present fairly, in all material respects, the consolidated financial position of Pihana and the Pihana Subsidiaries as at the respective dates thereof and the consolidated results of operations for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b)    Except as set forth in Section 3A.08(b) of the Pihana Disclosure Letter or as contemplated by this Agreement, Pihana and the Pihana Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Pihana Liabilities”), other than (i) Pihana Liabilities recorded or reserved against in the Pihana Reference Balance Sheet, or Pihana Liabilities in existence as of June 30, 2002 and not required by GAAP to be recorded therein, (ii) current liabilities reflected in the Pihana Working Capital as shown on the Pihana Adjusted Calculation and incurred since June 30, 2002 in the ordinary course of business, or (iii) any other liabilities in an amount less than $100,000 individually or $500,000 in the aggregate which have been or are incurred in the ordinary course of business. Except as set forth in Section 3A.08(b) of the Pihana Disclosure Letter, as of the date of this Agreement, there are no outstanding warranty claims against Pihana.

SECTION 3A.09    Absence of Certain Changes or Events.    Since June 30, 2002, except as contemplated by or as disclosed in this Agreement, Pihana and the Pihana Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Pihana Material Adverse Effect.

SECTION 3A.10    Absence of Litigation.    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Pihana, threatened against Pihana or any Pihana Subsidiary, or any property or asset owned or used by Pihana or any Pihana Subsidiary or any person whose liability Pihana or any Pihana Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Pihana Legal Proceeding”) that could reasonably be expected, to (i) impair the operations of Pihana or any Pihana Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) impair the ability of Pihana or any Pihana Subsidiary to perform its obligations under this Agreement or (iii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. Pihana is not a party to and has not received any written notice or threat (written or otherwise) of a claim or dispute that could reasonably be expected to result in a material Pihana Legal Proceeding. Neither Pihana nor any Pihana Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of Pihana or any Pihana Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Pihana, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. As of the date of this Agreement, neither Pihana nor any Pihana Subsidiary has any plans to initiate any Pihana Legal Proceeding against any third party.

SECTION 3A.11    Employee Benefit Plans; Labor Matters.

(a)    Section 3A.11(a) of the Pihana Disclosure Letter lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether formal or informal and whether in writing or not) to which Pihana or any Pihana Subsidiary is a party, with respect to which Pihana or any Pihana Subsidiary has any obligation or which are maintained, contributed to or sponsored by Pihana or any Pihana Subsidiary for the benefit of any current or former employee, officer or director of Pihana or any Pihana Subsidiary, (ii) each employee benefit plan for which Pihana or any Pihana Subsidiary could incur a material liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which Pihana or any Pihana Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any employment agreements, offer letters or other contracts, arrangements or understandings between Pihana or any Pihana Subsidiary and any employee of Pihana or any Pihana Subsidiary (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of Pihana (each, a “Pihana Plan,” and collectively, the “Pihana Plans”).

(b)    Pihana has made available to Parent with a true and complete copy of each Pihana Plan (or a written summary where the Pihana Plan is not in writing), and (i) a copy of each trust or other funding arrangement, (ii) the current summary plan description and all subsequent summaries of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Pihana Plan, (iv) the most recently received Internal Revenue Service determination letter for each Pihana Plan intended to qualify under Section 401(a) (if applicable), (v) the most recently prepared actuarial report and financial statement in connection with each such Pihana Plan (if applicable), (vi) any correspondence with the Internal Revenue Service (other than relating to an application for a determination letter or other advance ruling regarding qualification under Section 401(a) of the Code or the Department of Labor with respect to each such Pihana Plan and (vii) each form of notice of grant and stock option agreement used to document Pihana Options. Except as disclosed on Section 3A.11(a) of the Pihana Disclosure Letter, there are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which Pihana or any Pihana Subsidiary is a party, with respect to which Pihana or any Pihana Subsidiary has any obligation or which are maintained, contributed to or sponsored by Pihana or any Pihana Subsidiary for the benefit of any current or former employee, officer or director of Pihana or any Pihana Subsidiary that provide a material level of benefits. Neither Pihana nor any Pihana Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur liability with respect to, or cause to exist, any other employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual, or (z) to modify, change or terminate any Pihana Plan in a way that would materially increase the cost of providing benefits under the Pihana Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(c)    None of the Pihana Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (“Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Pihana or any Pihana Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Single Employer Plan”). Except as provided in Section 3A.11(c) of the Pihana Disclosure Letter, each Pihana Plan is subject only to the Laws of the United States or a political subdivision thereof.

(d)    Except as set forth in Section 3A.11(d) of the Pihana Disclosure Letter, none of the Pihana Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates Pihana or any Pihana Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Pihana Plan, (ii) materially increase any benefits otherwise payable under any Pihana Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Pihana Option, or (iv) affect in any material adverse respects any Pihana Plan’s current treatment under any Laws including any Tax or social contribution Law. No Pihana Plan provides, or reflects or represents any material liability to provide health, disability, or life insurance benefits to any person following termination of employment for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), other applicable statute, and Pihana is not obligated to provide to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with health, disability, or life insurance benefits following termination of employment, except to the extent required by statute.

(e)    Each Pihana Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, without limitation, ERISA and the Code. Each of Pihana and each Pihana Subsidiary has performed all obligations in all material respects required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any material default or material violation by any party to, any Pihana Plan. No action, claim or proceeding is pending or, to the knowledge of Pihana, threatened with respect to any Pihana Plan (other than claims for benefits in the ordinary course or relating to qualified domestic relations orders described in Section 414(p) of the Code) and Pihana is not aware of any fact or event that exists that could be reasonably expected to give rise to any such action, claim or proceeding. Neither Pihana nor any person that is a member of the same controlled group as Pihana or under common control with Pihana within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any material penalty or Tax with respect to any Pihana Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Pihana Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, Pihana or any of their ERISA Affiliates (other than benefits already accrued, ordinary administration expenses, and the expenses associated with terminating the plan), other than contractual rights held by employees pursuant to employment agreements and option agreements each of which affirms an at will employment relationship. Neither Pihana nor any affiliate has, prior to the Effective Time and in any material respect, violated in any material respect any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.

(f)    Each Pihana Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Pihana Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or other letter from the Internal Revenue Service to adversely affect the qualified status of any such Pihana Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Pihana Plan or take other actions needed to insure the tax-qualified status of that Pihana Plan.

(g)    Neither Pihana nor any Pihana Subsidiary nor any ERISA Affiliate has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (ii) the withdrawal from any Multiemployer Plan or Single Employer Plan, and Pihana is unaware of any fact or event that exists that could be reasonably expected to give rise to any such material liability.

(h)    Neither Pihana nor any Pihana Subsidiary has, since January 1, 1996, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan subject to Title IV of ERISA, including, without limitation, any Multiemployer Plan. All material amounts of contributions, premiums or payments required to be paid to any Pihana Plan have been paid on or before their due dates. Except as would not reasonably be expected to individually or in the aggregate, have a Pihana Material Adverse Effect, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and Pihana is unaware of any fact or event that exists that could give rise to any such challenge or disallowance.

(i)    Except as set forth in Section 3A.11(i) of the Pihana Disclosure Letter, (i) neither Pihana nor any Pihana Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Pihana or any Pihana Subsidiary or in Pihana’s or any Pihana Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would reasonably affect Pihana or any Pihana Subsidiary; (ii) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of Pihana, threatened between Pihana or any Pihana Subsidiary and any of its employees, and neither Pihana nor any Pihana Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years; (iii) neither Pihana nor any Pihana Subsidiary has breached or otherwise failed to comply in any material respect with the provisions of any collective bargaining or union contract and there are no grievances outstanding against Pihana or any Pihana Subsidiary under any such agreement or contract; (iv) Pihana and each Pihana Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against Pihana or any Pihana Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of Pihana or any Pihana Subsidiary; (v) Pihana and each Pihana Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of Pihana or any Pihana Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) Pihana and each Pihana Subsidiary has paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened against Pihana or any Pihana Subsidiary or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by Pihana or any Pihana Subsidiary; (viii) neither Pihana nor any Pihana Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) Pihana and each Pihana Subsidiary are in compliance in all material respects with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to Pihana or any Pihana Subsidiary; (x) Pihana and each Pihana Subsidiary are in compliance in all material respects with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of Pihana, threatened against Pihana or any Pihana Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; and (xi) each employee of Pihana and each Pihana Subsidiary who is not a citizen of the country in which he or she is located has all approvals, authorizations and papers necessary to work in the country in accordance with applicable Law.

(j)    Section 3A.11(j) of the Pihana Disclosure Letter contains a true and complete list of (i) all individuals who serve as employees of or consultants to Pihana and each Pihana Subsidiary as of the date hereof, (ii) in the case of such employees, the position and base compensation to each payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

(k)    To Pihana’s knowledge, no employee of or consultant to Pihana or any Pihana Subsidiary has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.

(l)    No employee or former employee of Pihana or any Pihana Subsidiary is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business during the current pay period and accrued vacation).

SECTION 3A.12    Contracts.

(a)    Section 3A.12(a) of the Pihana Disclosure Letter lists (under the appropriate subsection) each of the following written or oral contracts and agreements of Pihana or any Pihana Subsidiary as of the date of this Agreement (such contracts and agreements being the “Pihana Material Contracts”):

(i)    each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to Pihana or any Pihana Subsidiary with payments greater than $50,000 per year;

(ii)    all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which Pihana or any Pihana Subsidiary is a party or any other contract that compensates any person based on any sales by Pihana or any Pihana Subsidiary that is not cancelable (without penalty) upon 30 days notice;

(iii)    all leases and subleases of real property;

(iv)    all contracts and agreements relating to indebtedness for borrowed money of Pihana or any Pihana Subsidiary, including any contracts and agreements in which Pihana or any Pihana Subsidiary is a guarantor of indebtedness;

(v)    all contracts and agreements with any Governmental Entity to which Pihana or any Pihana Subsidiary is a party;

(vi)    all contracts containing confidentiality requirements (including all nondisclosure agreements);

(vii)    all contracts and agreements between or among Pihana or any Pihana Subsidiary and any stockholder of Pihana or any Pihana Subsidiary or any affiliate of such person;

(viii)    all contracts and agreements relating to the voting and any rights or obligations of a stockholder of Pihana or any Pihana Subsidiary;

(ix)    all contracts to manufacture for, supply to or distribute to any third party any products or components;

(x)    all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of Pihana or any Pihana Subsidiary, including, without limitation, any restricted stock agreements or escrow agreements;

(xi)    all contracts providing for indemnification of any officer, director, employee or agent of Pihana or any Pihana Subsidiary;

(xii)    all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party (other than employees);

(xiii)    all other contracts that have a term of more than 60 days and that may not be terminated by Pihana or any Pihana Subsidiary, without penalty, within 30 days after the delivery of a termination notice by Pihana or any Pihana Subsidiary;

(xiv)    any agreement of Pihana or any Pihana Subsidiary that is terminable upon or prohibits assignment or a change of ownership or control of Pihana;

(xv)    all other contracts and agreements, whether or not made in the ordinary course of business, that are reasonably expected to result in an exchange of consideration with an aggregate value greater than $50,000, either during the year ending December 31, 2002 or 2003; and

(xvi)    any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person.

(b)    Each Pihana Material Contract (i) is valid and binding on Pihana or a Pihana Subsidiary, as the case may be, and, on the other parties thereto, and is in full force and effect, and (ii) except as set forth on Section 3A.06 of the Pihana Disclosure Letter, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty, right of termination that would not have otherwise existed but for the transactions contemplated by this Agreement, change to mutual terms or other adverse consequence. Neither Pihana nor any Pihana Subsidiary is in material breach or material violation of, or material default under, any Pihana Material Contract and, to the knowledge of Pihana, no other party to any Pihana Material Contract is in material breach or material violation thereof or default thereunder.

(c)    Pihana has delivered to Parent and STT Communications accurate and complete copies of all Pihana Material Contracts identified in Section 3A.12(a) of the Pihana Disclosure Letter, including all amendments thereto. Section 3A.12(a) of the Pihana Disclosure Letter provides an accurate description of the terms of each Pihana Material Contract that is not in written form.

(d)    Except as set forth in Section 3A.12(d) of the Pihana Disclosure Letter, to Pihana’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time)

will, or would be reasonably be expected to, (i) result in a material breach or material violation of, or material default under, any Pihana Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any Pihana Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any Pihana Material Contract or (iv) give any entity the right to cancel, terminate or modify any Pihana Material Contract.

SECTION 3A.13    Environmental Matters.

(a)    To the best of Pihana’s knowledge, Pihana and each Pihana Subsidiary (i) is in compliance with all applicable Environmental Laws (as defined below), (ii) holds all Environmental Permits (as defined below) necessary to conduct Pihana’s or each Pihana Subsidiary’s business and (iii) is in compliance with their respective Environmental Permits.

(b)    To the best of Pihana’s knowledge, neither Pihana nor any Pihana Subsidiary has released and, to the knowledge of Pihana, no other person has released Hazardous Materials (as defined below) on any real property owned or leased by Pihana or any Pihana Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by Pihana or any Pihana Subsidiary.

(c)    Neither Pihana nor any Pihana Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. Neither Pihana nor any Pihana Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Pihana, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)    None of the real property currently or formerly owned or leased by Pihana or any Pihana Subsidiary is listed or, to the knowledge of Pihana, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:

“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

SECTION 3A.14    Intellectual Property.    To the best of their knowledge after reasonable inquiry, Pihana and the Pihana Subsidiaries have sufficient title and ownership of or license to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their businesses as now conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. Section 3A.14 of the Pihana Disclosure Letter contains a complete list of licenses, registered copyrights and trademarks, patents, trademark and patent registrations or applications, as the case may be, of Pihana and the Pihana Subsidiaries. There are no outstanding options, licenses, or agreements of Pihana or any Pihana Subsidiary of any kind relating to the foregoing, nor are Pihana or the Pihana Subsidiaries bound by or party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. Pihana and the Pihana Subsidiaries have not received any communications alleging that they have violated or, by conducting their businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Pihana and the Pihana Subsidiaries are not aware that any of their employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Pihana’s and the Pihana Subsidiaries’ businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of Pihana’s and the Pihana Subsidiaries’ businesses by the employees, will, to the best of Pihana’s and the Pihana Subsidiaries’ knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

SECTION 3A.15    Taxes.

(a)    All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) on or before the Closing with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of Pihana or any Pihana Subsidiary (collectively, “Pihana Tax Returns” and individually, a “Pihana Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Pihana Tax Returns on or before the Effective Time have been or will be paid on or before such date (except to the extent that a reserve for Taxes has been reflected on the Pihana Interim Financial Statements in accordance with GAAP). The Pihana Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through June 30, 2002 and Pihana has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Pihana Reference Balance Sheet included in the Pihana Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after June 30, 2002, with respect to all transactions and events occurring on or prior to June 30, 2002. All information set forth in the notes to the Pihana Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. Pihana has not incurred any material Tax liability since June 30, 2002 other than in the ordinary course of business and Pihana has made adequate provisions for all Taxes since that date in accordance with GAAP on at least a quarterly basis. The adjusted basis of Pihana’s assets exceed the sum of its liabilities. None of the Pihana Subsidiaries (other than any of such entities that are organized under the laws of a State of the United States) has either current or accumulated earnings and profits within the meaning of Section 312 of the Code.

(b)    Pihana has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the knowledge of Pihana, no Pihana Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 in the case of the United States, have been examined and closed. Pihana (or any member of any affiliated or combined group of which Pihana has been a member) has not granted any extension or waiver of the limitation period applicable to any Pihana Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of Pihana) investigation now pending or threatened against or with respect to Pihana in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by Pihana, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to Pihana, materially and adversely affect the liability of Pihana for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Pihana. Pihana has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code other than a group of which Pihana is the common parent. Pihana is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sparing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. Neither Pihana nor any person on behalf of Pihana has entered into or will enter into any agreement or consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income tax Law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income tax Law) apply to any disposition of any asset owned by Pihana. None of the assets of Pihana is property that Pihana is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code. None of the assets of Pihana directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. None of the assets of Pihana is “tax-exempt use property” within the meaning of Section 168(h) of the Code. Pihana has not made and will not make a deemed dividend election under Treas. Reg. §1.1502-32(f)(2) or a consent dividend election under Section 565 of the Code. Pihana has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. Pihana has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Except as set forth in Section 3A.15(b) of the Pihana Disclosure Letter, Pihana (other than any non-United States Subsidiaries of Pihana) does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and Pihana has not engaged in a trade or business within any foreign country. Pihana has never elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law. All material elections with respect to Pihana’s Taxes made during the fiscal years ending December 31, 1999, 2000 and 2001 are reflected on Pihana’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. Pihana is not party to any joint venture, partnership, or other arrangement or contract which could be treated as a partnership for Federal income tax purposes. Pihana is not currently and never has been subject to the reporting requirements of Section 6038A of the Code. Except as provided in Section 3A.15(b) of the Pihana Disclosure Letter, there is no agreement, contract or arrangement to which Pihana is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G (as determined without regard to Section 280G(b)(4)), 162 (other than 162(a)) or 404 of the Code. Pihana is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (whether written or unwritten or arising under operation of Federal Law as a result of being a member of a group filing consolidated Pihana Tax Returns, under operation of certain state Laws as a result of being a member of a unitary group, or under comparable Laws of other states or foreign jurisdictions) that includes a party other than Pihana nor does Pihana owe any amount under any such agreement. Pihana has previously made available to Parent and i-STT true and correct copies of all income, franchise, and sales Pihana Tax Returns, and, as reasonably requested by Parent, prior to the date hereof, presently existing information statements and reports. Pihana is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and will not be a United States real property holding corporation as of the Closing Date. Except as provided in Section 3A.15(b) of the Pihana Disclosure Letter, Pihana has not been and will not be required to include any material adjustment in Taxable income for any Tax period (or portion thereof)

pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events or accounting methods employed prior to the Merger.

(c)    For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 3A.15, the term “Pihana” means Pihana, any Pihana Subsidiaries and any entity included in, or required under GAAP to be included in, any of the Pihana Audited Financial Statements or the Pihana Interim Financial Statements.

(d)    In relation to goods and services tax and/or value-added or other similar tax, Pihana (i) has been duly registered and is a taxable person; (ii) has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions; (iii) maintains complete, correct and up to date records as is required by the applicable legislation; and (iv) has not been required by the relevant authorities of customs and excise to give security.

SECTION 3A.16    Assets; Absence of Liens and Encumbrances.    Pihana and each Pihana Subsidiary own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than intellectual property, which is covered by Section 3A.14), used in the conduct of the business of Pihana or such Pihana Subsidiary or otherwise owned or leased by Pihana or such Pihana Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by Pihana or such Pihana Subsidiary in or relating to the conduct of the business of Pihana and each Pihana Subsidiary (all such properties, assets and contract rights being the “Pihana Assets”). Pihana and each Pihana Subsidiary have good and marketable title to, in the case of real property Pihana Assets, or, in the case of leased or subleased Pihana Assets, valid and subsisting leasehold interests in, all the Pihana Assets, or, in the case of personal property, title to, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, security interests or encumbrances of any kind or character (“Liens”) except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the Pihana Assets subject thereto or affected thereby. The equipment of Pihana and the Pihana Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

SECTION 3A.17    Owned Real Property.    Pihana and the Pihana Subsidiaries do not own any real property.

SECTION 3A.18    Certain Interests.

(a)    No holder of greater than 1% of the voting power of Pihana or its affiliates or any officer or director of Pihana or any Pihana Subsidiary and, to the knowledge of Pihana, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i)    has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of Pihana or any Pihana Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer;

(ii)    owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that Pihana or any Pihana Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii)    has any claim or cause of action against Pihana or any Pihana Subsidiary other than claims arising out of employment agreements disclosed in the Pihana Disclosure Letter; or

(iv)    has outstanding any indebtedness to Pihana or any Pihana Subsidiary.

(b)    Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither Pihana nor any Pihana Subsidiary has any liability or any other obligation of any nature whatsoever to any Pihana Stockholder or any affiliate thereof or to any officer or director of Pihana or any Pihana Subsidiary or, to the knowledge of Pihana, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

SECTION 3A.19    Insurance Policies.    Section 3A.19 of the Pihana Disclosure Letter sets forth (i) a true and complete list of all insurance policies to which Pihana or any Pihana Subsidiary is a party or is a beneficiary or named insured as of the date of this Agreement and (ii) any material claims made thereunder or made under any other insurance policy within the three years ended on the date of this Agreement. True and complete copies of all such policies have been made available to Parent and STT Communications. All premiums due on such policies as of the date of this Agreement have been paid, and Pihana and each Pihana Subsidiary is otherwise in compliance with the terms of such policies. Neither Pihana nor any Pihana Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice Pihana’s or any Pihana Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither Pihana nor any Pihana Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 3A.20    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon Pihana or any Pihana Subsidiary or to which Pihana or any Pihana Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Pihana or any Pihana Subsidiary, any acquisition of property by Pihana or any Pihana Subsidiary or the conduct of business by Pihana or any Pihana Subsidiary as currently conducted or as proposed to be conducted.

SECTION 3A.21    Brokers.    Except for IRG Limited, acting through its relevant subsidiaries (“IRG”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pihana or any Pihana Subsidiary. Pihana has heretofore furnished to Parent and STT Communications a complete and correct copy of all agreements between Pihana and IRG pursuant to which such advisor would be entitled to any payment in relation to the transactions contemplated by this Agreement. Further, any post-Closing obligation to IRG not included in the calculation of the Pihana Cash Balance or the Pihana Working Capital shall not exceed $500,000.

SECTION 3A.22    State Takeover Statutes.    The board of directors of Pihana has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Merger, the Combination and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Pihana’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to Pihana, the shares of Pihana Stock, the Merger, the Combination or the other transactions contemplated by this Agreement.

SECTION 3A.23    Customers and Suppliers.    Section 3A.23 of the Pihana Disclosure Letter contains (i) a list of the twenty largest customers of Pihana and the Pihana Subsidiaries, taken as a whole (the “Pihana Top 20 Customers”), based on monthly recurring revenue for the six month period ended August 30, 2002 and (ii) a list of customers that are expected, as of the date of this Agreement, to represent the Pihana Top 20 Customers based on monthly recurring revenue for the six months ending February 28, 2003. No customer listed on Section 3A.23 of the Pihana Disclosure Letter has, within the twelve months prior to the date hereof, cancelled or otherwise terminated, or made any unresolved threat to cancel or terminate, its relationship with Pihana or any Pihana Subsidiary, or decreased materially its usage of Pihana’s or any Pihana Subsidiary’s services or products. No material supplier of Pihana or any Pihana Subsidiary has cancelled or otherwise terminated any contract with Pihana prior to the expiration of the contract term, or made any threat to Pihana or any Pihana Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Pihana or any Pihana Subsidiary. Neither Pihana nor any Pihana Subsidiary has (i) materially breached (so as to provide a benefit to Pihana that was not intended by the parties) any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of Pihana or any Pihana Subsidiary.

SECTION 3A.24    Accounts Receivable; Bank Accounts.    All accounts receivable reflected in the financial or accounting records of Pihana and the Pihana Subsidiaries that have arisen since the date of Pihana Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Pihana, current and collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the Pihana Reference Balance Sheet. Section 3A.24 of the Pihana Disclosure Letter describes each account maintained by or for the benefit of Pihana or any Pihana Subsidiary at any bank or other financial institution.

SECTION 3A.25    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of Pihana or any Pihana Subsidiary.

SECTION 3A.26    Offers.    Pihana has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Pihana and the Pihana Subsidiaries, taken as a whole, with parties other than Parent or STT Communications.

SECTION 3A.27    Warranties.    No product or service manufactured, sold, leased, licensed or delivered by Pihana or any Pihana Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of Pihana or the appropriate Pihana Subsidiary, which are set forth in Section 3A.27 of the Pihana Disclosure Letter and (ii) manufacturers’ warranties for which neither Pihana nor any Pihana Subsidiary has any liability. Section 3A.27 of the Pihana Disclosure Letter sets forth the aggregate expenses incurred by Pihana and the Pihana Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Pihana Audited Financial Statements and the Pihana Interim Financial Statements and neither Pihana nor any Pihana Subsidiary knows of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 3A.28    No Misstatements.    No representation or warranty made by Pihana in this Agreement, the Pihana Disclosure Letter or any certificate deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE III-B

REPRESENTATIONS AND WARRANTIES OF STT COMMUNICATIONS AND i-STT

STT Communications and i-STT hereby jointly represent and warrant to Parent, Merger Sub and Pihana that the statements contained in this Article III-B are true and correct except as set forth in the disclosure letter delivered by STT Communications to Parent, SP Sub and Pihana concurrently with the execution of this Agreement (the “i-STT Disclosure Letter”). The i-STT Disclosure Letter shall be arranged according to specific sections in this Article III-B and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 3B.01    Organization and Qualification.    STT Communications is a corporation duly organized, validly existing and in good standing under the laws of the Republic of Singapore (“Singapore Law”). i-STT is a corporation duly organized, validly existing and in good standing under Singapore Law and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted and as currently proposed to be conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect. i-STT is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate; a i-STT Material Adverse Effect. Section 3B.01 of the i-STT Disclosure Letter sets forth each jurisdiction where i-STT is qualified or licensed as a foreign corporation and each other jurisdiction in which i-STT owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “i-STT Material Adverse Effect” means any event, change, circumstance or effect that is, or would be reasonably likely to, have either individually or in the aggregate, a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of i-STT and the i-STT Subsidiaries (as defined in Section 3B.03(a)), taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which i-STT and the i-STT Subsidiaries operate that do not disproportionately impact i-STT and the i-STT Subsidiaries taken as a whole, or (ii) any changes or events affecting the industry in which i-STT operates that do not disproportionately impact i-STT and the i-STT Subsidiaries, taken as a whole (it being understood that in any controversy concerning the applicability of the preceding exceptions, STT Communications shall have the burden of proof with respect to the elements of such exceptions).

SECTION 3B.02    Certificate of Incorporation and Bylaws.    i-STT has heretofore made available to Parent and Pihana a complete and correct copy of (a) the memorandum of association and articles of association of i-STT including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of i-STT and i-STT’s board of directors and any committees thereof, and (c) the stock transfer books of i-STT setting forth all issuances or transfers of record of any capital stock of i-STT. Such memorandum of association and articles of association are in full force and effect. Neither STT Communications nor i-STT is in violation of any of the provisions of their respective memorandum of association and articles of association. The corporate minute books, stock certificate books, stock registers and other corporate records of i-STT are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 3B.03    i-STT Subsidiaries.

(a)    Section 3B.03(a) of the i-STT Disclosure Letter sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which i-STT has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “i-STT Subsidiary” and, collectively, the “i-STT Subsidiaries”); (ii) the number and type of outstanding equity securities of each i-STT Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each i-STT Subsidiary; (iv) the name of the officers and directors of each i-STT Subsidiary; and (v) the jurisdictions in which each i-STT Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b)    Each i-STT Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each i-STT Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect. Each i-STT Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. i-STT has delivered to the Parent and Pihana complete and accurate copies of the charter, bylaws or other organizational documents of each i-STT Subsidiary. No i-STT Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each i-STT Subsidiary are duly authorized, validly issued, fully paid, nonassesable and free of preemptive rights. All shares of each i-STT Subsidiary are held of record or owned beneficially by either i-STT or another i-STT Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under applicable securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which i-STT or any i-STT Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any i-STT Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any i-STT Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any i-STT Subsidiary.

(c)    i-STT does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a i-STT Subsidiary. There are no contractual obligations of i-STT to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person, other than as contemplated by this Agreement and the Securities Purchase Agreement (as defined in Section 7.01(g)(iv)).

SECTION 3B.04    Capitalization.

(a)    The authorized capital stock of i-STT consists of 200,000,000 ordinary shares, par value One Singapore Dollar (S$1.00) per share (the “i-STT Stock”). As of the date hereof, 54,000,000 ordinary shares of i-STT Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassesable. As of the date hereof, the outstanding shares of i-STT Stock are owned beneficially and of record by STT Communications.

(b)    There are no options, warrants or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of i-STT or obligating i-STT to issue or sell any share of capital stock of, or other equity interest in, i-STT.

(c)    i-STT does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of i-STT on any matter.

(d)    All of the securities offered, sold or issued by i-STT (i) have been offered, sold or issued in compliance with the requirements of all applicable securities laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.

(e)    i-STT has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of i-STT or any i-STT Subsidiary.

SECTION 3B.05    Authority Relative to This Agreement.

(a)    STT Communications and i-STT have all necessary corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the Stock Purchase, the Combination and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by STT Communications and i-STT and the consummation by STT Communications and i-STT of the Stock Purchase, the Combination and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of STT Communications and i-STT are necessary to authorize this Agreement or to consummate the Stock Purchase, the Combination and the other transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by STT Communications and i-STT and, assuming the due authorization, execution and delivery by Parent, SP Sub and Pihana, constitutes a legal, valid and binding obligation of STT Communications and i-STT, enforceable against STT Communications and i-STT in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.

(b)    Without limiting the generality of the foregoing, the respective boards of directors of STT Communications and i-STT, at meetings duly called and held, or by written consents in lieu of meetings, have unanimously (i) determined that the Stock Purchase, the Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, STT Communications, i-STT and their respective stockholders, and (ii) approved and adopted the Stock Purchase, the Combination, this Agreement and the other transactions contemplated hereby in accordance with the provisions of Singapore Law and STT Communications’ and i-STT’s charter documents.

SECTION 3B.06    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by STT Communications and i-STT do not, and the performance of the respective obligations under this Agreement by STT Communications and i-STT will not, (i) conflict with or violate the respective memorandum of association and articles of association of STT Communications and i-STT, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3B.06(b) have been obtained and all filings and obligations described in Section 3B.06(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to STT Communications or i-STT or by which any property or asset of STT Communications, i-STT or any i-STT Subsidiary is bound or affected, or (iii) conflict with, result in any material breach of or constitute a material default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of STT Communications, i-STT or any i-STT Subsidiary pursuant to, any material permit, franchise or other instrument to which i-STT or any i-STT Subsidiary is a party or by which any property or asset of i-STT or any i-STT Subsidiary is bound or affected.

(b)    The execution and delivery of this Agreement by STT Communications and i-STT do not, and the performance of the respective obligations under this Agreement by STT Communications and i-STT will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with any Governmental Entity, except for such other consents, approvals, orders, permits, authorizations, registrations, notifications or filings, which if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 3B.07    Permits; Compliance.

(a)    i-STT and each i-STT Subsidiary is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for i-STT and each i-STT Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business in all material respects as it is now being conducted and as currently proposed to be conducted (the “i-STT Permits”). All i-STT Permits are in full force and effect and will not be affected by the Closing and no suspension or cancellation of any i-STT Permit is pending or, to the knowledge of STT Communications, threatened. Neither STT Communications, i-STT nor any i-STT Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any material term or requirement of any i-STT Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any i-STT Permit.

(b)    Neither i-STT nor any i-STT Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to i-STT or any i-STT Subsidiary or by which any material property or asset of i-STT or any i-STT Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which i-STT or any i-STT Subsidiary is a party or by which i-STT or any i-STT Subsidiary or any material property or asset of i-STT or any i-STT Subsidiary is bound or affected, or (iii) any i-STT Permit.

SECTION 3B.08    Financial Statements.

(a)    True and complete copies of (i) the audited consolidated balance sheets of i-STT and the i-STT Subsidiaries as of December 31, 2000 and 2001, and the related audited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the years then ended, together with the related notes thereto (collectively referred to herein as the “i-STT Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of i-STT and the i-STT Subsidiaries as of July 31, 2002 (the “i-STT Reference Balance Sheet”), and the related unaudited consolidated statements of operations, consolidated changes in stockholders’ equity and consolidated cash flows for the seven months ended July 31, 2002 (collectively referred to herein as the “i-STT Interim Financial Statements”), are attached as Section 3B.08(a) of the i-STT Disclosure Letter. The i-STT Audited Financial Statements and the i-STT Interim Financial Statements (including, in each case, any notes thereto) were prepared in accordance with international generally accepted accounting principles (“International GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by International GAAP) and each present fairly, in all material respects, the consolidated financial position of i-STT and the i-STT Subsidiaries as at the respective dates thereof and the consolidated results of operations for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to be material).

(b)    Except as set forth in Section 3B.08(b) of the i-STT Disclosure Letter or as contemplated by this Agreement, i-STT and the i-STT Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“i-STT Liabilities”), other than (i) i-STT Liabilities recorded or reserved against in the i-STT Reference Balance Sheet, or i-STT Liabilities in existence as of July 31, 2002 and not required by International GAAP to be recorded therein, (ii) current liabilities reflected in the  i-STT Working Capital as shown on the i-STT Adjusted Calculation and incurred since July 31, 2002 in the ordinary course of business, or (iii) any other liabilities in an amount equal to or less than $100,000 individually or $500,000 in the aggregate which have been or are incurred in the ordinary course of business. Except as set forth in Section 3B.08(b) of the i-STT Disclosure Letter, as of the date of this Agreement, there are no outstanding warranty claims against i-STT.

SECTION 3B.09    Absence of Certain Changes or Events.    Since July 31, 2002, except as contemplated by or as disclosed in this Agreement, i-STT and the i-STT Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any  i-STT Material Adverse Effect.

SECTION 3B.10    Absence of Litigation.    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of STT Communications or i-STT, threatened against STT Communications, i-STT or any i-STT Subsidiary, or any property or asset owned or used by STT Communications, i-STT or any i-STT Subsidiary or any person whose liability STT Communications, i-STT or any i-STT Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity that could reasonably be expected, to (i) in the case of i-STT and any i-STT Subsidiary impair the operations of i-STT or any i-STT Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, and (ii) in the case of STT Communications, i-STT and any i-STT Subsidiary (a) impair the ability of STT Communications, i-STT or any i-STT Subsidiary to perform its obligations under this Agreement, or (b) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement (a “i-STT Legal Proceeding”). Neither STT Communications, i-STT nor any  i-STT Subsidiary is a party to or has received any written notice or threat (written or otherwise) of a claim or dispute, that could reasonably be expected to result in a material i-STT Legal Proceeding. Neither i-STT nor any i-STT Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of i-STT or any i-STT Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of STT Communications or i-STT, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. As of the date of this Agreement, neither STT Communications, i-STT nor any i-STT Subsidiary has any plans to initiate any i-STT Legal Proceeding against any third party.

SECTION 3B.11    Employee Benefit Plans; Labor Matters.

(a)    Section 3B.11(a) of the i-STT Disclosure Letter lists all employee benefit policies, and all retirement savings or provident funds, disability or life insurance, fringe benefit, workmen compensation or insurance plans, and all employment contracts or agreements (whether formal or informal and whether in writing or not) to which i-STT or any i-STT Subsidiary is a party or which any current or former employee, officer or director of i-STT or any i-STT Subsidiary is entitled to, with respect to which i-STT or any i-STT Subsidiary has any obligation or which are maintained, contributed to or sponsored by i-STT or any i-STT Subsidiary whether by applicable Law or otherwise for the benefit of any current or former employee, officer or director of i-STT or any i-STT Subsidiary, and any employment agreements, offer letters, contracts, arrangements or understandings between i-STT or any i-STT Subsidiary and any employee of  i-STT or any i-STT Subsidiary (whether legally enforceable or not, whether formal or informal and whether in writing or not) (each, a “i-STT Plan,” and collectively, the “i-STT Plans”).

(b)    i-STT has made available to Parent a true and complete copy of each i-STT Plan (or a written summary where the i-STT Plan is not in writing), and any material correspondence with the Singapore Central Provident Fund Board, or the Director of the Economic and Finance Affairs Office of the Ministry of Finance of the Kingdom of Thailand with respect to each such i-STT Plan that was received by i-STT or any i-STT Subsidiary in the past twelve months. Neither i-STT nor any i-STT Subsidiary has an express or implied commitment, whether legally enforceable or not, (x) to create, incur a material liability with respect to, or cause to exist, any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide material amounts of compensation or benefits to any individual, or (z) to modify, change or terminate any i-STT Plan in a way that would materially increase the cost of providing benefits under the i-STT Plan, other than with respect to a modification, change or termination required by applicable Law.

(c)    Except as provided in Section 3B.11(c) of the i-STT Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) materially increase any benefits otherwise payable under any i-STT Plan or other arrangement, (ii) result in the acceleration of the time of payment, vesting or funding of any benefits, or (iii) affect in any material adverse respects any i-STT Plan’s current treatment under any Laws including any Tax or social contribution Law. Except as provided in Section 3B.11(c) of the i-STT Disclosure letter, no i-STT Plan provides, or reflects or represents any material liability to provide health, disability, or life insurance benefits to any person following termination of employment for any reason, except as may be required by applicable Law, and  i-STT is not obligated to provide to any employee (either individually or to employees as a group) health, disability, or life insurance benefits following termination of employment, except to the extent required by Law.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect, each i-STT Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a i-STT Material Adverse Effect, each of i-STT and each i-STT Subsidiary has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any party to, any i-STT Plan. No action, claim or proceeding is pending or, to the knowledge of i-STT, threatened with respect to any  i-STT Plan and i-STT is not aware of any fact or event that exists that could be reasonably expected to give rise to any such action, claim or proceeding. Each i-STT Plan can be amended, terminated or otherwise discontinued at any time without material liability to Parent, i-STT or any of their affiliates (other than benefits already accrued, ordinary administration expenses, and the expenses associated with terminating the plan).

(e)    Except as would not reasonably be expected to, individually or in the aggregate, have a i-STT Material Adverse Effect, all contributions, premiums or payments required to be paid to any i-STT Plan have been paid on or before their due dates. Except as would not reasonably be expected to, individually or in the aggregate, have a i-STT Material Adverse Effect, all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and i-STT is unaware of any fact or event that exists that could give rise to any such challenge or disallowance.

(f)    Except as set forth in Section 3B.11(f) of the i-STT Disclosure Letter, (i) neither i-STT nor any  i-STT Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by i-STT or any i-STT Subsidiary or in i-STT’s or any i-STT Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that would reasonably affect i-STT or any i-STT Subsidiary; (ii) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of i-STT, threatened between i-STT or any i-STT Subsidiary and any of its employees, and neither i-STT nor any i-STT Subsidiary has experienced any such strike, slowdown or work stoppage within the past three years; (iii)  i-STT and each i-STT Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against i-STT or any i-STT Subsidiary or any current union representation questions involving employees of i-STT or any i-STT Subsidiary; (iv) i-STT and each i-STT Subsidiary are currently in compliance in all material respects with all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of i-STT or any i-STT Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (v) i-STT and each i-STT Subsidiary has paid in full to all employees or adequately accrued for in accordance with International GAAP or other accounting principles and standards generally accepted in the jurisdiction of i-STT or the relevant i-STT Subsidiary, as the case may be, consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; and (vi) each employee of i-STT and each i-STT Subsidiary has all approvals, authorizations and papers necessary to work in his place of work in accordance with applicable Law, except in cases of clause (iii), (v) or (vi), for actions or inactions that would not reasonably be expected, individually or in the aggregate, to have a i-STT Material Adverse Effect.

(g)    Section 3B.11(g) of the i-STT Disclosure Letter contains a true and complete list of (i) all individuals who serve as employees of or consultants to i-STT and each i-STT Subsidiary as of the date hereof, (ii) in the case of such employees, the position and total compensation payable to each such individual, and (iii) in the case of each such consultant, the consulting rate payable to such individual.

SECTION 3B.12    Contracts.

(a)    Section 3B.12(a) of the i-STT Disclosure Letter lists (under the appropriate subsection) each of the following written or oral contracts and agreements of i-STT or any i-STT Subsidiary as of the date of this Agreement (such contracts and agreements being the “i-STT Material Contracts”):

(i)    each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to i-STT or any i-STT Subsidiary with payments greater than $100,000 per year;

(ii)    all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which i-STT or any i-STT Subsidiary is a party or any other contract that compensates any person based on any sales by i-STT or any i-STT Subsidiary that is not cancelable (without penalty) upon 30 days notice;

(iii)    all leases and subleases of real property;

(iv)    all contracts and agreements relating to indebtedness for borrowed money of i-STT or any  i-STT Subsidiary, including any contracts and agreements in which i-STT or any i-STT Subsidiary is a guarantor of indebtedness;

(v)    all contracts and agreements with any Governmental Entity to which i-STT or any i-STT Subsidiary is a party;

(vi)    all contracts containing confidentiality requirements (including all nondisclosure agreements);

(vii)    all contracts and agreements between or among i-STT or any i-STT Subsidiary and STT Communications or subsidiaries of STT Communications (other than the i-STT Subsidiaries);

(viii)    all contracts and agreements relating to the voting and any rights or obligations of a stockholder of i-STT or any i-STT Subsidiary;

(ix)    all contracts to manufacture for, supply to or distribute to any third party any products or components;

(x)    all contracts regarding the acquisition, issuance or transfer of any securities and each contract affecting or dealing with any securities of i-STT or any i-STT Subsidiary, including, without limitation, any restricted stock agreements or escrow agreements;

(xi)    all contracts providing for indemnification by i-STT or any i-STT Subsidiary of any officer, director, employee or agent of i-STT or any i-STT Subsidiary;

(xii)    all contracts related to or regarding the performance of consulting, advisory or similar services by any third party (other than employees);

(xiii)    all other contracts that have a term of more than 60 days and that may not be terminated by i-STT or any i-STT Subsidiary, without penalty, within 30 days after the delivery of a termination notice by i-STT or any i-STT Subsidiary;

(xiv)    any agreement of i-STT or any i-STT Subsidiary that is terminable upon or prohibits assignment or a change of ownership or control of i-STT;

(xv)    all other contracts and agreements, whether or not made in the ordinary course of business, that are reasonably expected to result in an exchange of consideration with an aggregate value greater than $100,000, during the year ending December 31, 2002 or 2003; and

(xvi)    any agreement of guarantee, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any person other than software licenses or professional services contracts entered into in the ordinary course of business.

(b)    Each i-STT Material Contract (i) is valid and binding on i-STT or a i-STT Subsidiary, as the case may be, and, on the other parties thereto, and is in full force and effect, and (ii) except as set forth on Section 3B.06 of the i-STT Disclosure Letter, upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty, right of termination that would not have otherwise existed but for the transactions contemplated by this Agreement, change to mutual terms or other adverse consequence. Neither i-STT nor any i-STT Subsidiary is in material breach or material violation of, or material default under, any i-STT Material Contract and, to the knowledge of STT Communications or i-STT, no other party to any i-STT Material Contract is in material breach or material violation thereof or default thereunder.

(c)    i-STT has made available to Parent and Pihana accurate and complete copies of all i-STT Material Contracts identified in Section 3B.12(a) of the i-STT Disclosure Letter, including all amendments thereto. Section 3B.12(a) of the i-STT Disclosure Letter provides an accurate description of the terms of each i-STT Material Contract that is not in written form.

(d)    Except as set forth in Section 3B.12(d) of the i-STT Disclosure Letter, to STT Communications’ or i-STT’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would be reasonably be expected to, (i) result in a material breach or material violation of, or material default under, any i-STT Material Contract, (ii) give any entity the right to declare a default, seek damages or exercise any other remedy under any i-STT Material Contract, (iii) give any entity the right to accelerate the maturity or performance of any i-STT Material Contract or (iv) give any entity the right to cancel, terminate or modify any i-STT Material Contract.

SECTION 3B.13    Environmental Matters.    Neither i-STT nor any i-STT Subsidiary is in violation of any applicable statute, law or regulation of any applicable jurisdiction relating to the environment, and no material expenditures are or will be required in order to comply with any such statute, law or regulation.

SECTION 3B.14    Intellectual Property.    To the best of STT Communications’ and i-STT’s knowledge after reasonable inquiry, i-STT and the i-STT Subsidiaries have sufficient title and ownership of or license to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their businesses as now conducted without any conflict with or infringement of the rights of others, except for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties. Section 3B.14 of the i-STT Disclosure Letter contains a complete list of licenses, registered copyrights and trademarks, patents, trademark and patent registrations or applications, as the case may be, of i-STT and the i-STT Subsidiaries (other than the i-STT trade name and trademarks that are to be assigned to STT Communications pursuant to Section 6.17, the “i-STT Intellectual Property”). Except in the ordinary course of business, to the knowledge of STT Communications and i-STT, there are no outstanding material options, licenses, or agreements of i-STT or any i-STT Subsidiary of any kind relating to the i-STT Intellectual Property. i-STT or the i-STT Subsidiaries are not bound by or party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license and support/maintenance agreements. STT Communications, i-STT and the i-STT Subsidiaries have not received any communications alleging that either i-STT or the i-STT Subsidiaries have violated or, by conducting their businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. i-STT, STT Communications and the i-STT Subsidiaries are not aware that any employees of i-STT or any i-STT Subsidiary are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of i-STT’s and the i-STT Subsidiaries’ businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of i-STT’s and the i-STT Subsidiaries’ businesses by the employees, will, to the best of STT Communications’, i-STT’s and the i-STT Subsidiaries’ knowledge after reasonable inquiry, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees is now obligated.

SECTION 3B.15    Taxes.

(a)    All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) on or before the Closing with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of i-STT and each i-STT Subsidiary (collectively, “i-STT Tax Returns” and individually, a “i-STT Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such i-STT Tax Returns on or before the Effective Time have been or will be paid on or before such date (except to the extent that a reserve for Taxes has been reflected on the i-STT Interim Financial Statements in accordance with International GAAP). The i-STT Interim Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes with respect to all periods through July 31, 2002 and i-STT has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of International GAAP and for Tax purposes) on the i-STT Reference Balance Sheet included in the i-STT Interim Financial Statements with respect to such periods, and (ii) properly accrues in accordance with International GAAP all material liabilities for Taxes payable after July 31, 2002, with respect to all transactions and events occurring on or prior to July 31, 2002. All information set forth in the notes to the i-STT Interim Financial Statements relating to Tax matters is true, complete and accurate in all material respects. i-STT has not incurred any material Tax liability since July 31, 2002 other than in the ordinary course of business and i-STT has made adequate provisions for all Taxes since that date in accordance with International GAAP on at least a quarterly basis. The adjusted basis of i-STT’s assets exceed the sum of its liabilities. Neither i-STT nor the i-STT Subsidiaries nor their businesses, assets or operations are currently or have been subject to the jurisdiction of the U.S. taxing authorities.

(b)    i-STT has withheld and paid to the applicable financial institution, company or Tax Authority all amounts required to be withheld. To the knowledge of STT Communications and i-STT, no i-STT Tax Returns filed with respect to Taxable years through the Taxable year ended December 31, 2001 have been examined and closed. i-STT (or any member of any affiliated or combined group of which i-STT has been a member) has not granted any extension or waiver of the limitation period applicable to any i-STT Tax Returns that is still in effect and there is no material claim, audit, action, suit, proceeding, or (to the knowledge of i-STT) investigation now pending or threatened against or with respect to i-STT in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by i-STT, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax Authority that could, if determined adversely to i-STT, materially and adversely affect the liability of i-STT for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of i-STT. Section 3B.15(b) of the i-STT Disclosure Letter sets out the full and complete terms and conditions of any and all Tax exemption, Tax benefit, Tax incentive or other Tax-sparing agreement or order applicable to i-STT (whether under applicable Law or otherwise) and i-STT is in full compliance with all such terms and conditions of such Tax exemption, Tax benefit, Tax incentive or other Tax-sparing agreement or order of a foreign government, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. All material elections with respect to i-STT’s Taxes made during the fiscal years ending December 31, 1999, 2000 and 2001 are reflected on i-STT’s Tax Returns for such periods, copies of which have been provided to Parent. After the date of this Agreement, no material election with respect to Taxes will be made without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. i-STT is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement that includes a party other than i-STT nor does i-STT owe any amount under any such agreement. i-STT has previously made available to Parent and i-STT true and correct copies of all income, franchise, and sales i-STT Tax Returns, and, as reasonably requested by Parent, prior to the date hereof, presently existing information statements and reports.

(c)    In relation to stamp duty assessable or payable in Singapore or elsewhere in the world, as of the date of this Agreement and as at Closing, all documents in the enforcement of which i-STT may be interested have been duly stamped and no document belonging to i-STT now or at Closing which is subject to ad valorem stamp duty is or will be unstamped or insufficiently stamped; nor has any relief from such duty been improperly obtained, nor has any event occurred as a result of which any such duty from which  i-STT has obtained relief, has become payable; and all stamp duty payable upon any transfer of shares in  i-STT before Closing has been duly paid.

(d)    In relation to goods and services tax and/or value-added or other similar tax, i-STT (i) has been duly registered and is a taxable person; (ii) has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions; (iii) maintains complete, correct and up to date records as is required by the applicable legislation; and (iv) has not been required by the relevant authorities of customs and excise to give security.

(e)    i-STT has not paid nor, since the date of the i-STT Reference Balance Sheet, become liable to pay any penalty or interest under any Tax statute or legislation.

(f)    As used in this Section 3B.15, the term “i-STT” means i-STT, the i-STT Subsidiaries and any entity included in, or required under International GAAP to be included in, any of the i-STT Audited Financial Statements or the i-STT Interim Financial Statements.

SECTION 3B.16    Vote Required.    No vote of the STT Communications stockholders is required to consummate the Stock Purchase or the transactions contemplated by this Agreement.

SECTION 3B.17    Assets; Absence of Liens and Encumbrances.

(a)    Except as set forth in Section 3B.17 of the i-STT Disclosure Letter, i-STT and each i-STT Subsidiary own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than intellectual property, which is covered by Section 3B.14), used in the conduct of the business of i-STT or such i-STT Subsidiary or otherwise owned or leased by i-STT or such i-STT Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all material contracts, agreements and other arrangements used by i-STT or such i-STT Subsidiary in or relating to the conduct of the business of  i-STT and each i-STT Subsidiary (all such properties, assets and contract rights being the “i-STT Assets”).  i-STT and each i-STT Subsidiary have good and marketable title to, in the case of real property i-STT Assets, or, in the case of leased or subleased i-STT Assets, valid and subsisting leasehold interests in, all the i-STT Assets, or, in the case of personal property, title to, free and clear of all Liens except for (x) Liens for current Taxes not yet due and payable, and (y) Liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present or contemplated use, of the i-STT Assets subject thereto or affected thereby. The equipment of i-STT and the i-STT Subsidiaries used in the operations of their business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

(b)    STT Communications owns all of the outstanding i-STT Stock and all securities convertible into i-STT Stock, beneficially and of record, free and clear of any Liens, claims restrictions, encumbrances, or proprietary interests of any third party. There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments obligating STT Communications to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instrument) any equity interest in the i-STT Stock. STT Communications has the absolute and unconditional right to sell, assign, transfer and deliver the i-STT Stock and any securities convertible into i-STT Stock in accordance with the terms of this Agreement.

SECTION 3B.18    Owned Real Property.    i-STT and the i-STT Subsidiaries do not own any real property.

SECTION 3B.19    Certain Interests.

(a)    Neither STT Communications nor any officer or director of each of STT Communications or any subsidiary of STT Communications, i-STT or any i-STT Subsidiary and, to the knowledge of STT Communications and i-STT, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:

(i)    has any direct or indirect financial interest in any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer of i-STT or any i-STT Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer;

(ii)    owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that i-STT or any i-STT Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company);

(iii)    has any claim or cause of action against i-STT or any i-STT Subsidiary (other than claims arising out of employment agreements disclosed in the i-STT Disclosure Letter); or

(iv)    has outstanding any indebtedness to i-STT or any i-STT Subsidiary.

(b)    Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither i-STT nor any i-STT Subsidiary has any liability or any other obligation of any nature whatsoever to any officer or director of STT Communications or any subsidiary of STT Communications, i-STT or any i-STT Subsidiary or, to the knowledge of STT Communications or i-STT, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.

SECTION 3B.20    Insurance Policies.    Section 3B.20 of the i-STT Disclosure Letter sets forth (i) a true and complete list of all insurance policies to which i-STT or any i-STT Subsidiary is a party or is a beneficiary or named insured as of the date of this Agreement and (ii) any material claims made thereunder or made under any other insurance policy within the three years ended on the date of this Agreement. True and complete copies of all such policies have been made available to Parent and Pihana. All premiums due on such policies as of the date of this Agreement have been paid, and i-STT and each i-STT Subsidiary is otherwise in compliance with the terms of such policies. Neither i-STT nor any i-STT Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice i-STT’s or any i-STT Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither i-STT nor any  i-STT Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 3B.21    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon i-STT or any i-STT Subsidiary or to which i-STT or any i-STT Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to i-STT or any i-STT Subsidiary, any acquisition of property by i-STT or any i-STT Subsidiary or the conduct of business by i-STT or any i-STT Subsidiary as currently conducted or as proposed to be conducted.

SECTION 3B.22    Brokers.    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement or the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of STT Communications, i-STT or any i-STT Subsidiary. STT Communications has heretofore furnished to Parent and Pihana a complete and correct copy of all agreements between STT Communications and i-STT and any advisor pursuant to which such advisor would be entitled to any payment in relation to the transactions contemplated by this Agreement.

SECTION 3B.23    Takeover Statutes.    The board of directors of i-STT has taken all action necessary to ensure that any restrictions on business combinations contained in Singapore Law will not apply to the Stock Purchase, the Combination and the other transfactions contemplated by this Agreement.

SECTION 3B.24    Customers and Suppliers.    Section 3B.24 of the i-STT Disclosure Letter contains a complete list of all customers that account for 1% or more of i-STT and the i-STT Subsidiaries’ (taken as a whole) monthly recurring revenue for August 2002. No customer listed on Section 3B.24 of the i-STT Disclosure Letter has, within the twelve months prior to the date hereof, cancelled or otherwise terminated, or made any unresolved threat to cancel or terminate, its relationship with i-STT or any i-STT Subsidiary, or decreased materially its usage of i-STT’s or any i-STT Subsidiary’s services or products. No material supplier of i-STT or any i-STT Subsidiary has cancelled or otherwise terminated any contract with i-STT prior to the expiration of the contract term, or made any threat to i-STT or any i-STT Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with i-STT or any i-STT Subsidiary. Neither i-STT nor any i-STT Subsidiary has (i) materially breached (so as to provide a benefit to STT Communications or i-STT that was not intended by the parties) any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of i-STT or any i-STT Subsidiary.

SECTION 3B.25    Accounts Receivable; Bank Accounts.    All accounts receivable reflected in the financial or accounting records of i-STT and the i-STT Subsidiaries that have arisen since the date of i-STT Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of i-STT, current and collectible, net of a reserve for bad debts in an amount proportionate to the reserve shown on the  i-STT Reference Balance Sheet. Section 3B.25 of the i-STT Disclosure Letter describes each account maintained by or for the benefit of i-STT or any i-STT Subsidiary at any bank or other financial institution.

SECTION 3B.26    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of i-STT or any i-STT Subsidiary.

SECTION 3B.27    Offers.    i-STT and STT Communications have each suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of i-STT and the i-STT Subsidiaries, taken as a whole, with parties other than Parent and Pihana.

SECTION 3B.28    Warranties.    No product or service manufactured, sold, leased, licensed or delivered by i-STT or any i-STT Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of i-STT or the appropriate i-STT Subsidiary, which are set forth in Section 3B.28 of the i-STT Disclosure Letter and (ii) manufacturers’ warranties for which neither i-STT nor any i-STT Subsidiary has any liability. Section 3B.28 of the i-STT Disclosure Letter sets forth the aggregate expenses incurred by i-STT and the i-STT Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the i-STT Audited Financial Statements and the i-STT Interim Financial Statements and neither i-STT nor any i-STT Subsidiary knows of any reason why such expenses should significantly increase as a percentage of sales in the future.

SECTION 3B.29    Inter-Company Obligations.

(a)    As of the date of this Agreement, there are no arrangements, contracts, agreements (written or oral), obligations (contingent or otherwise), accounts receivable or accounts payable between STT Communications, STT Communications’ officers and directors, STT Communications’ subsidiaries (other than i-STT and its subsidiaries), on the one hand, and i-STT or its subsidiaries on the other hand.

(b)    Immediately following the Effective Time, except as provided in Section 3B.29(b) of the i-STT Disclosure Letter, there shall be no arrangements, contracts, agreements (written or oral), obligations (contingent or otherwise), accounts receivable or accounts payable between STT Communications or STT Communications’ subsidiaries (other than i-STT and its subsidiaries), on the one hand, and i-STT on the other hand, except for contracts or agreements, for the provision of goods or services or amounts payable or receivable under such contracts or agreements; provided that (i) any such payable or receivable has been outstanding for 30 days or less, (ii) such contracts or agreements were entered into in the ordinary course of business and (iii) all such contracts or agreements, if not listed in the i-STT Disclosure Letter, are identified to Parent in writing by STT Communications no less than five (5) business days prior to the Closing Date.

SECTION 3B.30    No Misstatements.    No representation or warranty made by STT Communications or  i-STT in this Agreement, the i-STT Disclosure Letter or any certificate deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND SP SUB

Parent, Merger Sub and SP Sub hereby represent and warrant to STT Communications and Pihana that the statements contained in this Article IV are true and correct except as set forth in the disclosure letter delivered by Parent to STT Communications and Pihana concurrently with the execution of this Agreement (the “Parent Disclosure Letter”). The Parent Disclosure Letter shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section or other section of this Article IV and any other section hereof where it is clear, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is intended to apply to such other section.

SECTION 4.01    Organization and Qualification.    Parent and each of the Parent Subsidiaries (as defined in Section 4.03) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). Parent and each of the Parent Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” means any event, change, circumstance, or effect that is, or would be reasonably likely to have, either individually or in the aggregate, a materially adverse effect on the business, operations, condition (financial or otherwise), assets (tangible or intangible), liabilities, properties, or results of operations of Parent and the Parent Subsidiaries taken as a whole, except for any such events, changes, circumstances or effects primarily resulting from or arising in connection with (i) any changes in general economic or business conditions of the markets in which Parent and the Parent Subsidiaries operate that do not disproportionately impact Parent and the Parent Subsidiaries taken as a whole, (ii) any changes or events affecting the industry in which Parent and the Parent Subsidiaries operate that do not disproportionately impact Parent and the Parent Subsidiaries taken as a whole, (iii) in and of itself, any decline in the trading price of Parent Common Stock, (iv) in and of itself, any adverse change in the United States securities markets, or (v) in and of itself, any failure by Parent to meet the revenue or earnings predictions of equity analysts as reflected in the First Call consensus estimates prepared by an independent equity analyst, or any other revenue or earnings estimate by an independent person, or any other revenue or earnings prediction or expectation prepared by any independent equity analyst, for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date, except to the extent such predictions, estimates or expectations werederived from guidance provided by Parent (it being understood that in any controversy concerning the applicability of the preceding exceptions, Parent shall have the burden of proof with respect to the elements of such exceptions).

SECTION 4.02    Certificate of Incorporation and Bylaws.    Parent has heretofore made available to i-STT and Pihana a complete and correct copy of (a) the certificate of incorporation and the bylaws of Parent including all amendments thereto, and (b) the minute books containing all consents, actions and meeting of the stockholders of Parent and Parent’s board of directors and any committees thereof. Such certificate of incorporation and bylaws are in full force and effect. Parent is not in violation of any of the provisions of its certificate of incorporation or bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of Parent are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.

SECTION 4.03    Parent Subsidiaries.    (a) Each Subsidiary of Parent, including Merger Sub and SP Sub (individually, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Parent Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing, except where the failure to be so qualified, licensed or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Parent Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. No Parent Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Parent Subsidiary are duly authorized, validly issued, fully paid, nonassesable and free of preemptive rights. All shares of each Parent Subsidiary are held of record or owned beneficially by either Parent or another Parent Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which any Parent Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Parent Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Parent Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Parent Subsidiary.

SECTION 4.04    Capitalization.

(a)    The authorized capital stock of Parent consists of 300,000,000 shares of Parent Common Stock and 10,000,000 shares of Preferred Stock, par value $.001 per share (the “Preferred Stock”). As of September 30, 2002, (i) 98,892,711 shares of Common Stock were issued and outstanding (any change to the number of shares of Common Stock issued and outstanding between September 30, 2002 and the date of this Agreement is the result of the exercise of outstanding Parent Options), and (ii) 23,123,998 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding, unexercised options to purchase Parent Common Stock. As of the date of this Agreement, (i) no shares of Preferred Stock were issued and outstanding and no shares of Preferred Stock were issued and held in the treasury of the Parent, and (ii) 4,389,189 shares of Parent Common Stock were reserved for issuance pursuant to outstanding, unexercised warrants to purchase Parent Common Stock (each, a “Parent Warrant” and collectively, the “Parent Warrants”).

(b)    As of September 30, 2002, except for outstanding options referred to in clause (ii) of the second sentence of Section 4.04(a) and outstanding warrants referred to in clauses (ii) of the third sentence of Section 4.04(a) and otherwise as disclosed in the Parent SEC Reports (as defined below), there were no outstanding options, warrants, or other agreements relating to the issuance of capital stock of Parent or obligating Parent to issue or sell any shares of its capital stock. Parent has reserved 13,712,810 shares of Parent Common Stock for issuance under Parent’s 1998 Stock Plan, 16,023,776 shares of Parent Common Stock for issuance under Parent’s 2000 Equity Incentive Plan, 5,000,000 shares of Parent Common Stock for issuance under Parent’s 2001 Supplemental Equity Incentive Plan, 2,200,000 shares of Parent Common Stock for issuance under Parent’s Employee Stock Purchase Plan, and 300,000 shares of Parent Common Stock for issuance under Parent’s 2000 Director Option Plan. Section 4.04(b) of the Parent Disclosure Letter accurately sets forth with respect to Parent Options that are outstanding as of September 30, 2002 and the aggregate number of Parent Options purchasable at each outstanding exercise price. No Parent Option will by its terms require an adjustment in connection with the Combination. Neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Parent in connection with such transactions, will result in (i) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Combination, in favor of any optionee under any Parent Option; (ii) any additional benefits for any optionee under any Parent Option; or (iii) the inability of Parent after the Effective Time to exercise any right or benefit held by Parent prior to the Effective Time with respect to any shares of Parent Common Stock previously issued upon exercise of a Parent Option, including, without limitation, the right to repurchase an optionee’s unvested shares on termination of such optionee’s employment.

(c)    Section 4.04(c) of the Parent Disclosure Letter sets forth, with respect to each Parent Warrant issued to any person: (i) the name of the holder of such Parent Warrant; (ii) the total number and type of shares of Parent Common Stock that are subject to such Parent Warrant; (iii) the exercise price per share of Parent Common Stock purchasable under such Parent Warrant; (iv) the total number of shares of Parent Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Parent Warrant; and (vi) the term of such Parent Warrant.

(d)    Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(e)    Except as set forth in the Parent SEC Filings, there are no stockholder agreements, voting trusts or other agreements or understandings to which Parent is a party, or of which Parent is aware, that (i) relate to the voting, registration or disposition of any securities of Parent, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the board of directors of Parent or (iii) grant to any person or group of persons information rights.

SECTION 4.05    Authority Relative to This Agreement.

(a)    Each of Parent, Merger Sub and SP Sub has all necessary corporate power and authority to execute and deliver this Agreement, and, subject to obtaining the necessary approvals of the stockholders of Parent, to perform its obligations hereunder and to consummate the Merger, the Stock Purchase and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent, Merger Sub and SP Sub and the consummation by each of Parent and Merger Sub of the Merger, SP Sub of the Stock Purchase and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and, subject to obtaining the necessary approvals of the stockholders of Parent, no other corporate proceedings on the part of Parent, Merger Sub or SP Sub are necessary to authorize this Agreement or to consummate the Stock Purchase, the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation contemplated by Section 1A.02 of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by Pihana, STT Communications and i-STT constitutes a legal, valid and binding obligation of each of Parent, Merger Sub and SP Sub, enforceable against each of Parent, Merger Sub and SP Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity. The only vote of the stockholders of Parent required in order to consummate the transactions contemplated by this Agreement related to the Combination is the approval of this Agreement by a majority of the shares of Parent Common Stock present or represented by proxy at a special meeting of stockholders of Parent at which a quorum of fifty percent of the outstanding shares of the Parent Common Stock is present.

(b)    Without limiting the generality of the foregoing, the board of directors of Parent, at a meeting duly called and held, has unanimously (i) determined that the Merger, the Combination and the other transactions contemplated hereby are advisable, fair to, and in the best interests of Parent and its stockholders, (ii) approved the Merger and the Combination, this Agreement and the other transactions contemplated hereby in accordance with the provisions of the DGCL and Parent’s charter documents, (iii) directed that this Agreement be submitted to Parent stockholders for their adoption and (iv) resolved, as of the date of this Agreement, to recommend that Parent stockholders vote in favor of the adoption of this Agreement.

SECTION 4.06    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by each of Parent, Merger Sub and SP Sub do not, and the performance of this Agreement by each of Parent, Merger Sub and SP Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.06(b) have been obtained and all filings and obligations described in Section 4.06(b) have been made or complied with, conflict with or violate in any material respect any Law applicable to Parent, Merger Sub or SP Sub or by which any property or asset of Parent, Merger Sub or SP Sub is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or SP Sub pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent, Merger Sub or SP Sub is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)    The execution and delivery of this Agreement by each of Parent, Merger Sub and SP Sub do not, and the performance of this Agreement by each of Parent, Merger Sub and SP Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Entity, except (i) for the filing and recordation contemplated by Section 1A.02, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act of 1934, as amended (the “Exchange Act”), Federal and state securities laws and The Nasdaq National Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

SECTION 4.07    Permits.

(a)    Parent and the Parent Subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct their respective businesses as described in the Parent SEC Reports, except where the failure to possess such permits, individually or in the aggregate, are not reasonably likely to have or result in a Parent Material Adverse Effect (“Parent Permits”), and neither Parent nor any Parent Subsidiary has received any notice of proceedings relating to the revocation or modification of any Parent Permit.

(b)    Neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of, in each case, in any material respect, (i) any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any material property or asset of Parent or any Parent Subsidiary is bound or affected, or (iii) any Parent Permit.

SECTION 4.08    Financial Statements; SEC Filings

(a)    Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports (the “Parent Financial Statements”) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and each presented fairly, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Parent Material Adverse Effect).

(b)    Neither Parent nor any of the Parent Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of Parent and the Parent Subsidiaries taken as a whole, except (i) liabilities recorded or reserved against in Parent’s balance sheet as of June 30, 2002, or Parent Liabilities in existence as of June 30, 2002 and not required by GAAP to be recorded therein, (ii) current liabilities reflected in the Parent Working Capital as shown in the Parent Adjusted Calculation and incurred since June 30, 2002 in the ordinary course of business, or (iii) any other liabilities in an amount less than $100,000 individually or $500,000 in the aggregate which have been or are incurred in the ordinary course of business. Except as set forth in Section 4.08(b) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding warranty claims against Parent.

(c)    Parent has filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2001 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of the respective dates they were filed (and if amended or superceded by a filing prior to the date of this Agreement, then on the date of such filing), (i) the Parent SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, and (ii) none of the Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

SECTION 4.09    Absence of Certain Changes or Events.    Since June 30, 2002, there has not been: (i) any Parent Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s or any of its subsidiaries’ capital stock; (iii) any split, combination or reclassification of any of Parent’s or any of its subsidiaries’ capital stock; or

(iv) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP.

SECTION 4.10    Absence of Litigation.

(a)    There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Parent Subsidiary, or any property or asset owned or used by Parent or any Parent Subsidiary or any person whose liability Parent or any Parent Subsidiary has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Entity (a “Parent Legal Proceeding”) that could reasonably be expected, if resolved adversely to Parent, to (i) impair the operations of Parent or any Parent Subsidiary as currently conducted, including, without limitation, any claim of infringement of any intellectual property right, (ii) impair the ability of Parent or any Parent Subsidiary to perform its obligations under this Agreement or (iii) prevent, delay or make illegal the consummation of the transactions contemplated by this Agreement. To Parent’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Parent Legal Proceeding. None of Parent or any Parent Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of Parent or any Parent Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither Parent nor any Parent Subsidiary has any plans to initiate any Parent Legal Proceeding against any third party.

(b)    Except as would not reasonably be expected to have a Parent Material Adverse Effect, neither Parent nor any Parent Subsidiary is in conflict with, or in default or violation of (i) any Law applicable to Parent or any Parent Subsidiary or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any Parent Subsidiary is a party or by which Parent or any Parent Subsidiary or any property or asset of Parent or any Parent Subsidiary is bound or affected.

SECTION 4.11    Contracts.    As of the date of this Agreement, all material agreements (as defined by Item 601 of Regulation S-K) to which Parent or any Parent Subsidiary is a party or to which the property or assets of Parent or any Parent Subsidiary are subject have been included as part of or specifically identified in the Parent SEC Reports to the extent required by the rule and regulations of the SEC. Neither Parent nor any Parent Subsidiary is a party to, or otherwise bound or affected by, contracts for which Parent or any Parent Subsidiary is required to recognize a loss under Statement of Financial Accounting Standards No. 5.

SECTION 4.12    Environmental Matters.

(a)    To the best knowledge of Parent, Parent and each Parent Subsidiary (i) is in compliance in all material respects with all applicable Environmental Laws, (ii) holds all Environmental Permits necessary to conduct Parent’s or each Parent Subsidiary’s business and (iii) is in compliance with their respective Environmental Permits.

(b)    To the best knowledge of Parent, neither Parent nor any Parent Subsidiary has released and, to the knowledge of Parent, no other person has released Hazardous Materials on any real property owned or leased by Parent or any Parent Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by Parent or any Parent Subsidiary.

(c)    Neither Parent nor any Parent Subsidiary has received any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar Law of any state, locality or any other jurisdiction. Neither Parent nor any Parent Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

(d)    None of the real property currently or formerly owned or leased by Parent or any Parent Subsidiary is listed or, to the knowledge of Parent, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

SECTION 4.13    Intellectual Property.    To the knowledge of Parent and the Parent Subsidiaries, Parent and the Parent Subsidiaries have sufficient title and ownership of or license to all patents, trademarks, service marks, trade names, copyrights, trade secrets, information, proprietary rights and processes necessary for their respective businesses as now conducted without any material conflict with or infringement of the rights of others, except (i) for such items as have yet to be conceived or developed or that are expected to be available for licensing on reasonable terms from third parties, or (ii) where the absence of such title, ownership, or license is not reasonably likely to result in a Parent Material Adverse Effect. Section 4.13 of the Parent Disclosure Letter contains a complete list of material licenses, registered copyrights, trademarks, patents, and trademark and patent registrations or applications, as the case may be, of Parent and the Parent Subsidiaries. Except in the ordinary course of business, to the knowledge of Parent, there are no outstanding material options, licenses, or agreements of the Parent or any Parent Subsidiary of any kind relating to the foregoing. Parent or the Parent Subsidiaries are not bound by or party to any material options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity, except, in either case, for standard end-user, object code, internal-use software license or support/maintenance agreements. Parent and the Parent Subsidiaries have not received any written communications alleging that they have violated or, by conducting their respective businesses as proposed, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Parent and the Parent Subsidiaries are not aware that any of their employees are obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of Parent’s and the Parent’s Subsidiaries’ respective businesses. Neither the execution nor delivery of this Agreement, nor the carrying on of Parent’s and the Parent’s Subsidiaries’ respective businesses by the employees, will, to the best of Parent’s and the Parent’s Subsidiaries’ knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any material contract, covenant or instrument under which any of such employees is now obligated.

SECTION 4.14    Taxes.

(a)    All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information returns and reports) required to be filed with any Tax Authority (as defined below) on or before the Closing with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of Parent or any Parent Subsidiary (collectively, “Parent Tax Returns” and individually, a “Parent Tax Return”), have been or will be completed and filed when due (including any extensions of such due date) and all amounts shown due on such Parent Tax Returns on or before the Effective Time have been or will be paid on or before such date (except to the extent that a reserve for Taxes has been reflected on the Parent Financial Statements in accordance with GAAP). The Parent Financial Statements (i) fully accrue all actual and contingent liabilities for Taxes (as defined below) with respect to all periods through June 30, 2002 and Parent has not and will not incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of GAAP and for Tax purposes) on the Parent Financial Statements with respect to such periods, and (ii) properly accrues in accordance with GAAP all material liabilities for Taxes payable after June 30, 2002, with respect to all transactions and events occurring on or prior to such date. All information set forth in the notes to the Parent Financial Statements relating to Tax matters is true, complete and accurate in all material respects. Parent has not incurred any material Tax liability since June 30, 2002 other than in the ordinary course of business and Parent has made adequate provisions for all Taxes since that date in accordance with GAAP on at least a quarterly basis. Parent has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. Parent is in full compliance with all the terms and conditions of any Tax exemption or other Tax-sparing agreement or order of a foreign government, and the consummation of the transactions contemplated herein (or any of them) will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sparing agreement or order. Parent has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 of the Code or any corresponding provision of state Law. As used in this Section 4.14, the term “Parent” means Parent, the Parent Subsidiaries and any entity included in, or required under GAAP to be included in, any of the Parent Financial Statements.

(b)    In relation to goods and services tax and/or value-added or other similar tax, Parent (i) has been duly registered and is a taxable person; (ii) has complied, in all respects, with all statutory requirements, orders, provisions, directions or conditions; (iii) maintains complete, correct and up to date records as is required by the applicable legislation; and (iv) has not been required by the relevant authorities of customs and excise to give security.

SECTION 4.15    Vote Required.    The only vote of the holders of Parent Stock necessary to approve the issuance of shares of Parent Shares pursuant to this Agreement, the Merger, the Combination and the other transactions contemplated by this Agreement, is the affirmative vote of the holders of at least a majority of the outstanding shares of Parent Common Stock present at a duly convened meeting of Parent’s stockholders at which a quorum is present.

SECTION 4.16    Assets; Absence of Liens and Encumbrances.    Except as set forth in the Parent Disclosure Letter, Parent and the Parent Subsidiaries have good and marketable title to all properties and assets owned by them that are material to the operation of Parent’s business, in each case free from Liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by them; and Parent and the Parent Subsidiaries hold any leased real or personal property that are material to the operation of Parent’s business under valid and enforceable leases with no exceptions that would materially interfere with the use made or to be made thereof by them.

SECTION 4.17    Owned Real Property.    Parent and Parent Subsidiaries do not own any real property.

SECTION 4.18    Certain Interests.    Except as set forth in the Parent SEC Reports, none of the officers or directors of Parent is presently a party to any transaction with Parent or any Parent Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director or, to the knowledge of Parent, any entity in which any officer or director has a material interest.

SECTION 4.19    Insurance Policies.    Parent maintains insurance with respect to its businesses, properties, officers, directors and employees customary with industry practices. True and complete copies of all such policies have been made available to STT Communications and Pihana. All premiums due as of the date of this Agreement on such policies have been paid, and Parent and each Parent Subsidiary is otherwise in compliance with the terms of such policies. Neither Parent nor any Parent Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice Parent’s or any Parent Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Neither Parent nor any Parent Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.

SECTION 4.20    Restrictions on Business Activities.    There is no agreement, commitment, judgment, injunction, order or decree binding upon Parent or any Parent Subsidiary or to which Parent or any Parent Subsidiary is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice material to Parent or any Parent Subsidiary, any acquisition of property by Parent or any Parent Subsidiary or the conduct of business by Parent or any Parent Subsidiary as currently conducted or as proposed to be conducted.

SECTION 4.21    Customers and Suppliers.    Section 4.21 of the Parent Disclosure Letter contains a complete list of all customers that accounted for 3% or more of Parent’s and the Parent Subsidiaries (taken as a whole) monthly recurring revenue for September 2002. No customer, listed on Section 4.21 of the Parent Disclosure Letter has, within the past twelve months prior to the date hereof, cancelled or otherwise terminated, or made any unresolved threat to cancel or terminate, its relationship with Parent or any Parent Subsidiary, or decreased materially its usage of Parent’s or any Parent Subsidiary’s services or products. No material supplier of Parent or any Parent Subsidiary has cancelled or otherwise terminated any contract with Parent or any Parent Subsidiary prior to the expiration of the contract term, or made any threat to Parent or any Parent Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with Parent or any Parent Subsidiary. Neither Parent nor any Parent Subsidiary has (i) materially breached (so as to provide a benefit to Parent that was not intended by the parties) any material agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of Parent or any Parent Subsidiary.

SECTION 4.22    Brokers.    Except for Salomon Smith Barney Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Combination or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or SP Sub.

SECTION 4.23    State Takeover Statutes.    The board of directors of Parent has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL will not apply to the Combination and the other transactions contemplated by this Agreement or to any actions that may be taken at any time or from time to time following the Effective Time by STT Communications or its subsidiaries or SP Sub. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in Parent’s certificate of incorporation or bylaws is, or at the Effective Time will be, applicable to Parent, STT Communications, i-STT, the shares of Parent Common Stock, the Combination or the other transactions contemplated by this Agreement.

SECTION 4.24    Accounts Receivable.    All accounts receivable reflected in the financial or accounting records of Parent and the Parent Subsidiaries that have arisen since June 30, 2002 are valid receivables subject to no setoffs or counterclaims and are, to the knowledge of Parent, current and collectible net of a reserve for bad debts in an amount proportionate to the reserve shown on the Parent Financial Statements as of June 30, 2002.

SECTION 4.25    Powers of Attorney.    There are no outstanding powers of attorney executed on behalf of Parent or any Parent Subsidiary.

SECTION 4.26    Offers.    Between August 7, 2002 and the date of this Agreement, except as allowed in that certain Exclusivity Agreement among Pihana, Parent and i-STT, dated as of August 7, 2002 (as amended to date), Parent has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all substantially all of the assets of Parent and the Parent Subsidiaries with parties other than STT Communications, i-STT and Pihana.

SECTION 4.27    Books and Records.    The minute books and other similar records of Parent and each Parent Subsidiary provided to STT Communications and Pihana contain complete and accurate records of all actions taken at any meetings of Parent’s or each Parent Subsidiary’s stockholders, board of directors or any committee thereof and of all written consents executed in lieu of the holder of any such meeting. The books and records of Parent and each Parent Subsidiary have been maintained in accordance with good business and bookkeeping practices.

SECTION 4.28    No Misstatements.    No representation or warranty made by Parent, Merger Sub or SP Sub in this Agreement, the Parent Disclosure Letter or certificate delivered or deliverable pursuant to the terms hereof, contains or will contain, any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 4.29    Interim Operations of Merger Sub and SP Sub.    Merger Sub and SP Sub were formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub and SP Sub have no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.

SECTION 4.30    Valid Issuance of Parent Shares.    The shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.

SECTION 4.31    European Operations.    Neither Parent nor the Parent Subsidiaries have any material obligations related to Parent’s and the Parent’s Subsidiaries’ operations in Europe.

SECTION 4.32    Employee Benefit Plans.

(a)    None of the Parent Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates Parent or any Subsidiary of Parent to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Parent Plan, (ii) materially increase any benefits otherwise payable under any Parent Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any Parent Option, or (iv) affect in any material adverse respects any Parent Plan’s current treatment under any Laws including any Tax Law.

(b)    For purposes of this Section 4.32, the term “Parent Plans” shall mean (i) all employee benefit plans (as defined in ERISA Section 3(3), and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements (whether formal or informal and whether in writing or not) to which Parent or any Subsidiary of Parent is a party, with respect to which Parent or any Subsidiary of Parent has any obligation or which are maintained, contributed to or sponsored by Parent or any Subsidiary of Parent for the benefit of any current or former employee, officer or director of Parent or any Subsidiary of Parent, and (ii) any employment agreements, offer letters or other contracts, arrangements or understandings between Parent or any Subsidiary of Parent and any employee of Parent or any Subsidiary of Parent (whether legally enforceable or not, whether formal or informal and whether in writing or not) including, without limitation, any contracts, arrangements or understandings relating to a sale of Parent (each, a “Parent Plan,” and collectively, the “Parent Plans”).

SECTION 4.33    U.S. Real Property Holding Company.    Parent will not be a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) as of the time immediately following the consummation of all of the transactions contemplated by this Agreement to occur as of the Closing Date. Parent would not have incurred any indebtedness under that certain Syndicated Loan (as defined in Section 7.01(g)(iii) hereof) but for the construction and/or build-out of the various internet business exchange centers (“IBXs”) located in the United States that Parent currently owns and that were paid for by Parent in whole or in part on or after the date of the incurrence of such indebtedness. As of the Closing Date all amounts outstanding under such Syndicated Loan will be secured by such United States IBXs.

ARTICLE V

CONDUCT OF BUSINESSES PENDING THE MERGER

SECTION 5.01    Conduct of Business by Pihana and the Pihana Subsidiaries Pending the Merger.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Pihana agrees, and shall cause each Pihana Subsidiary (except to the extent that each of Parent and STT Communications shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time except as otherwise contemplated by this Agreement.

By way of amplification and not limitation, except as otherwise contemplated by this Agreement or as specifically set forth in Section 5.01 of the Pihana Disclosure Letter, neither Pihana nor any Pihana Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent (which consent, with respect to Sections 5.01(c), (i), (k), (m), (n), (p), (q), (s), (t), (w), and (y) (and with respect to such clauses to the extent covered by Section 5.01(z)) shall not be unreasonably withheld, conditioned or delayed) of each of Parent and STT Communications:

(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Pihana or any Pihana Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(d)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e)    split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) all or substantially all of the assets of, or any equity interest (except in compromise of bona fide claims) in, any corporation, partnership, or other business organization;

(g)    institute or settle any Pihana Legal Proceeding;

(h)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except pursuant to non-material negotiable instruments presented in the ordinary course of business and non-material surety and performance bonds and similar obligations entered into in the ordinary course of business);

(i)    authorize any capital expenditure which causes its aggregate capital expenditures between July 1, 2002 and December 31, 2002 to exceed $1,750,000 and after December 31, 2002 any capital expenditure out of the ordinary cause of business;

(j)    enter into any lease or contract for the purchase or sale of any real property;

(k)    waive or release any material right or claim;

(l)    increase, or agree to increase, the compensation payable, or to become payable, to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Pihana Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law;

(m)    extend any offers of employment to potential employees, consultants or independent contractors or voluntarily terminate any existing employment relationships with any key employee or executive officer;

(n)    amend or terminate any Pihana Material Contract, or enter into any contract that would be a Pihana Material Contract;

(o)    enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;

(p)    other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by Pihana upon notice of 30 days or less;

(q)    pay, discharge or satisfy any Pihana Liability, except in the ordinary course of business, consistent with past practice;

(r)    take any action, with respect to accounting policies, principles or procedures, except as required by any Governmental Entity or a change in GAAP;

(s)    make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Pihana Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to Pihana or any Pihana Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Pihana or any Pihana Subsidiary, or take any other action or omit to take any action that would have the effect of increasing the Tax liability of Pihana or any Pihana Subsidiary or Parent;

(t)    (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any material intellectual property of Pihana, in whole or in part, (ii) grant any license with respect to any material intellectual property of Pihana, other than a license of software granted to customers of Pihana or any Pihana Subsidiary to whom Pihana or any Pihana Subsidiary licenses such software in the ordinary course of business, (iii) develop, create or invent any intellectual property jointly with any third party (other than an employee or consultant), or (iv) disclose, or allow to be disclosed, any confidential Pihana intellectual property, unless such Pihana intellectual property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(u)    make (or become obligated to make) any bonus or severance payments to any of its officers or employees other than pursuant to Pihana Plans;

(v)    fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(w)    permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent and STT Communications;

(x)    take, or agree in writing or otherwise to take, any action outside the ordinary course of business that would result in a material change of Pihana Working Capital;

(y)    grant any retention bonuses to any employee payable after December 31, 2002; or

(z)    take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (y) above, or any action which would reasonably be expected to cause the condition in Section 7.02(b) not to be satisfied.

SECTION 5.02    Conduct of Business by i-STT and the i-STT Subsidiaries Pending the Merger.    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, i-STT agrees, and shall cause each i-STT Subsidiary (except to the extent that each of Parent and Pihana shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses would be unimpaired at the Effective Time, except as otherwise contemplated by this Agreement.

By way of amplification and not limitation, except as otherwise contemplated by this Agreement, neither i-STT nor any i-STT Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent, which consent, with respect to Sections 5.02(c), (h), (j), (k), (l), (p), (q), (t) and (u), and with respect to such clauses to the extent covered by Section 5.02(u) shall not be unreasonably withheld, conditioned or delayed) of each of Parent and Pihana:

(a)    amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(b)    issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of i-STT or any i-STT Subsidiary, except in respect of the conversion of an outstanding loan from STT Communications;

(c)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(d)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(e)    split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(f)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) all or substantially all of the assets of, or any equity interest (except in compromise of bona fide claims) in, any corporation, partnership, or other business organization;

(g)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except pursuant to non-material negotiable instruments presented in the ordinary course of business and non material surety and performance bonds and similar obligations entered into in the ordinary course of business);

(h)    authorize any capital expenditure not included in its capital budget;

(i)    enter into any lease or contract for the purchase or sale of any real property;

(j)    increase, or agree to increase, the compensation payable, or to become payable, to its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors or officers, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other i-STT Plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans that may be required by Law;

(k)    extend any offers of employment to potential executive officers or voluntarily terminate any existing employment relationships with any key employee or executive officer;

(l)    amend or terminate any i-STT Material Contract, or enter into any contract that would be a i-STT Material Contract;

(m)    enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.02;

(n)    except as necessary to affect reconciliation to GAAP, take any action, with respect to accounting policies, principles or procedures, except as required by any Governmental Entity or a change in GAAP;

(o)    make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to i-STT or any i-STT Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to i-STT or any i-STT Subsidiary;

(p)    except in the ordinary course of business, (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered or otherwise dispose of or grant any security interest in and to any material intellectual property of i-STT, in whole or in part, (ii) grant any license with respect to any material intellectual property of i-STT, other than a license of software granted to customers of i-STT or any i-STT Subsidiary to whom i-STT or any i-STT Subsidiary licenses such software in the ordinary course of business, (iii) develop, create or invent any intellectual property jointly with any third party (other then an employee or consultant), or (iv) disclose, or allow to be disclosed, any confidential i-STT intellectual property, unless such i-STT intellectual property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(q)    make (or become obligated to make) any bonus or severance payments to any of its executive officers other than pursuant to i-STT Plans;

(r)    fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

(s)    permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;

(t)    take, or agree in writing or otherwise to take, any action outside the ordinary course of business that would result in a material change to i-STT Working Capital; or

(u)    take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (t) above, or any action which would reasonably be expected to cause the condition in Section 7.03(b) not to be satisfied.

SECTION 5.03    Conduct of Business by Parent Pending the Merger.    Except as otherwise contemplated by this Agreement, or as specifically set forth in Section 5.03 of the Parent Disclosure Letter, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent shall not do any of the following and shall not permit its subsidiaries to do any of the following, except to the extent that each of Pihana and i-STT shall otherwise consent in writing, which consent, with respect to Sections 5.03(e), (j), (k), (n), and (o) (and with respect to such clauses to the extent covered by Section 5.03(p)), shall not be unreasonably withheld, conditioned or delayed:

(a)    declare, set aside or pay any dividends on or make any other distributions in cash or property in respect of any capital stock;

(b)    cause, permit or propose any amendments to its certificate of incorporation or bylaws or equivalent organizational documents (or similar governing instruments of any of its subsidiaries), except as contemplated by this Agreement;

(c)    issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of Parent or any Parent Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(d)    take any action, with respect to accounting policies, principles or procedures, except as required by any Governmental Entity or a change in GAAP;

(e)    sell, lease, license, pledge, grant, encumber or otherwise dispose of any of its properties or assets, except in the ordinary course of business, consistent with past practice;

(f)    except as contemplated by this Agreement, split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

(g)    acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) all or substantially all of the assets of, or any equity interest (except in compromise of bona fide claims) in, any corporation, partnership, or other business organization;

(h)    incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances (except pursuant to non-material negotiable instruments presented in the ordinary course of business and non-material surety and performance bonds and similar obligations entered into in the ordinary course of business);

(i)    enter into any lease or contract for the purchase or sale of any real property;

(j)    increase, or agree to increase, the compensation payable, or to become payable, to its officers, or grant any severance or termination pay to, or enter into any employment or severance agreement with any of its directors, or officers, or establish, adopt, enter into or amend any material collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Parent Plan (as defined in Section 6.04(b)), agreement, trust, fund, policy or arrangement for the benefit of any director or officer; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by law;

(k)    extend any offers of employment to potential executive officers or terminate any existing employment relationships with any key employee or executive officers, except pursuant to Parent Plans;

(l)    amend any material contract, or enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.03;

(m)    make (or become obligated to make) any bonus or severance payments to any of its executive officers other than with respect to Parent Plans;

(n)    authorize any capital expenditure not included in its capital budget;

(o)    take, or agree in writing or otherwise to take, any action outside the ordinary course of business that would result in a material change to Parent Working Capital; or

(p)    agree in writing or otherwise to take any of the actions described in Section 5.03(a) through (o) above, or any action which would reasonably be expected to cause the condition in Section 7.03(b) not to be satisfied.

SECTION 5.04    Litigation.    Each Party shall give prompt notice to each other Party in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by it to be threatened against such Party, or any of such Party’s officers, directors, employees or stockholders in their capacity as such.

SECTION 5.05    Notification of Certain Matters.    Each Party shall give prompt notice to each other Party of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be reasonably expected to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied; and (ii) any failure or inability of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.05 shall not limit or otherwise affect the remedies available hereunder to the Parties receiving such notice. The Parties acknowledge that reliance shall not be an element of any claim or cause of action by any Party for misrepresentation or breach of a representation, warranty or covenant under this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01    Proxy Statement.

(a)    As promptly as practicable after the execution of this Agreement, (i) the Parties shall prepare and Parent shall file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Parent stockholders (the “Parent Stockholders’ Meeting”) to be held to consider (i) approval of this Agreement and (ii) a reverse split of the Parent Common Stock. Each of Parent, STT Communications and Pihana shall use commercially reasonable efforts to cause the Proxy Statement to be cleared for mailing as promptly as practicable. Each Party shall furnish all information concerning itself as the other may reasonably request in connection with such actions and the preparation of the Proxy Statement. As promptly as practicable after the Proxy Statement shall have been cleared for mailing, Parent shall mail or cause to be mailed the Proxy Statement to its stockholders.

(b)    Except as provided in this Section 6.01(b), the Proxy Statement shall, subject to the fiduciary duties of the Board of Directors of Parent, include the recommendation of the board of directors of Parent to the stockholders of Parent to vote in favor of the approval of this Agreement (the “Parent Board Recommendation”) and approval of the reverse split of the Parent Common Stock and neither the board of directors of Parent nor any committee thereof shall, subject to the next sentence of this Section 6.01(b), withdraw or modify, or propose or resolve to withdraw or modify, in each case in a manner adverse to Pihana or STT Communications, the Parent Board Recommendation. Prior to the time of the Parent Stockholders’ Meeting, Parent’s board of directors may:

(i)    (x) approve or recommend a Superior Proposal (as defined in Section 6.12(d)), or (y) enter into an agreement with respect to a Superior Proposal, in each case at any time after the third business day following STT Communications’ and Pihana’s receipt of written notice from Parent advising STT Communications and Pihana that the board of directors of Parent has received a Superior Proposal which it intends to accept, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal, but only if Parent shall have negotiated in good faith with STT Communications and Pihana to proceed with the transactions contemplated herein on adjusted terms that return at least equivalent value to Parent’s stockholders and debt holders as the Superior Proposal; provided, however, if Parent, STT Communications and Pihana are unable to agree to an acceptable adjustment within such three (3) business day period, Parent shall have no further obligation to negotiate such adjustment.

(ii)    withdraw or modify its approval or recommendation in favor of the approval of this Agreement and the transactions contemplated herein if Parent’s board of directors concludes in good faith, after consultation with its outside counsel, that the withdrawal or modification of such recommendation is consistent with Parent’s board of directors’ fiduciary duties (including its duty of candor) to the Parent Stockholders.

(c)    No amendment or supplement to the Proxy Statement will be made by any Party without the approval of the other party (such approval not to be unreasonably withheld or delayed). Each Party will advise the other Parties, promptly after it receives notice thereof, of the time the SEC has issued formal comments to the Proxy Statement, of the time at which the Proxy Statement has been cleared for mailing or any supplement or amendment has been filed, of the issuance of any stop order with the Proxy Statement or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)    The information supplied by any Party for inclusion in the Proxy Statement shall not, at (i) any time the Proxy Statement is mailed to the stockholders of Parent, and (ii) the time of the Parent Stockholders’ Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to any Party, or its respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement is discovered by any Party, such Party shall promptly inform each other Party. All documents that Parent is responsible for filing with the SEC in connection with the Combination or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

SECTION 6.02    Access to Information; Confidentiality.

(a)    From the date of this Agreement to the Effective Time, each Party shall: (i) provide to each other Party (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, employees, agents, properties, offices and other facilities of such Party and such Party’s subsidiaries and to the books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such Party and such Party’s subsidiaries as the requesting Party or its Representatives may reasonably request.

(b)    The Parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under (i) the Non-Disclosure Letter, dated March 27, 2002 (the “Pihana Non-Disclosure Letter”), between Pihana and Parent and (ii) that certain letter agreement, dated June 17, 2002 (the “Parent Non-Disclosure Letter”), between i-STT and Parent.

SECTION 6.03    Stockholder Meeting.    Parent shall call and hold the Parent Stockholders’ Meeting as promptly as practicable after the date hereof for the purpose of voting to approve this Agreement and a reverse split of the Parent Common Stock, pursuant to the Proxy Statement, and Parent shall use all reasonable efforts to hold the Parent Stockholders’ Meeting as soon as practicable after the date on which the Proxy Statement is cleared for mailing. Nothing herein shall prevent Parent from adjourning or postponing the Parent Stockholders’ Meeting if there are insufficient shares of Parent Common Stock necessary to conduct business at the Parent Stockholders Meeting. Parent, subject to its rights under Section 6.01(b) to recommend a Superior Proposal or withdraw or modify its recommendation to the Parent Stockholders, shall use commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement pursuant to the Proxy Statement and shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the DGCL or applicable stock exchange requirements to obtain such approval.

SECTION 6.04    Employee Benefits Matters.

(a)    Parent shall take such reasonable actions as are necessary to allow all employees of Pihana, i-STT and their respective subsidiaries after the Effective Time (“Continuing Employees”) to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms, provided that employees in countries outside the United States shall participate in benefit programs that are substantially equivalent to those applicable to employees of Parent in the same country.

(b)    From and after the Effective Time, Parent shall take such reasonable actions as are necessary to grant each employee (“Transferred Participants”) of Pihana, i-STT and their respective subsidiaries credit for all service (to the same extent as service with Parent is taken into account with respect to similarly situated employees of Parent) with Pihana or i-STT or their respective subsidiaries (as the case may be) prior to the Effective Time for (i) eligibility and vesting purposes and (ii) for purposes of vacation accrual after the Effective Time as if such service with Pihana or i-STT or their respective subsidiaries was service with Parent. Parent and Pihana or i-STT or their respective subsidiaries agree that where applicable with respect to any medical or dental benefit plan of Parent, Parent shall waive any pre-existing condition exclusion and actively-at-work requirements (provided, however, that no such waiver shall apply to a pre-existing condition of any Transferred Participant who was, as of the Effective Time, excluded from participation in a plan by virtue of such pre-existing condition) and provided that any covered expenses incurred on or before the Effective Time by an employee or an employee’s covered dependents shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Effective Time to the same extent as such expenses are taken into account for the benefit of similarly situated employees of Parent to the extent permitted by the applicable Parent Plan.

(c)    By giving Pihana written notice not less than three business days prior to the Closing Date, Parent may request that Pihana take all necessary corporate action to terminate its 401(k) plan (the “401(k) Plan”) effective as of the date immediately prior to the Closing Date, but contingent on the Closing. If Parent provides such notice to Pihana, Parent shall receive from Pihana evidence that Pihana’s board of directors has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the date immediately preceding the Closing Date.

(d)    Pihana and, as applicable, its ERISA Affiliates each agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing. Parent shall receive from Pihana evidence that the plans, programs or arrangements of Pihana and, as applicable, each ERISA Affiliate have been terminated pursuant to resolutions adopted by of each such entity’s board of directors (the form and substance of which resolutions shall be subject to review and approval of the Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing.

(e)    With respect to all stock purchase, stock option and stock award agreements (including any restricted stock, stock purchase, stock option or stock award agreement under the Pihana Stock Plan) between Pihana or i-STT and any of their current or former employees, directors, consultants or founders effective as of the Effective Time, any and all rights of repurchase under each such agreement shall be assigned to Parent (or to such other entity as Parent shall designate) by virtue of the Combination and without any further action on the part of Pihana, such assignment to be effective as of the Effective Time.

(f)    Parent and i-STT will mutually determine which i-STT Plans (excluding those plans administered by STT Communications or for the benefit of its or its affiliates’ employees), if any, will be maintained by Parent following the Closing.

SECTION 6.05    Further Action; Consents; Filings.

(a)    Upon the terms and subject to the conditions hereof, each Party hereto shall use commercially reasonable efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Combination, Merger and Stock Purchase and the other transactions contemplated by this Agreement, (ii) satisfy, or cause to be satisfied, the conditions to its and each Party’s obligations to consummate the Combination, Merger and Stock Purchase, as applicable, which are set forth in Article VII, including, but not limited to, executing all documents and instruments, and taking all other actions, which are contemplated to be so executed or taken by such Party under any of the conditions set forth in Article VII, (iii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Combination and the other transactions contemplated by this Agreement and (iv) make all necessary filings, and thereafter make any other required submission, with respect to this Agreement, the Combination and the other transactions contemplated by this Agreement required under applicable Law. The Parties hereto shall cooperate with each other in connection with the making of all such filings, including by providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b)    From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each Party shall promptly notify each other Party in writing of any pending or, to the knowledge of such Party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Combination or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of Pihana or i-STT.

SECTION 6.06    No Public Announcement.    The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each Party. Thereafter, unless otherwise required by applicable Law or stock exchange or trading system listing agreement, no Party shall issue any press release or otherwise make any public statements with respect to this Agreement, the Combination or any of the other transactions contemplated by this Agreement without the prior written consent of each other Party. In the case of disclosure required by applicable Law, each Party will, to the extent possible, provide for a prior review of such disclosure by the other Parties.

SECTION 6.07    Indemnification of Officers and Directors.

(a)    For a period of six years from and after the Closing Date, Parent, the Pihana Stockholders (until the R&W Termination Date) (as defined herein) and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of Pihana to the same extent such persons are indemnified by Pihana, as of the date of this Agreement pursuant to Pihana’s certificate of incorporation or bylaws, employment agreements, indemnification agreements identified on the Pihana Disclosure Letter, or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. Pihana represents to Parent that no claim for indemnification has been made by any director or officer of Pihana and, to the knowledge of Pihana, no basis exists for any such claim for indemnification.

(b)    For a period of six years from and after the Closing Date, Parent (until the R&W Termination Date) (as defined herein) and the Surviving Corporation agree to indemnify (including advancement of expenses) and hold harmless all past and present officers and directors of i-STT to the same extent such persons are indemnified by i-STT, as of the date of this Agreement pursuant to i-STT’s certificate of incorporation or bylaws, employment agreements, indemnification agreements identified on the i-STT Disclosure Letter, or under applicable Law for acts or omissions which occurred at or prior to the Effective Time. STT Communications and i-STT represents to Parent that no claim for indemnification has been made by any director or officer of i-STT and, to the knowledge of i-STT and STT Communications, no basis exists for any such claim for indemnification.

(c)    The provisions of this Section 6.07 are intended for the benefit of, and shall be enforceable by, all past and present officers and directors of Pihana and i-STT and his or her heirs and representatives. The rights of all past and present officers and directors of Pihana and i-STT under this Section 6.07 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract, applicable Law or otherwise. If any past or present officer or director shall be forced to commence an action to enforce his of her rights under this Section 6.07, Parent shall reimburse the costs of such suit provided such officer or director is the prevailing party in such suit.

SECTION 6.08    WARN Act.    The Parties agree to consult with each other on the need for and timing of notices pursuant to the Worker Adjustment and Retraining Notification Act, as amended (the “WARN Act”) (or any similar Federal, state or local regulation), which requires employers to give advance notice of defined types of employment loss. Prior to the Closing, Pihana agrees that, if reasonably requested by Parent, it shall, on behalf of Parent, Merger Sub and SP Sub, issue such notices as are required under the WARN Act (or any similar Federal, state or local regulation) to its employees when requested by Parent in order to comply with the applicable provisions of the WARN Act or any similarly applicable state or local law. Any such request by Parent shall be given by Parent in time to permit Pihana to issue notices sufficiently in advance of any lay-off or closing of any offices so that neither Parent nor any subsidiary of Parent shall be liable under the WARN Act for any penalty or payment in lieu of notice to any employee or Governmental Entity. Parent and Pihana shall cooperate in the preparation and giving of such notices, and no such notices shall be given without the approval of Parent, except with respect to actions contemplated by Section 7.02 hereof.

SECTION 6.09    Conversion Schedule.    Section 6.09 of the Pihana Disclosure Letter is a schedule prepared by Pihana (the “Preliminary Conversion Schedule”) showing the number of shares of Parent Common Stock to be issued to each holder of shares of Pihana Stock and each holder of rights to acquire capital stock of Pihana, including the number of shares of Parent Common Stock to be deposited in the Escrow Fund, as of the execution of this Agreement as if the Effective Time and the exchange of shares pursuant to the Merger had occurred as of the date of the Reference Balance Sheet. Pihana and the Pihana Stockholders’ Representative shall prepare a final schedule as of the Effective Time (the “Final Conversion Schedule”), and an officer of Pihana shall certify the Final Conversion Schedule and deliver such schedule to Parent at Closing.

SECTION 6.10    Market Standoff.

(a)    No holder of Parent Merger Shares or Parent Stock Purchase Shares (each a “Holder”) shall, for a period of six months following the Closing, without the prior written consent of Parent, offer sell, contract to sell, pledge or otherwise dispose of, (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by such Holder, any affiliate of such Holder or any person in privity with such Holder or any affiliate of such Holder) directly or indirectly, including by participation in the filing of a registration statement with the SEC in respect of, establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to, any shares of capital stock of Parent or any securities convertible into, or exercisable or exchangeable for such capital stock, or publicly announce an intention to effect any such transaction. Nothing in this Agreement shall restrict or limit the investment banking, lending, broker-dealer or asset management activities of any Holder or any affiliate of any Holder.

(b)    Section 6.10(a) shall not apply to (i) any pledge of shares of Parent capital stock made pursuant to a bona fide loan transaction that creates a mere security interest, (ii) any transfer to the ancestors, descendants or spouse or to trusts for the benefits of such persons; (iii) any transfer to partners, members, wholly-owned subsidiaries or shareholders of such Holder; (iv) any bona fide gift; or (v) any transfer to employees, former employees or consultants of STT Communications to any stock incentive or option plan that STT Communications may establish for their benefit or in substitution for options of STT Communications outstanding as of the Closing Date; provided that (A) the transferring Holder shall inform Parent of such pledge, transfer or gift prior to effecting it and (B) the pledgee, transferee or donee shall furnish Parent with a written agreement to be bound by and comply with all provisions of Section 6.10.

SECTION 6.11    Parent Board of Directors.    The board of directors of Parent will take all actions necessary such that, as of the Effective Time, the Parent board of directors and all committees thereof shall be constituted as contemplated in the Governance Agreement, substantially in the form attached hereto as Exhibit D.

SECTION 6.12    No Solicitation of Transactions.

Until the Closing Date,

(a)    No Party will, directly or indirectly, and each Party will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by means of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of its Representatives to take any such action. Each Party shall immediately notify each other Party if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made, and such Party shall immediately inform each other Party as to the material details of any such proposal, offer, inquiry or contact, including, without limitation, the identity of the party making any such proposal, offer, inquiry or contact, and, if in writing, promptly deliver or cause to be delivered to each other Party a copy of such proposal, offer, inquiry or contact and any other written material relating thereto. Each Party immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. No Party shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

(b)    Notwithstanding anything to the contrary in Section 6.12(a), Parent’s board of directors may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer regarding a Competing Transaction if Parent’s board of directors has (i) reasonably concluded after consultation with outside legal counsel and a financial advisor of internationally recognized reputation that such proposal or offer constitutes a Superior Proposal (as defined below), (ii) reasonably concluded, after consultation with its outside legal counsel, that, in light of such Superior Proposal, failing to furnish such information or entering into discussions would be inconsistent with its fiduciary obligations to Parent’s stockholders under applicable Law, and (iii) provided written notice to each of STT Communications and Pihana of its intent to furnish information or enter into discussions with such person; provided, however, that Parent’s board of directors shall furnish to each other Party all information provided to the person who has made the Superior Proposal to the extent that such information has not been previously provided to such Parties and shall keep each of STT Communications and Pihana reasonably informed as to the status of any discussions regarding such Superior Proposal.

(c)    A “Competing Transaction” means any of the following involving Pihana, i-STT or Parent (other than the Merger, the Stock Purchase, the Combination and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 15% or more of the assets of a Party and such Party’s subsidiaries, taken as a whole; (iii) a tender offer or exchange offer for, or any offer to purchase directly from a Party, 15% or more of the outstanding voting securities of a Party; provided, however that transactions related to the conversion of the Senior Notes and the Syndicated Loan described in Sections 7.01(g)(ii) and (iii) shall not be Competing Transactions for purposes of Section 6.12(a); (iv) any solicitation in opposition to adoption by Parent’s stockholders of this Agreement; or (v) any liquidation, dissolution, recapitalization or other significant corporate reorganization of a Party.

(d)    A “Superior Proposal” means an unsolicited written bona fide offer made by a third party to consummate a Competing Transaction (changing the 15% thresholds to 50%) on terms (including conditions to consummation of the contemplated transaction) that the board of directors of Parent determines, in its good faith reasonable judgment, to be more favorable to Parent’s stockholders and/or debt holders (to the extent they are owed a legal duty) from a financial point of view than the terms of the Combination (taken as a whole).

(e)    Nothing contained in this Agreement shall prohibit Parent or its board of directors from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or otherwise complying with its duty of candor to the stockholders of Parent.

SECTION 6.13    Exculpation among Parties.    Each Party has reviewed all documents, records and information relating to (i) this Agreement and the transactions contemplated herein, and (ii) each other Party, which each such Party has desired to review in connection with its decision to enter into this Agreement and to consummate the transactions contemplated hereby. Each Party has relied solely on its own knowledge, judgment, experience, due diligence and any other review or analysis (or that of its advisors) necessary for such Party to make the decision whether to enter into this Agreement and to consummate the transactions contemplated hereby, and such Party has not relied upon (x) any representation or warranty other than the representations and warranties of each other Party set forth in this Agreement or (y) any knowledge, experience, due diligence or any other review or analysis of any other Party (or any other Party’s advisors).

SECTION 6.14    Tax Treatment of Merger.    The Merger is intended to constitute a taxable acquisition of the stock of Pihana (and not a reorganization under Section 368 of the Code or part of a transaction described in Section 351 of the Code) for United States federal income tax purposes and for purposes of corresponding applicable state and local tax Laws. Parent shall report the acquisition in a manner consistent with this intent.

SECTION 6.15    Tax Treatment of Stock Purchase.    The Stock Purchase is intended to constitute a taxable acquisition of the stock of i-STT (and not a reorganization under Section 368 of the Code or part of a transaction described in Section 351 of the Code) for United States federal income tax purposes and for purposes of corresponding applicable state and local tax Laws. Parent shall report the acquisition in a manner consistent with this intent.

SECTION 6.16    Structure of Transaction.    The Parties agree to use commercially reasonable efforts to take, at the Closing, all actions necessary to implement the transactions contemplated by this Agreement and the other agreements referenced herein, including but not limited to reorganizing the corporate holding structure of i-STT and Parent in order to effect the grant of security interests contemplated by the Security Documents (as defined in the Securities Purchase Agreement) and to provide for organizational and tax efficiencies post-Closing. Without limiting the generality of the foregoing, the Parties agree (i) that the subsidiaries of Pihana located in Singapore will, as of Closing, become wholly-owned subsidiaries of i-STT, and all equity interests, assets, liabilities, obligations and commitments of or relating to the operations of Pihana’s businesses outside of Singapore will be transferred or removed therefrom and (ii) that i-STT Nation Ltd. will be reorganized as described in Schedule 3B.03 of the i-STT Disclosure Letter.

SECTION 6.17    i-STT Name and Marks.    As of the Closing Date, i-STT will execute and deliver to STT Communications such instruments of assignment or transfer in a form to be mutually agreed upon by Parent, i-STT and STT Communications, as are reasonably necessary to transfer to STT Communications all rights of ownership and use with respect to the trade name “i-STT” and all trademarks (whether registered or unregistered) and trademark applications which include or incorporate “i-STT” or graphical variances thereof (the “Retained Name and Marks”), as indicated on Section 3B.14 of the i-STT Disclosure Letter. Notwithstanding the foregoing, STT Communications will grant to Parent and i-STT a royalty-free, worldwide, fully paid-up right and license, in a form to be mutually agreed upon by Parent, i-STT and STT Communications, to use the Retained Name and Marks in connection with Parent’s and i-STT’s businesses for the purpose of transitioning i-STT’s service to the Parent brand for a commercially reasonable transition period, not to exceed one year following the Closing Date. It is agreed by the parties that the Retained Name and Marks will only be used in connection with the i-STT business as it is currently conducted.

SECTION 6.18    Nasdaq Listing.    Prior to Closing, Parent will seek to have Nasdaq review the material features of the Combination and related transactions (including the transactions contemplated by the Securities Purchase Agreement), and prior to and following Closing, Parent will use all commercially reasonable efforts to ensure that Parent Common Stock shall remain listed on The Nasdaq National Market or The Nasdaq SmallCap Market as contemplated by Section 7.01(j) (and, if the Parent Common Stock is listed on The Nasdaq SmallCap Market, Parent shall use all commercially reasonable efforts to obtain a re-listing of Parent Common Stock on The Nasdaq National Market).

SECTION 6.19    United States Real Property Interests.

(a)    At all times from and after the date hereof until such time as neither STT Communications nor its affiliates hold the capital stock or debt securities of Parent received by STT Communications in connection with the consummation of the transactions contemplated in this Agreement (or the capital stock of Parent received upon the conversion of any such securities), and provided that STT Communications has not explicitly in writing waived its rights under this Section 6.19, Parent shall use all commercially reasonable efforts to ensure that such securities do not at any time constitute “United States real property interests” under Section 897(c) of the Code, including but not limited to (i) a sale-leaseback transaction with respect to all real property interests of Parent and its subsidiaries or (ii) the formation of a holding company organized under the laws of the Republic of Singapore which would issue shares of its capital stock in exchange for all outstanding stock of Parent, the submission of such a transaction to the stockholders of Parent for their approval, the consummation of such an exchange and the exchange of the debt securities held by STT Communications for similar securities of the holding company, in any case if required so that STT Communications and its affiliates do not hold United States real property interests under Section 897(c) of the Code, provided, in each case, that the taking of such action is commercially reasonable for Parent and its shareholders.

(b)    Parent shall cooperate with STT Communications in all facets of review, planning and implementation with respect to the matters set forth in subsection (a) above. Without limiting the generality of the foregoing, Parent (i) shall provide, and shall cause its accountants and advisors to provide, STT

Communications and its accountants and advisors with all information reasonably requested by STT Communications which may be relevant to a determination of whether STT Communications is a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) under the then-existing state of facts or under alternative actions which may be taken in accordance with subsection (a) above, and (ii) shall undertake to obtain from time to time, if and as requested by STT Communications, at Parent’s cost and expense, a valuation, prepared by an independent valuation firm of national reputation, of all real property interests, wherever located, which are used or held for use in a trade or business, within the meaning of Section 897(c) of the Code, owned by Parent and its subsidiaries; provided, however, that Parent shall only bear the cost and expense of any such valuation undertaken once per calendar year, and that the costs and expense of any such valuations undertaken more often than once per year shall be paid by STT Communications.

SECTION 6.20    Release of Guarantees.    Parent shall cooperate with STT Communications and use reasonable best efforts to obtain the release of STT Communications, prior to the Closing (or, if such release is not obtained prior to the Closing, following the Closing) from the guarantees set forth as items 4 and 5 in Schedule 3B.29 of the i-STT Disclosure Letter, including without limitation by obtaining replacement guarantees of i-STT, if commercially reasonable to do so.

SECTION 6.21    Cash Balance, Working Capital and Total Other Liabilities.    Parent, STT Communications and Pihana will negotiate in good faith to determine the amounts to be included in Schedules 2C.02(h)(iv), 7.04(f) and 7.04(g) of the Parent Disclosure Letter, Schedules 2B.02(h)(iv), 7.03(h) and 7.03(i) of the i-STT Disclosure Letter and Schedules 2A.02(h)(iii), 7.02(m), 7.02(n) and 7.02(o) of the Pihana Disclosure Letter with respect to Cash Balance, Working Capital and Total Other Liabilities amounts for January 2003, February 2003 and March 2003 with the objective of determining such amounts within 30 days of the date of this Agreement. Such amounts shall be determined in a method consistent with the determination of the amounts set forth in such disclosure letters as of the date of this Agreement.

ARTICLE VII

CONDITIONS TO THE MERGER

SECTION 7.01    Conditions to the Obligations of Each Party.    The respective obligations of each Party to consummate the Combination are subject to the satisfaction or waiver of the following conditions:

(a)    Stockholder Approval.    This Agreement shall have been approved and adopted by the requisite affirmative vote of the stockholders of (i) Pihana in accordance with the DGCL, Pihana’s certificate of incorporation and bylaws and (ii) Parent in accordance with the DGCL, Parent’s certificate of incorporation and bylaws, and the rules of The Nasdaq National Market.

(b)    No Order.    No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger, the Stock Purchase or the Combination illegal or otherwise prohibiting consummation of the Merger, the Stock Purchase or the Combination.

(c)    No Restraints.    There shall not be pending or threatened any suit, action, investigation or proceeding to which a Governmental Entity is a party (i) seeking to restrain or prohibit the consummation of the Merger, the Stock Purchase or the Combination or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or Pihana any damages that are material or (ii) seeking to prohibit or limit the ownership or operation by Parent of any portion of the respective i-STT or Pihana businesses or assets.

(d)    Post-Closing Board of Directors and Management.    Parent shall have taken all corporate action required such that, immediately following the Closing, Parent’s board of directors shall be constituted in accordance with the Governance Agreement and Parent’s Bylaws, and senior management (including the head of Parent’s Asia/Pacific Region) shall be constituted with the persons mutually agreed by Parent and STT Communications.

(e)    Bankruptcy.    No Party shall have voluntarily or involuntarily commenced any proceeding seeking any bankruptcy reorganization, arrangement, compensation, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation.

(f)    Waiver of Anti-takeover Provisions.    Parent’s board of directors shall have taken all necessary steps to effect the waiver of any anti-takeover restrictions applicable to the Combination or to any transactions that may be undertaken at any time or from time to time following the Effective Time by STT Communications or its affiliates, including without limitation Section 203 of the DGCL.

(g)    Simultaneous Closings.    The following shall be set to occur simultaneous with the Closing:

(i)    Combination.    Each of the Merger and the Stock Purchase;

(ii)    Parent’s Senior Notes.    Parent’s repurchase or exchange of Parent’s 13% Senior Notes, due 2007 (the “Senior Notes”) on terms (including amendment of the indenture) substantially in accordance with those set forth on Exhibit E such that (i) the remaining aggregate principal amount thereof is less than $22.3 million, and (ii) no more than $2,392,000 is paid in interest to the holders of Senior Notes in respect of the interest payment due December 1, 2002;

(iii)    Parent’s Syndicated Loan.    Execution of an amendment to the Amended and Restated Credit and Guaranty Agreement, dated as of September 30, 2001 as amended on July 31, 2002 (the “Syndicated Loan”) on terms substantially in accordance with those set forth on Exhibit F and no more than $7.5 million in cash is used to reduce the aggregate principal amount thereof (excluding any matching interest payments tied to the outstanding Senior Notes); and

(iv)    Convertible Secured Notes.    Consummation of the transactions contemplated by the Securities Purchase Agreement attached hereto as Exhibit G (the “Securities Purchase Agreement”), including the issuance of convertible secured promissory notes (the “Notes”) and attached warrants.

(h)    Governance Agreement.    The Governance Agreement shall have been executed by each party listed on the signature pages thereto and delivered to Parent and STT Communications and the Pihana Stockholders’ Representative and such agreement shall remain in full force and effect.

(i)    Escrow Agreement.    Parent, i-STT and the Pihana Stockholders’ Representative shall have entered into the Escrow Agreement and the Escrow Agreement shall be in full force and effect.

(j)    Nasdaq Listing.    Shares of Parent Common Stock (including the shares issuable pursuant to this Agreement (and upon conversion of the Parent Preferred Stock) shall be listed on either The Nasdaq National Market or The Nasdaq SmallCap Market; provided, however, that if Parent Common Stock shall be listed on The Nasdaq National Market as of the Closing, Parent shall not have received notice from Nasdaq indicating that it may be delisted (unless all issues raised by such notice have been resolved to the satisfaction of Nasdaq as of Closing, as indicated in writing from Nasdaq); and provided further, that if Parent Common Stock shall be listed on The Nasdaq SmallCap Market as of the Closing, (i) Nasdaq shall not have withdrawn its interpretive position that would enable Parent to re-list the Parent Common Stock on The Nasdaq National Market without any condition based on trading price of Parent Common Stock other than a condition of having a minimum trading price of $1.00 per share, (ii) Nasdaq shall not have advised Parent that it fails to meet, or potentially may fail to meet, any other condition to re-listing of Parent Common Stock on The Nasdaq National Market and (iii) Parent shall have completed, or shall be in a position to complete, immediately following Closing, a reverse stock split which, based upon the bid price of Parent Common Stock immediately prior to Closing, will result in such bid price being above $1.00 per share immediately following Closing.

(k)    Strategic Plan.    Parent and STT Communications shall have agreed upon the terms of a mutually acceptable management financial model and management structure with respect to the post-Closing operations of Parent.

SECTION 7.02    Conditions to the Obligations of Parent, Merger Sub, SP Sub and STT Communications to Consummate the Merger. The obligations of Parent, Merger Sub, SP Sub and STT Communications to consummate the Merger with Pihana are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties made by Pihana in this Agreement that are qualified as to materiality or Pihana Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by Pihana in this Agreement that are not qualified as to materiality or Pihana Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent and STT Communications shall have received a certificate of the chief executive officer of Pihana to that effect.

(b)    No Pihana Material Adverse Effect.    No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or would be reasonably expected to have, a Pihana Material Adverse Effect.

(c)    Agreements and Covenants.    Pihana shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent and STT Communications shall have received a certificate of the Chief Executive Officer of Pihana to that effect.

(d)    Termination of Pihana Leases.    In addition to the lease terminations described in Sections 7.02(s), 7.02(t) and 7.02(u), Pihana shall have provided written confirmation of termination of its office lease in San Francisco.

(e)    Approvals.    Pihana shall have received, each in form and substance reasonably satisfactory to Parent and STT Communications, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.02(c) of the Pihana Disclosure Letter or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Pihana Material Adverse Effect.

(f)    Appraisal Rights.    Holders of no more than three percent (3%) of the voting power represented by the outstanding shares of Pihana Stock shall have exercised, nor shall they have a continued right to exercise, appraisal rights under the DGCL with respect to any aspect of the Combination.

(g)    Termination of Employee Plans.    No later than 10 days prior to the Closing Parent will notify Pihana of which Pihana Plans are to be terminated in connection with the Closing. Except as set forth in Section 7.02(g) of the Pihana Disclosure Letter, Pihana shall have terminated the applicable Pihana Plans prior to Closing, and Pihana shall have provided Parent with evidence, reasonably satisfactory to Parent, as to the termination of such Pihana Plans.

(h)    Secretary’s Certificate.    Parent and STT Communications shall have received (i) a certificate executed by the secretary of Pihana attaching and certifying as to matters customary for a transaction of this type, including the true and correct copies of Pihana’s current certificate of incorporation and bylaws and copies of the resolutions of Pihana’s board of directors and Pihana Stockholders approving and adopting this Agreement and the transactions relating hereto.

(i)    Estoppel Certificate.    Parent and STT Communications shall have received an estoppel certificate, dated as of a date not more than five days prior to the Closing Date and in form and content reasonably satisfactory to Parent, executed by the parties listed in Section 7.02(i) of the Pihana Disclosure Letter.

(j)    FIRPTA Compliance.    Pihana shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, in form and substance satisfactory to Parent, which states that shares of capital stock of Pihana do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, Pihana shall have provided to Parent, as agent for Pihana, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of Pihana upon the consummation of the Merger.

(k)    Termination of Pihana’s Agreements.    Parent and STT Communications shall have been furnished with evidence reasonably satisfactory to them that all co-sale, voting, registration, first refusal, first offer, preemptive, board observation or informational or operational rights or covenants granted by Pihana that were in effect prior to the Closing, and not otherwise contemplated by this Agreement, shall have no further substantive effect.

(l)    Board Resignations.    Pihana shall have received written letters of resignation from each of the current members of the board of directors of Pihana and each Pihana Subsidiary, in each case effective at the Effective Time, if and as contemplated by the strategic plan exchanged by the Parties on the date of this Agreement.

(m)    Pihana Cash Balance Compliance.    The Pihana Cash Balance on the Final Pihana Certificate shall equal or exceed the applicable amount specified as the Closing Cash Schedule set forth in Section 7.02(m) of the Pihana Disclosure Letter.

(n)    Pihana Working Capital Compliance.    The Pihana Working Capital on the Final Pihana Certificate shall equal or exceed the applicable amount specified in Section 7.02(n) of the Pihana Disclosure Letter.

(o)    Pihana Total Other Liabilities Compliance.    The Pihana Total Other Liabilities on the Final Pihana Certificate shall be less than the applicable amount specified in Section 7.02(o) of the Pihana Disclosure Letter.

(p)    Pihana Stock Plan.    The Pihana Stock Plan shall be terminated, and each outstanding Pihana Option shall be have been exercised immediately prior to the Effective Time or shall have terminated as a result of the Merger.

(q)    Parachute Payments.    Pihana shall provide evidence satisfactory to STT Communications that Pihana has properly withheld all applicable withholding taxes for any payments, forgiveness of indebtedness and any other value accruing to any employee who received, on or prior to the Closing Date, any such payment, forgiveness of indebtedness or other accrued value that may be deemed an “Excess Parachute Payment” within the meaning of Section 280G of the Code.

(r)    Divestiture of Korean Operations.    Pihana shall have divested itself of its Korean operations and Pihana shall not have any remaining ownership interest, liabilities or other obligations related to any aspect of such Korean operations.

(s)    Hawaiian Operations.    With respect to its Hawaiian operations and as further described in Section 7.02(s) of the Pihana Disclosure Letter, Pihana shall have (i) effected a reduction in force, (ii) terminated, or obtained the right to terminate, its headquarters lease on or prior to the 180th day following the Closing Date and (iii) deducted from the Pihana Cash Balance and Pihana Working Capital all liabilities associated with such reduction in force (including any severance, repatriation or employment-related payments) and any net liabilities that will exist on or after the 181st day following the Closing Date.

(t)    Los Angeles Operations.    With respect to its Los Angeles operations and as further described in Section 7.02(t) of the Pihana Disclosure Letter, Pihana shall have (i) effected a reduction in force, (ii) terminated, or obtained the right to terminate, the lease for the second floor of the Los Angeles data center and (iii) deducted from the Pihana Cash Balance and Pihana Working Capital all net liabilities associated with such reduction in force (including any severance, repatriation or employment-related payments) and lease option and termination.

(u)    Singapore Operations.    With respect to its Singapore sales office and as further described in Section 7.02(u) of the Pihana Disclosure Letter, Pihana shall have (i) effected a reduction in force, (ii) terminated its lease and (iii) deducted from the Pihana Cash Balance and Pihana Working Capital all net liabilities associated with such reduction in force (including any severance, repatriation or employment-related payments) and lease termination.

SECTION 7.03    Conditions to the Obligations of Parent, Merger Sub, SP Sub and Pihana to Consummate Stock Purchase.    The obligations of Parent, Merger Sub, SP Sub and Pihana to consummate the Stock Purchase with STT Communications are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties made by STT Communications and i-STT in this Agreement that are qualified as to materiality or i-STT Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all respects, and each of the representations and warranties made by STT Communications and i-STT in this Agreement that are not qualified as to materiality or i-STT Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and Parent and Pihana shall have received a certificate of the chief executive officer of i-STT to that effect.

(b)    No i-STT Material Adverse Effect.    No event or events shall have occurred, or could be reasonably likely to occur, which, individually or in the aggregate, have, or would be reasonably expected to have, a i-STT Material Adverse Effect.

(c)    Agreements and Covenants.    i-STT shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent and Pihana shall have received a certificate of the chief executive officer of i-STT to that effect.

(d)    Approvals.    i-STT shall have received, each in form and substance reasonably satisfactory to Parent and Pihana, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.03(d) of the i-STT Disclosure Letter or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a i-STT Material Adverse Effect.

(e)    Transition Services Agreement.    STT Communications and Parent shall have executed a mutually satisfactory Transition Services Agreement under which, for a period of at least 180 days following the Closing Date, STT Communications shall provide to i-STT certain administrative services in the areas of human resources, payroll, legal, corporate secretarial, tax advisory, treasury, general management and insurance, and i-STT shall provide to STT Communications certain administrative services in the areas of finance software, and accounting for other small subsidiaries of STT Communications, with all of the foregoing services to be reimbursed at cost plus five percent (5%).

(f)    Secretary’s Certificate.    Parent and Pihana shall have received a certificate executed by the secretary of i-STT attaching and certifying as to matters customary for a transaction of this type, including, without limitation, the true and correct copies of i-STT’s current certificate of incorporation and bylaws and copies of the resolutions of i-STT’s board of directors and i-STT Stockholders approving and adopting this Agreement and the transactions relating hereto.

(g)    Board and Officer Resignations.    i-STT shall have received written letters of resignation from each of the current members of the board of directors of i-STT and each i-STT Subsidiary, and the officers to be mutually agreed upon by the Parties, in each case effective at the Effective Time, if and as contemplated by the strategic plan exchanged by the Parties on the date of this Agreement.

(h)    i-STT’s Working Capital Compliance.    The i-STT Working Capital on the Final i-STT Certificate shall equal or exceed the amount specified on Section 7.03(h) of the i-STT Disclosure Letter.

(i)    i-STT Total Other Liabilities Compliance.    The i-STT Total Other Liabilities on the Final i-STT Certificate shall be less than the amount specified in Section 7.03(i) of the i-STT Disclosure Letter.

SECTION 7.04    Conditions to the Obligations of Pihana, i-STT and STT Communications.    The obligations of Pihana, i-STT and STT Communications to consummate the Combination with Parent are subject to the satisfaction or waiver of the following additional conditions:

(a)    Representations and Warranties.    Each of the representations and warranties made by Parent, Merger Sub and SP Sub in this Agreement that are qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct, and each of the representations and warranties made by Parent, Merger Sub and SP Sub in this Agreement that are not qualified as to materiality or Parent Material Adverse Effect, or any similar standard or qualification, shall be true and correct in all material respects, in each case as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and Pihana and STT Communications shall have received a certificate of a duly authorized officer of Parent to that effect.

(b)    No Parent Material Adverse Effect.    No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or could have, a Parent Material Adverse Effect.

(c)    Agreements and Covenants.    Each of Parent, Merger Sub and SP Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Pihana and STT Communications shall have received a certificate of a duly authorized officer of Parent to that effect.

(d)    Approvals.    Parent shall have received, each in form and substance reasonably satisfactory to Pihana and STT Communications, all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.04(d) of the Parent Disclosure Letter or (iii) the failure of which to obtain would have, or could reasonably be expected to have, a Parent Material Adverse Effect.

(e)    Secretary’s Certificate.    Pihana and STT Communications shall have received a certificate executed by the secretary of Parent attaching and certifying as to matters customary for a transaction of this type, including, without limitation, the true and correct copies of Parent’s current certificate of incorporation and bylaws and copies of the resolutions of Parent’s board of directors and Parent’s stockholders approving and adopting this Agreement and the transactions relating hereto.

(f)    Parent Working Capital Compliance.    Parent’s Working Capital on the Final Parent Certificate shall equal or exceed the amount specified on Section 7.04(f) of the Parent Disclosure Letter.

(g)    Parent Total Other Liabilities Compliance.    Parent’s Total Other Liabilities on the Final Parent Certificate shall be less than the amount specified on Section 7.04(g) of the Parent Disclosure Letter.

(h)    iStar Lease.    The Ground Lease by and between iStar San Jose, LLC and Parent, dated as of June 21, 2000, as modified on September 20, 2001 and May 20, 2002, shall have been modified on terms substantially in accordance with those set forth in Exhibit H.

(i)    No Defaults.    Except as contemplated by Section 7.01(g)(ii), neither Parent nor any ParentSubsidiary shall have (A) failed to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (as such term is defined in the Securities Purchase Agreement) in an individual principal amount of $250,000 or more or with an aggregate principal amount of

$1.0 million or more, in each case beyond the grace period, if any, provided therefor or (B) breached or defaulted with respect to any other material term of one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (A) above or any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness.

(j)    Property Valuation.    Parent shall have obtained and delivered to STT Communications a valuation, prepared by an independent valuation firm or accounting firmof national reputation, of (i) all real property interests, wherever located, within the meaning of Section 897 of the Code, owned by Parent or its subsidiaries and (ii) United States real property interest (as defined in Section 897(c)(1) of the Code) owned by Pihana and its subsidiaries, and such valuation shall support a conclusion that as of the Closing Date, after giving effect to the transactions contemplated by this Agreement, Parent will not be a United States real property holding corporation (as defined in Section 897(c)(2) of the Code). Pihana shall cooperate with Parent in all facets of review, planning and implementation with respect to the matters set forth in this Section 7.04(j).

SECTION 7.05    Operation of Closing Conditions.    The operative provisions for the matters described in this Section 7.05 are found in Sections 7.01, 7.02, 7.03 and 7.04 (collectively, the “Closing Conditions”) and Articles VIII. The Closing Conditions shall operate as follows:

(a)    Any Party may waive one or more Closing Conditions (in such Party’s sole discretion), to its obligations; provided, however, that Section 7.01(g)(ii) may be waived on behalf of all Parties only by two of the following three parties: (i) Parent, (ii) STT Communications, and (iii) Pihana.

(b)    The failure of any Party to satisfy a Closing Condition to be satisfied by such Party contained in Section 7.01, 7.02, 7.03 or 7.04, as the case may be, shall not relieve such Party from its obligation to consummate the Merger, the Stock Purchase and/or the Combination if the other Parties have satisfied their Closing Conditions.

(c)    If one Party elects not to consummate the Combination because one or more of the Closing Conditions to its obligations is not satisfied, the other Parties may (but neither shall be required to) consummate the Merger or the Stock Purchase, as applicable, or any other transaction on such terms as they may mutually agree.

(d)    If the Closing Conditions to the obligations of any Party or Parties are not satisfied because of the failure of another Party (the “Failing Party”) to satisfy Closing Conditions which relate to the performance or status of the Failing Party, the Parties other than the Failing Party may (but shall not be required to) elect to consummate the Merger or Stock Purchase, as applicable, or any other transaction on such terms as they may mutually agree.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01    Termination.    This Agreement may be terminated and the Merger, the Stock Purchase and the other transactions contemplated by this Agreement may be abandoned notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:

(a)    by mutual written consent duly authorized by the boards of directors of each Party;

(b)    by any Party if the Effective Time shall not have occurred on or before January 31, 2003 (the “Termination Date”); provided, however, that in the event that the Effective Time shall not have occurred on or before January 31, 2003 solely as a result of the failure to obtain all regulatory approvals required to consummate the Merger, the Stock Purchase and the other transactions contemplated by this Agreement (including but not limited to the SEC clearing the Proxy Statement for mailing), the Termination Date shall be extended for two successive 30 calendar day periods (provided that in no event will the Termination Date be extended beyond March 31, 2003); provided, further however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

(c)    by any Party upon the issuance of any Order which is final and nonappealable which would (i) prevent such Party from consummating the Merger, the Stock Purchase or the Combination, (ii) prohibit Parent’s ownership or operation of any portion of the business of Pihana or i-STT or (iii) compel Parent following the Closing to dispose of or hold separate, as a result of the Merger, the Stock Purchase or the Combination, any portion of the business or assets of i-STT, Pihana or Parent;

(d)    by Parent upon a breach of any material representation, warranty, covenant or agreement on the part of Pihana or STT Communications or i-STT set forth in this Agreement, or if any representation or warranty of Pihana or STT Communications or i-STT shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b), with respect to Pihana, or Sections 7.03(a) and 7.03(b) with respect to STT Communications and i-STT, would not be satisfied (“Parent Terminating Breach”); provided, however, that, if such Parent Terminating Breach is curable by Pihana or STT Communications and i-STT, as the case may be, through the exercise of its best efforts and for so long as Pihana or STT Communications and i-STT, as the case may be, continues to exercise such best efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within 30 days after notice thereof is provided by Parent to Pihana or i-STT, as the case may be (but no cure period is required for a breach which, by its nature, cannot be cured);

(e)    by i-STT upon a breach of any material representation, warranty, covenant or agreement on the part of Parent, Merger Sub, SP Sub, or Pihana set forth in this Agreement, such that the conditions set forth in Sections 7.04(a) and 7.04(b) with respect to Parent, Merger Sub and SP Sub, or Section 7.02(a) and 7.02(b) with respect to Pihana, would not be satisfied (“i-STT Terminating Breach”); provided, however, that, if such i-STT Terminating Breach is curable by Parent or Pihana, as the case may be, through the exercise of its best efforts and for so long as Parent or Pihana, as the case may be, continues to exercise such best efforts, STT Communications may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within 30 days after notice thereof is provided by STT Communications or i-STT to Parent or Pihana, as the case may be (but no cure period is required for a breach which, by its nature, cannot be cured);

(f)    by Pihana upon a breach of any material representation, warranty, covenant or agreement on the part of Parent, Merger Sub, SP Sub, STT Communications or i-STT set forth in this Agreement, such that the conditions set forth in Sections 7.04(a) and 7.04(b) with respect to Parent, Merger Sub and SP Sub, or Sections 7.03(a) and 7.03(b) with respect to STT Communications and i-STT, would not be satisfied (“Pihana Terminating Breach”); provided, however, that, if such Pihana Terminating Breach is curable by Parent or i-STT, as the case may be, through the exercise of its best efforts and for so long as Parent or i-STT, as the case may be, continues to exercise such best efforts, Pihana may not terminate this Agreement under this Section 8.01(f) unless such breach is not cured within 30 days after notice thereof is provided by Pihana to Parent or STT Communications or i-STT, as the case may be (but no cure period is required for a breach which, by its nature, cannot be cured);

(g)    by STT Communications and/or Pihana if (i) the board of directors of Parent withdraws, or modifies its recommendation to vote in favor (whether or not permitted by this Agreement) of this Agreement and the transactions contemplated hereby, (ii) the board of directors of Parent shall have recommended (whether or not permitted by this Agreement) to the stockholders of Parent a Competing Transaction, or (iii) a tender offer or exchange offer for 15% or more of the outstanding shares of Parent Stock is commenced, and the board of directors of Parent fails, within five (5) business days, to recommend against acceptance of such tender offer or exchange offer by its stockholders (including by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders);

(h)    automatically if this Agreement shall fail to receive the requisite vote for approval at the Parent Stockholders’ Meeting; and

(i)    by Parent, STT Communications or Pihana, if Parent enters into one or more agreements with a third party with respect to a Superior Proposal as permitted by Section 6.01(b)(i)(y).

SECTION 8.02    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and there shall be no liability under this Agreement on the part of Parent, Merger Sub, SP Sub, Pihana, i-STT or STT Communications or any of their respective officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that with respect to terminations pursuant to Sections 8.01(g), (h), and (i), Section 8.05 shall survive termination of this Agreement; and provided, further, that (i) Section 6.02(b), Section 6.06, Section 8.02 and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of their representations or warranties or the breach of any of their covenants or agreements set forth in this Agreement; provided, however, that as to clause (ii), Parent’s liability shall be limited to the amount set forth in Section 8.05(b) or Section 8.05(c) in circumstances when such sections apply.

SECTION 8.03    Amendment.    This Agreement may be amended by the Parties by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by the Parties who remain a Party to this Agreement.

SECTION 8.04    Waiver.    At any time prior to the Effective Time, any Party hereto may (a) extend the time for the performance of any obligation or other act of any other Party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein, provided that such extension or waiver shall not bind any other Party to whom the obligation is owed or for whose benefit the representations, warranties, agreements or conditions have been made or given. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.

SECTION 8.05    Expenses.

(a)    Except as set forth in this Section 8.05, all Expenses (as defined below) incurred in connection with this Agreement, the Merger, the Stock Purchase, the Combination and the other transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger, the Stock Purchase or any other transaction is consummated, except that Parent shall pay all printing costs, filing fees and costs of mailing the Proxy Statement and all SEC regulatory filing fees incurred in connection with the Proxy Statement (“Registration Expenses”); provided, however, that for purposes of Section 7.04 or Article II of this Agreement, such Registration Expenses shall not, (i) to the extent paid prior to the Closing Date, be deducted from the Parent Cash Balance (for purposes of either the Parent Cash Balance or Parent Working Capital tests) or (ii) to the extent not paid prior to the Closing Date, be included in the Parent Net Liabilities or Parent Working Capital (for purposes of either the Parent Net Liabilities or Parent Working Capital tests). “Expenses” as used in this Agreement shall include all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approval, the filing of any required notices under applicable Laws and regulations and all other matters related to the closing of the Merger, the Stock Purchase and the other transactions contemplated by this Agreement.

(b)    Parent agrees that it shall pay to each of STT Communications and Pihana $1,300,000 if STT Communications or Pihana shall terminate this Agreement pursuant to Section 8.01(g) or (i);

(c)    If this Agreement shall terminate pursuant to Section 8.01(h) hereof, Parent shall pay each of STT Communications and Pihana up to $750,000 to cover reasonable Expenses; provided, however, if within twelve (12) months of the date of the termination of this Agreement pursuant to Section 8.01(h), Parent shall consummate a Competing Transaction or shall have entered into a definitive agreement relating to such

Competing Transaction, Parent shall pay each of STT Communications and Pihana $1,300,000, less any Expenses previously paid to STT Communications or Pihana, as the case may be, pursuant to this Section 8.05(c).

(d)    Except as otherwise required by Section 8.01, any payment required to be made to STT Communications or Pihana, or both, pursuant to Section 8.05(b) or (c) shall be made not later than five business days after delivery to Parent of notice of demand for payment and, with respect to Section 8.05(c), an itemization setting forth in reasonable detail all Expenses of the demanding Party, and shall be made by wire transfer of immediately available funds to an account designated by the demanding Party.

(e)    In the event that Parent shall fail to pay the amounts due to STT Communications and Pihana pursuant to Sections 8.05(b) or (c) when due, Parent shall pay each of STT Communications and Pihana (and the term “Expenses” shall be deemed to include) the costs and expenses actually incurred or accrued by the Party or Parties seeking payment (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 8.05, together with interest on such amounts and unpaid Expenses, commencing on the date that such amounts and Expenses became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in The City of New York, as such bank’s prime rate.

(f)    Parent, STT Communications and Pihana agree that the agreements contained in Sections 8.05(b) and (c) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

ARTICLE IX

INDEMNIFICATION

SECTION 9.01    Survival of Representations and Warranties.

(a)    The representations and warranties of each Party contained in this Agreement shall survive the Effective Time until 5:00 p.m. California time on the first anniversary of the Closing (the “R&W Termination Date”), other than the representation contained in Section 4.33 which shall survive until the expiration of the applicable statute of limitations. Neither the period of survival nor the liability of Parent, the Pihana Stockholders and STT Communications, with respect to (i) Parent’s, Merger Sub’s and SP Sub’s representations and warranties, (ii) Pihana’s representations and warranties, and (iii) STT Communications’ and i-STT’s representations and warranties, respectively, shall be affected by any investigation made at any time (whether before or after the Effective Time) by or on behalf of Pihana, STT Communications or the Pihana Stockholders or by any actual, implied or constructive knowledge or notice of any facts or circumstances that Parent, STT Communications or the Pihana Stockholders may have as a result of any such investigation. The Parties agree that reliance shall not be an element of any claim for misrepresentation or indemnification under this Agreement. If written notice of a claim has been given prior to the expiration of the applicable representations and warranties by a party hereto to another party hereto, then the relevant representations and warranties shall survive as to such claim until such claim has been finally resolved.

(b)    The Parties agree that any payment required to be made by such Party under Sections 9.02, 9.03 or 9.04, as applicable, shall be made in shares of Parent Common Stock or, in the case of payments made under Section 9.02, in cash to the extent provided in the Escrow Agreement or, in the case of Section 9.03(a)(iv), in cash. The number of shares of Parent Common Stock to be paid (or, to the extent provided in the Escrow Agreement, the amount of cash having an equivalent value to such number of such shares) shall be equal to the quotient obtained by dividing (x) the dollar amount of the indemnifiable Parent Loss (as defined in Section 9.04), i-STT Loss (as defined in Section 9.03) or Pihana Loss (as defined in Section 9.02), as thecase may be, pursuant to Section 9.05 by (y) the average closing sale price of Parent Common Stock in trading on the Nasdaq stock market over the 30 consecutive trading days ending on and including the trading day prior to the date of such payment (the “Indemnity Stock Price”).

(c)    STT Communications, Pihana and the Pihana Stockholders’ Representative agree that any claim for indemnification made by them against Parent under this Article IX shall be made solely through STT Communications and the Pihana Stockholders’ Representative, as the case may be, and that any and all actions with respect to the rights of STT Communications and the Pihana Indemnified Parties under this Article IX and the Escrow Agreement shall be exercised solely through STT Communications and the Pihana Stockholders’ Representative, as applicable.

(d)    Following the Effective Time, the indemnification provided for in this Article IX shall be the exclusive remedy for any breach of a representation, warranty or covenant made by any Party to this Agreement, except with respect to claims based on fraud or willful misrepresentation or misconduct.

SECTION 9.02    Indemnification by Pihana Stockholders.

(a)    After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation, but excluding STT Communications), officers, directors, employees, agents, successors and assigns (collectively, the “Pihana Indemnified Parties”), as the case may be, shall be indemnified and held harmless by the Escrow Fund, for any and all losses, liabilities, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs reasonably incurred in defending, investigating or settling claims) suffered, incurred, or paid by Parent (including, without limitation, in connection with any action brought or otherwise initiated by Parent), as the case may be, (collectively, “Pihana Losses”), adjusted for any insurance recovery but not for any tax deduction relating thereto, arising out of or resulting from:

(i)    any inaccuracy or breach of any representation or warranty made by Pihana in this Agreement;

(ii)    the breach of any covenant or agreement made by Pihana in this Agreement;

(iii)    in the event that any Pihana Stockholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Pihana Stockholder was otherwise entitled to receive pursuant to Article II-A of this Agreement;

(iv)    any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount;

(v)    any cost, loss or other expense related to:

(A)    Pihana’s divestiture of its Korean operations as required by Section 7.02(r);

(B)    With respect to Pihana’s Hawaiian operations, the reduction in force and net liabilities that exist on or after the 181st day following the Closing Date as contemplated by Section 7.02(s);

(C)    Termination of employment of the Pihana employees listed on Section 9.02(u) of the Pihana Disclosure Letter;

(D)    With respect to its Los Angeles operations, the reduction in force and lease option or termination required by Section 7.02(t); and

(E)    With respect to its Singapore operations, the reduction in force and lease termination required by Section 7.02(u).

(vi)    any cost, loss or other expense incurred by Parent related to the indemnity provided for in Section 6.07 for acts or omissions prior to the Effective Time and not related to this Agreement or the transactions contemplated hereby;

(vii)    any cost, loss or other expense related to the termination or failure of termination of that certain Amended and Restated Voting Agreement dated as of October 10, 2000 by and among Pihana,

the Management Stockholders, the Series A Investors, the Series B Investors, the Other Stockholders and the Class B Common Holders (as such terms are defined therein).

(b)    As used herein, “Pihana Losses” (i) are not limited to matters asserted by third parties, but include losses incurred or sustained by a Pihana Indemnified Party in the absence of claims by third parties and (ii) shall not include any portion of any Loss for which a liability or reserve is recorded in the Pihana Closing Balance Sheet, as finally adjusted.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except with respect claims based on common law fraud or willful misrepresentation or misconduct:

(i)    the maximum aggregate amount of indemnifiable Pihana Losses arising out of or resulting from the causes enumerated in Section 9.02(a) that may be recovered from Pihana Stockholders shall not exceed the Pihana Escrow Shares (or the equivalent value in cash deposited pursuant to the Escrow Agreement of such shares determined by the Indemnity Stock Price at the date(s) of payment and serving as security for the payment of the indemnifiable Pihana Losses) (the “Maximum Pihana Indemnity”); and

(ii)    no indemnification payment by the Escrow Fund with respect to any indemnifiable Pihana Losses otherwise payable under Section 9.02(a)(i) shall be payable until such time as all such indemnifiable Pihana Losses incurred by a Pihana Indemnified Party, which shall include Pihana Losses incurred by such Pihana Indemnified Party’s officers, directors, employees, agents, successors and assigns, shall aggregate to more than $400,000, after which time Pihana Stockholders shall be liable up to the balance of the Maximum Pihana Indemnity for all indemnifiable Pihana Losses (including the first $400,000) to such Indemnified Party, which shall include Pihana Losses incurred by such Pihana Indemnified Party’s officers, directors, employees, agents, successors and assigns.

SECTION 9.03    Indemnification by i-STT.

(a)    After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, employees, agents, successors and assigns (collectively, the “i-STT Indemnified Parties”), as the case may be, shall be indemnified and held harmless by STT Communications, jointly and severally, for any and all losses, liabilities, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs reasonably incurred in defending, investigating or settling claims) suffered, incurred or paid by Parent (including, without limitation, in connection with any action brought or otherwise initiated by Parent), as the case may be (collectively, “i-STT Losses”), adjusted for any insurance recovery but not for any tax deduction relating thereto, arising out of or resulting from:

(i)    any inaccuracy or breach of any representation or warranty made by STT Communications or i-STT in this Agreement;

(ii)    the breach of any covenant or agreement made by STT Communications or i-STT in this Agreement;

(iii)    any cost, loss or other expense incurred by Parent related to the indemnity provided for in Section 6.07 for acts or omissions prior to the Effective Time and not related to this Agreement or the transactions contemplated hereby; and

(iv)    any cost, loss or other expense in excess of $25,000 incurred by Parent relating to the divestiture or liquidation of or compliance with requirements to contribute committed capital to i-STT’s subsidiary in China, provided that Parent shall use its commercially reasonable efforts to mitigate any such expenses, including if necessary by liquidating such subsidiary on or prior to March 1, 2004.

(b)    As used herein, “i-STT Losses” (i) are not limited to matters asserted by third parties, but include Losses incurred or sustained by a i-STT Indemnified Party in the absence of claims by third parties, and

(ii) shall not include any portion of any Loss for which an adjustment is made in the i-STT Closing Balance Sheet, as finally adjusted.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on common law fraud or willful misrepresentation or misconduct:

(i)    the maximum aggregate amount of indemnifiable i-STT Losses arising out of or resulting from the causes enumerated in Section 9.03(a) (other than the cash indemnity provided for in Section 9.03(a)(iv) which may be up to the full amount of the i-STT Loss related thereto) that may be recovered from STT Communications shall not exceed the i-STT Escrow Shares (the “Maximum i-STT Stock Indemnity”); and

(ii)    no indemnification payment by STT Communications with respect to any indemnifiable i-STT Losses otherwise payable under Section 9.03(a)(i) shall be payable until such time as all such indemnifiable i-STT Losses incurred by a i-STT Indemnified Party, which shall include i-STT Losses incurred by such i-STT Indemnified Party’s officers, directors, employees, agents, successors and assigns, shall aggregate to more than $400,000, after which time STT Communications shall be liable in up to the balance of the Maximum i-STT Stock Indemnity for all indemnifiable i-STT Losses (including the first $400,000) to such i-STT Indemnified Party, which shall include i-STT Losses incurred by such i-STT Indemnified Party’s officers, directors, employees, agents, successors and assigns.

SECTION 9.04    Indemnification by Parent.

(a)    After the Effective Time, STT Communications and Pihana Stockholders and their respective affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by Parent for any and all losses, liabilities, damages of any kind, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, reasonable attorneys’, consultants’ and experts’ fees and expenses and other costs reasonably incurred in defending, investigating or settling claims) suffered, incurred or paid by STT Communications or the Pihana Stockholders (including, without limitation, in connection with any action brought or otherwise initiated by STT Communications or the Pihana Stockholders), as the case may be (collectively, “Parent Losses”), adjusted for any insurance recovery but not for any tax deduction relating thereto, arising out of or resulting from:

(i)    any inaccuracy or breach of any representation or warranty made by Parent in this Agreement; or

(ii)    the breach of any covenant or agreement made by Parent in this Agreement.

(b)    As used herein, “Parent Losses” (i) are not limited to matters asserted by third parties, but include Losses incurred or sustained by a Parent Indemnified Party in the absence of claims by third parties, and (ii) shall not include any portion of any Loss for which an adjustment is made in the Parent Closing Balance Sheet, as finally adjusted.

(c)    Notwithstanding anything to the contrary contained in this Agreement, except with respect to claims based on fraud or willful misrepresentation or misconduct:

(i)    the maximum aggregate amount of indemnifiable Parent Losses arising out of or resulting from the causes enumerated in Section 9.04(a) (other than indemnity for any breach of the representation contained in Section 4.33, which may be up to the full amount of the Parent Losses related thereto) that may be recovered from Parent shall not exceed (x) with respect to Pihana, the number of Pihana Escrow Shares and (y) with respect to STT Communications, the number of the i-STT Escrow Shares (the “Maximum Parent Indemnity”); and

(ii)    no indemnification payment by Parent with respect to any indemnifiable Parent Losses otherwise payable under Section 9.04(a)(i) shall be payable until such time as all such indemnifiable

Parent Losses incurred by a Parent Indemnified Party seeking indemnification shall aggregate to more than $400,000, after which time Parent shall be liable to such Parent Indemnified Party in full for all indemnifiable Parent Losses (including the first $400,000) to such Parent Indemnified Party.

SECTION 9.05    Indemnification Procedures.

(a)    Definitions.    For purposes of this Section 9.05, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party which may be entitled to indemnification is referred to as the “Indemnified Party.”

(b)    Third Party Claims.

(i)    The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Pihana Losses, i-STT Losses and Parent Losses, as the case may be, (generically, “Losses”) arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim within 90 days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(ii)    If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Losses that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within ten days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund, the Maximum Parent Indemnity or the Maximum i-STT Stock Indemnity, as applicable, to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, or (iii) there is reasonably likely to exist a conflict of interest that would make it impermissible under the applicable rules of professional conduct (in the judgment of the Indemnified Party, based on the advice of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party; provided further, that if by reason of the Third Party Claim a Lien, attachment, garnishment, execution or other encumbrance is placed upon any of the property or assets of such Indemnified Party, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, furnish a satisfactory indemnity bond to obtain the prompt release of such Lien, attachment, garnishment, execution or other encumbrance. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses (but no amount shall be included for internal costs), pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current Indemnity Stock Price of the Pihana Escrow Shares remaining in the Escrow Fund or the i-STT Escrow Shares, as applicable.

(iii)    In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.05(b)(ii), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered or incurred and invoiced. If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(iv)    In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.05(b)(ii), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Escrow Fund, Parent or STT Communications, as the case may be, for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered or incurred and invoiced.

(c)    Mechanics of Indemnity.    All claims for indemnity under this Article IX, other than claims by Parent against the Escrow Fund which claims shall be made in accordance with Section 9.05(d) below, shall be made in accordance with the provisions of this Section 9.05(c).

(i)    At any time on or prior to the R&W Termination Date (except with respect to any i-STT Loss resulting from the events described in Section 9.03(a)(iv) or any Parent Loss resulting from a breach of the representation contained in Section 4.33, which may be recovered in full at any time after the Closing), an Indemnified Party may deliver to Parent or STT Communications, as the case may be, a certificate executed by such Indemnified Party or an authorized officer of such Indemnified Party (an “Indemnity Certificate”), which Indemnity Certificate shall:

(A)    state that such Indemnified Party has suffered, incurred or paid a Loss for which it is entitled to indemnification, compensation or reimbursement under this Article IX of this Agreement (an “Indemnity Claim”);

(B)    state the aggregate amount of such Indemnity Claim (the “Indemnity Amount”); and

(C)    specify in reasonable detail the nature and amount of each individual Indemnity Claim to the extent then known or a good faith estimate of such amount.

(ii)    If the Indemnifying Party shall object to any amount claimed in connection with any Indemnity Claim specified in any Indemnity Certificate, the Indemnifying Party shall, within 15 business days after delivery by the Indemnified Party to the Indemnifying Party of such Indemnity Certificate (the “Response Period”), deliver to the Indemnified Party a certificate, executed by the Indemnifying Party (an “Objection Certificate”), which shall specify in reasonable detail (i) each such amount to which the Indemnifying Party objects and (ii) the nature and basis for each such objection.

(iii)    If the Indemnified Party shall not have received an Objection Certificate objecting to the amount claimed with respect to an Indemnity Claim prior to the expiration of the applicable Response Period, the Indemnifying Party shall be deemed to have agreed to the Indemnity Certificate and to have acknowledged the correctness of the Indemnity Amount claimed with respect to such Indemnity Claim, or if the Indemnified Party shall have received an Objection Certificate pursuant to Section 9.05(c)(iv) below prior to the expiration of the Response Period with respect to an Indemnity Claim as to which any portion of the Indemnity Amount claimed is not objected to, the Indemnifying Party shall be deemed to have agreed to that portion of the Indemnity Certificate and to have acknowledged the correctness of that portion of the Indemnity Amount claimed as to which no objection is raised in the Objection Certificate, and, in either case, the Indemnifying Party shall (i) with respect to STT Communications, promptly thereafter forward to the Transfer Agent for further transfer out of the i-STT Escrow Shares or (ii) with respect to Parent, direct the Transfer Agent to issue to the Indemnified Party such number of shares of Parent Common Stock equal to the lesser of (x) the Indemnity Amount (or the portion of the Indemnity Amount not objected to in an Objection Certificate) divided by the Indemnity Stock Price and (y) the number of shares of Parent Common Stock then remaining in the Maximum i-STT Liability or Maximum Parent Liability, as the case may be, with respect to such Indemnified Party.

(iv)    If the Indemnified Party shall have received within the applicable Response Period an Objection Certificate contesting the amount claimed with respect to any Indemnity Claim specified in the Indemnify Certificate (a “Contested Claim”), the amount so contested (the “Contested Amount”) shall not be paid by the Indemnifying Party, except in accordance with any of the following:

(A)    written agreement executed by the Indemnified Party and the Indemnifying Party, or

(B)    if the Indemnified Party and the Indemnifying Party are unable to resolve any such Contested Claim within 60 days after delivery of the Objection Certificate, the settlement of such Contested Claim by a binding arbitration proceeding which shall take place in accordance with Section 10.09 hereof.

(v)    After (i) the execution of a written agreement pursuant to Section 9.05(c)(iv)(a) of this Agreement, or (ii) the final arbitration decision pursuant to Section 9.05(c)(iv)(b) of this Agreement, the Indemnifying Party shall (x) if STT Communications, promptly forward to, and (y) if Parent, promptly provide instructions to, the Transfer Agent as soon as administratively practicable for further transfer or issuance, as the case may be, to the Indemnified Party such number of shares of Parent Common Stock equal to the lesser of (x) that number of shares of Parent Common Stock specified in such written agreement or arbitration decision, as the case may be (or, if not so specified in the written agreement, decision, award, settlement or arbitration decision, the number of shares of Parent Common Stock (or, with resect to STT Communications, Parent Preferred Stock on an as converted to Common Stock basis, equal to the dollar amount set forth in the written agreement or arbitration decision, as the case may be, divided by the Indemnity Stock Price) and (y) the number of shares of Common Stock then remaining in the Maximum i-STT Liability (assuming all shares of Parent Preferred Stock are converted to Parent Common Stock) or Maximum Parent Liability, as the case may be, with respect to such Indemnified Party. Notwithstanding the foregoing, if the written agreement or final arbitration decision relates to an i-STT Loss described in Section 9.03(a)(iv), STT Communications shall promptly remit to Parent the dollar amount specified in such written agreement or arbitration decision, as the case may be.

(vi)    Notwithstanding the limitations set forth in Section 9.05(c)(i) of this Agreement, following the Termination Date, the Indemnified Parties shall be entitled to assert claims against Parent, the Escrow Fund and/or STT Communications with respect to all Losses that were included in determining the Reserved Amount (as defined below). For purposes of this Agreement, the “Reserved Amount” shall be equal to the aggregate dollar value of all amounts claimed and unpaid in all Indemnify Certificates delivered to an Indemnifying Party prior to the R&W Termination Date which claims or amounts shall not have been resolved on or prior to the R&W Termination Date.

(vii)    If, on the R&W Termination Date, the Reserved Amount is less than the product of (x) the number of shares of Parent Common Stock then remaining in the Maximum i-STT Liability (as summary all shares of Parent Preferred Stockholder converted to Parent Common Stock) or Maximum Parent Liability, as the case may be, with respect to such Indemnified Party and (y) the Indemnity Stock Price, then promptly after the R&W Termination Date, Parent shall remove the legend described in Section 1B.04 with respect to such number of i-STT Escrow Shares (rounded up to the nearest whole share) equal to (A) the total number of remaining i-STT Escrow Shares minus (B) the quotient obtained by dividing the Reserved Amount by the Indemnity Stock Price, if any.

(d)    Parent Claims.    Claims by Parent against the Escrow Fund shall be made in accordance with the Escrow Agreement. STT Communications agrees to use reasonable good faith efforts to resolve any Contested Claims (as defined in the Escrow Agreement) with the Stockholders’ Representative as contemplated in the Escrow Agreement prior to the submission of any such matter to arbitration as contemplated in the Escrow Agreement, provided that, any such resolution shall be subject to Parent’s approval (which approval shall not be unreasonably withheld).

SECTION 9.06    Pihana Stockholders’ Representative.

(a)    Jane Dietze (such person and any successor or successors being the “Pihana Stockholders’ Representative”) shall act as the representative of Pihana Stockholders, and shall be authorized to act on behalf of Pihana Stockholders and to take any and all actions required or permitted to be taken by the Pihana Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Pihana Stockholder for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Pihana Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Pihana Escrow Shares to a Pihana Stockholder in satisfaction of claims by a Pihana Stockholder, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Pihana Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Pihana Stockholders’ Representative shall be the only party entitled to assert the rights of Pihana Stockholders, and the Pihana Stockholders’ Representative shall perform all of the obligations of Pihana Stockholders hereunder. The Pihana Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Pihana Stockholders’ Representative.

(b)    Pihana Stockholders shall be bound by all actions taken by the Pihana Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Pihana Stockholders’ Representative shall promptly, and in any event within five business days, provide written notice to Pihana Stockholders of any action taken on behalf of them by the Pihana Stockholders’ Representative pursuant to the authority delegated to the Pihana Stockholders’ Representative under this Section 9.06. The Pihana Stockholders’ Representative shall at all times act in his, her or its capacity as Pihana Stockholders’ Representative in a manner that the Pihana Stockholders’ Representative believes to be in the best interest of Pihana Stockholders. Neither the Pihana Stockholders’ Representative nor any of his agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of losses arising primarily from his bad faith or willful misconduct. The Pihana Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by him or her. The Pihana Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Pihana Stockholders’ Representative shall not exercise any discretion or take any action.

(c)    Each Pihana Stockholder shall indemnify and hold harmless and reimburse the Pihana Stockholders’ Representative from and against such Pihana Stockholder’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Pihana Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Pihana Stockholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses primarily arising out of or resulting from the Pihana Stockholders’ Representative’s bad faith or willful misconduct. The Pihana’s Stockholders’ Representative shall not be required to take any action under this Agreement unless he, she or it has received undertakings from the Pihana Stockholders to reimburse any out-of-pocket costs or other expenses incurred by the Pihana Stockholders’ Representative in connection with his duties under this Agreement. Inaction on the part of the Stockholders’ Representative shall not effect the rights of STT Communications and Parent under this Agreement. Any inaction by the Stockholders’ Representative pursuant to the preceding sentence shall not effect the rights of STT Communications or Parent under this Article IX.

(d)    Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Pihana Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Pihana Stockholder any consideration to which such Pihana Stockholder is entitled under this Agreement and the Pihana Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of Pihana or Parent now or hereafter owned of record or beneficially by any Pihana Stockholder unless the Pihana Stockholders’ Representative is expressly authorized to do so in a writing signed by such Pihana Stockholder.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01    Notices.    All notices, requests, claims, demands and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given or made (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (iii) the second business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

(a)    if to Parent or Merger Sub:

Equinix, Inc.
2450 Bayshore Parkway
Mountain View, CA 94043-1107
Facsimile No.: (650) 316-6900
Attention: General Counsel

with a copy (which shall constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive

Menlo Park, California 94025
Facsimile No.: (650) 321-2800
Attention: Scott C. Dettmer
Christopher D. Dillon

(b)    if to Pihana:

Pihana Pacific, Inc.
1901-02 19/F Li Po Chun Chambers
Hong Kong SAR, People’s Republic of China
Facsimile No.:   (852) 2970 5882
Attention: Chief Financial Officer

with a copy (which shall constitute notice) to:

Brobeck Phleger & Harrison LLP
550 South Hope Street Los Angeles, CA 90071

Facsimile No.: (213) 745-3345
Attention: Richard S. Chernicoff

(c)    if to STT Communications:

Chief Financial Officer
General Counsel
STT Communications Ltd.
51 Cuppage Road
#10-11/17
Starhub Centre
Singapore 229469
Facsimile No.: (65) 6720 7277

with a copy (which shall not constitute notice) to:

Tan Aye See
Assistant Vice President—Legal
STT Communications Ltd.
51 Cuppage Road
#10-11/17
Starhub Centre
Singapore 229469
Facsimile No.:   (65) 6720 7277

with a copy (which shall constitute notice) to:

Latham & Watkins
135 Commonwealth Drive Menlo Park, CA 94025
Facsimile No.:   (650) 463-2600
Attention: Robert Koenig
Michael Sturrock

(d)    if to the Pihana Stockholders’ Representative:

Jane Dietze
201 North Union Street
Suite 300
Alexandria, Virginia 22314
Facsimile No.:   (703) 519-5870

with a copy (which shall constitute notice) to:

Brobeck Phleger & Harrison LLP
550 South Hope Street Los Angeles, CA 90071
Facsimile No.:   (213) 745-3345
Attention: Richard S. Chernicoff

SECTION 10.02    Certain Definitions.    (a) As used in this Agreement, the following terms shall have the following meanings:

(a)    “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.

(b)    “beneficial owner” with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more specified events), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding, or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares.

(c)    “business day” means any day on which banks are not required or authorized to close in New York, New York, San Francisco, California or Singapore.

(d)    “Code” means the United States Internal Revenue Code of 1986, as amended.

(e)    “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

(f)    “person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

(g)    “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

(h)    The following terms shall have the meanings defined for such terms in the Sections of this Agreement set forth below:

Term	Section
401(k) Plan	6.04(c)
affiliate	10.02(a)
Aggregate Merger Consideration	2A.01(b)
Aggregate Stock Purchase Consideration	2B.01(b)
Agreement	Preamble
beneficial owner	10.02(b)
business day	10.02(c)
Cash Consideration	2A.01(a)
CERCLA	3A.13(d)
Certificate of Merger	1A.02
Class A Common Stock	3A.04(a)
Class B Common Stock	3A.04(a)
Closing	1A.02
Closing Conditions	7.05
Closing Date	1A.02
COBRA	3A.11(d)
Code	10.02(d)
Combination	Recitals
Competing Transaction	6.12(c)
Contested Amount	9.05(c)
Contested Claim	9.05(c)
Continuing Employees	6.04(a)
control	10.02(e)
Covered Employees	2A.01(b)
Decrease in Pihana Working Capital	2A.02(h)
DGCL	Recitals
Dissenting Shares	2A.06(a)
Effective Time	1A.02
Environmental Laws	3A.13(d)
Environmental Permits	3A.13(d)
ERISA	3A.11(a)
ERISA Affiliate	3A.11(e)
Escrow Account	2A.03(b)
Escrow Agent	2A.03(b)
Escrow Agreement	2A.03(b)
Escrow Fund	2A.03(b)
Exchange Act	4.06(b)
Exchange Agent	2A.03(a)
Expenses	8.05(a)
Failing Party	7.05(d)
Final Conversion Schedule	6.09
Final i-STT Adjustment Calculation	2B.02(b)
Final i-STT Certificate	2B.02(a)
Final Parent Adjustment Calculation	2C.02(b)
Final Parent Certificate	2C.02(a)
Final Pihana Adjustment Calculation	2A.02(b)
Final Pihana Certificate	2A.02(a)
FIRPTA	7.02(j)

Term	Section
Governmental Entity	3A.06(b)
GAAP	3A.08(a)
Hazardous Materials	3A.13(d)
Holder	6.10(a)
IBXs	4.33
Indemnified Party	9.05(a)
Indemnifying Party	9.05(a)
Indemnity Amount	9.05(c)
Indemnity Certificate	9.05(c)
Indemnity Claim	9.05(c)
Indemnity Stock Price	9.01(b)
Independent Auditors	2A.02(d)
Independent Auditors’ Fees	2A.02(g)
Initial i-STT Certificate	2B.02(a)
Initial Parent Certificate	2C.02(a)
Initial Pihana Certificate	2A.02(a)
International GAAP	3B.08(a)
IRG	3A.21
i-STT	Preamble
i-STT Adjusted Calculation	2B.02(d)
i-STT Adjustment Resolution Period	2B.02(c)
i-STT Assets	3B.17(a)
i-STT Audited Financial Statements	3B.08(a)
i-STT Closing Balance Sheet	2B.02(a)
i-STT Consideration Adjustment Schedule	2B.02(h)
i-STT Consideration Breakdown	2B.01(b)
i-STT Disclosure Letter	III-B
i-STT Escrow Shares	2B.01(b)
i-STT Indemnified Parties	9.03(a)
i-STT Intellectual Property	3B.14
i-STT Interim Financial Statements	3B.08(a)
i-STT Legal Proceeding	3B.10
i-STT Liabilities	3B.08(b)
i-STT Losses	9.03(a)
i-STT Material Adverse Effect	3B.01
i-STT Material Contracts	3B.12(a)
i-STT Permits	3B.07(a)
i-STT Plan(s)	3B.11(a)
i-STT Reference Balance Sheet	3B.08(a)
i-STT Shares	1B.01
i-STT Stock	3B.04(a)
i-STT Subsidiary(ies)	3B.03(a)
i-STT Tax Return(s)	3B.15(a)
i-STT Terminating Breach	8.01(e)
i-STT Total Other Liabilities	2B.02(h)
i-STT Unresolved Items	2B.02(d)
i-STT Working Capital Deficiency	2B.02(e)
i-STT Working Capital Excess	2B.02(e)
i-STT Working Capital Objective	2B.02(h)
i-STT Working Capital Shortfall	2B.02(h)
i-STT Working Capital	2B.02(h)

Term	Section
Law	3A.06(a)
LCIA Rules	10.09(a)
Letter of Transmittal	2A.03(a)
Liens	3A.16
Losses	9.05(b)
Maximum i-STT Stock Indemnity	9.03(c)
Maximum Parent Indemnity	9.04(c)
Maximum Pihana Indemnity	9.02(c)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	3A.11(c)
Notes	7.01(g)
Objection Certificate	9.05(c)
Order	7.01(b)
Parent	Preamble
Parent Adjusted Calculation	2C.02(d)
Parent Adjustment Resolution Period	2C.02(c)
Parent Board Recommendation	6.01(b)
Parent Closing Balance Sheet	2C.02(a)
Parent Common Stock	Recitals
Parent Consideration Adjustment Schedule	2C.02(h)
Parent Disclosure Letter	IV
Parent Financial Statements	4.08(a)
Parent Fully Diluted Share Amount	2A.01(b)
Parent Indemnified Parties	9.04(a)
Parent Legal Proceeding	4.10(a)
Parent Losses	9.04(a)
Parent Material Adverse Effect	4.01
Parent Merger Shares	2A.01(b)
Parent Non-Disclosure Letter	6.02(b)
Parent Permits	4.07(a)
Parent Plan(s)	4.32(b)
Parent Post-Combination Shares	2C.01
Parent Preferred Stock	Recitals
Parent SEC Reports	4.08(c)
Parent Shares	Recitals
Parent Stock Purchase Shares	2B.01(b)
Parent Stockholders’ Meeting	6.01(a)
Parent Subsidiary(ies)	4.03
Parent Tax Return(s)	4.14(a)
Parent Terminating Breach	8.01(d)
Parent Total Other Liabilities	2C.02(h)
Parent Unresolved Items	2C.02(d)
Parent Voting Agreement(s)	Recitals
Parent Warrant(s)	4.04(a)
Parent Working Capital Deficiency	2C.02(e)
Parent Working Capital Excess	2C.02(e)
Parent Working Capital Objective	2C.02(h)
Parent Working Capital Shortfall	2C.02(h)
Parent Working Capital	2C.02(h)
Party(ies)	Preamble

Term	Section
person	10.02(f)
Pihana	Preamble
Pihana Adjusted Calculation	2A.02(d)
Pihana Adjustment Resolution Period	2A.02(c)
Pihana Assets	3A.16
Pihana Audited Financial Statements	3A.08(a)
Pihana Cash Balance Deficiency	2A.02(e)
Pihana Cash Balance Excess	2A.02(e)
Pihana Cash Balance Objective	2A.02(h)
Pihana Cash Balance Shortfall	2A.02(h)
Pihana Cash Balance	2A.02(h)
Pihana Closing Balance Sheet	2A.02(a)
Pihana Common Stock	3A.04(a)
Pihana Consideration Adjustment Schedule	2A.02(h)
Pihana Disclosure Letter	III-A
Pihana Escrow Shares	2A.01(b)
Pihana Incentive Compensation Plan Cash Factor	2A.01(b)
Pihana Incentive Compensation Plan Shares	2A.01(b)
Pihana Incentive Compensation Plan	2A.01(b)
Pihana Indemnified Parties	9.02(a)
Pihana Interim Financial Statements	3A.08(a)
Pihana Legal Proceeding	3A.10
Pihana Liabilities	3A.08(b)
Pihana Losses	9.02(a)
Pihana Material Adverse Effect	3A.01
Pihana Material Contracts	3A.12(a)
Pihana Non-Disclosure Letter	6.02(b)
Pihana Options	3A.04(a)
Pihana Permits	3A.07(a)
Pihana Plan(s)	3A.11(a)
Pihana Preferred Stock	3A.04(a)
Pihana Reference Balance Sheet	3A.08(a)
Pihana Series A Preferred Stock	Recitals
Pihana Series B-1 Preferred Stock	Recitals
Pihana Series B-2 Preferred Stock	3A.04(a)
Pihana Share Certificates	2A.03(a)
Pihana Stock Plan	3A.04(b)
Pihana Stock	2A.03(a)
Pihana Stockholders	2A.03(b)
Pihana Stockholders’ Representative	9.06(a)
Pihana Subsidiaries	3A.03(a)
Pihana Subsidiary	3A.03(a)
Pihana Tax Return(s)	3A.15(a)
Pihana Terminating Breach	8.01(f)
Pihana Top 20 Customers	3A.23
Pihana Total Other Liabilities	2A.02(h)
Pihana Unresolved Items	2A.02(d)
Pihana Unspent Capital Expenditures	2A.02(h)
Pihana Warrant	2A.05(b)
Pihana Working Capital	2A.02(h)
Preferred Stock	4.04(a)

Term	Section
Preliminary Conversion Schedule	6.09
Proxy Statement	6.01(a)
R&W Termination Date	9.01(a)
Registration Expenses	8.05(a)
Representatives	6.02(a)
Reserved Amount	9.05(c)
Response Period	9.05(c)
Retained Name and Marks	6.17
SEC	4.08(c)
Securities Act	4.08(c)
Securities Purchase Agreement	7.01(g)
Senior Notes	7.01(g)
Series A Preferred Stock Exchange Ratio	2A.01(b)
Series A Preferred Stock Liquidation Amount	2A.01(b)
Series B-1 Preferred Stock Exchange Ratio	2A.01(b)
Series B-1 Preferred Stock Liquidation Amount	2A.01(b)
Singapore Law	3B.01
Single Employer Plan	3A.11(c)
SP Sub	Preamble
Stock Purchase	Recitals
STT Communications	Preamble
subsidiary(ies)	10.02(g)
Superior Proposal	6.12(d)
Surviving Corporation	1A.01
Syndicated Loan	7.01(g)
Tax Authority	3A.15(c)
Tax(es)	3A.15(c)
Taxable	3A.15(c)
Termination Date	8.01(b)
Third Party Claims	9.05(b)
Transfer Agent	2A.02(e)
Transferred Participants	6.04(b)
WARN Act	6.08

SECTION 10.03    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04    Assignment; Binding Effect; Benefit.    Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

SECTION 10.05    Incorporation of Exhibits.    The i-STT Disclosure Letter, the Pihana Disclosure Letter, the Parent Disclosure Letter, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

SECTION 10.06    Specific Performance.    The Parties agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity. Nothing in this section shall entitle any Party to circumvent the requirement in Section 10.09 to first seek any such remedy through binding arbitration.

SECTION 10.07    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws.

SECTION 10.08    Waiver of Jury Trial.    Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

SECTION 10.09    Arbitration of Disputes.

(a)    Except as provided in Article II, all disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be finally settled under the Rules of Arbitration (except as set forth below) of the London Court of International Arbitration (as amended from time to time, the “LCIA Rules”).

(b)    The arbitration shall be seated in London, England, in the English language and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c)    The arbitration shall be held before a single arbitrator. Each party to the arbitration shall submit a list of three proposed arbitrators, who each meet the criteria set forth in Section 10.09(d) within ten business days of service of the request for arbitration on the last respondent. The LCIA Court (as referred to in the LCIA Rules) shall select from among such nominations, with any person nominated by more than one party to the arbitration being per se the nominee of each party.

(d)    The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of Delaware for at least ten years. The arbitrator may be of the same nationality as any party. The arbitrator shall have the power to order equitable remedies and not just the payment of monies. Notwithstanding the LCIA Rules, no party shall have the right to seek a court order of interim or conservatory measures, other than a court order confirming and enforcing an arbitral award of interim or conservatory measures. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for summary judgment on the pleadings, summary judgment and partial summary judgment).

(e)    All timetables and deadlines for the conduct of the arbitration shall be set in accordance with the rules as then interpreted and applicable in the Court of Chancery of the State of Delaware of and for the County of New Castle. The Arbitrator shall not have the power to abridge such time deadline requirements.

(f)    Discovery shall be permitted to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle. The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. Testimony of witnesses may be challenged to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle.

(g)    All deposits required under the LCIA Rules shall be paid equally by all parties to the arbitration. Each party shall to the arbitration shall pay its own costs and expenses (including, but not limited to, attorney’s fees) in connection with the arbitration.

(h)    The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

SECTION 10.10    Construction and Interpretation.

(a)    For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)    Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c)    As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)    Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e)    Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.

SECTION 10.11    Further Assurances.    Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

SECTION 10.12    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 10.13    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.14    Entire Agreement.    This Agreement (including the Exhibits, the Schedules, the i-STT Disclosure Letter, the Pihana Disclosure Letter and the Parent Disclosure Letter) and the Pihana Non-Disclosure Letter and the Parent Non-Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the Parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all Parties.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each of Parent, Merger Sub, SP Sub, STT Communications, i-STT, Pihana and the Pihana Stockholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

EQUINIX, INC.

By:	/S/ PETER F. VAN CAMP
Name: Peter F. Van Camp Title: Chief Executive Officer

EAGLE PANTHER ACQUISITION CORP.

By:	/S/ PHILIP J. KOEN
Name: Philip J. Koen Title: President

EAGLE JAGUAR ACQUISITION CORP.

By:	/S/ PHILIP J. KOEN
Name: Philip J. Koen Title: President

STT COMMUNICATIONS LTD

By:	/S/ JEAN MANDEVILLE
Name: Jean Mandeville Title: Chief Financial Officer

i-STT PTE LTD

By:	/S/ TAY KIONG HONG
Name: Tay Kiong Hong Title: Chief Operating Officer

PIHANA PACIFIC, INC.

By:	/s/ BRETT LAY
Name: Brett Lay Title: CFO

STOCKHOLDERS’ REPRESENTATIVE

/S/ JANE DIETZE
Jane Dietze, solely as Pihana Stockholders’ Representative

EXHIBIT A

FORM OF
PARENT VOTING AGREEMENT

VOTING AGREEMENT dated as of September     , 2002 (this “Agreement”), among Pihana Pacific, Inc., a Delaware corporation (“Panther”), i-STT Pte Ltd, a corporation organized under the laws of the Republic of Singapore (“Jaguar”) and wholly owned subsidiary of STT Communications Ltd, a corporation organized under the laws of the Republic of Singapore (“Jaguar Parent”), Jaguar Parent and                              (the “Stockholder”) of Equinix, Inc., a Delaware corporation (“Parent”).

W I T N E S S E T H :

WHEREAS, Parent, Eagle Panther Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Eagle Jaguar Acquisition Corp. a Delaware corporation and an indirect wholly owned subsidiary of Parent (“SP Sub”), Jaguar Parent, Jaguar, Panther, and Jane Dietze, as Panther Stockholders’ Representative propose to enter into a Combination Agreement dated as of the date hereof (as the same may be amended from time to time, the “Combination Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Combination Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into Panther (the “Merger”) and for the purchase of the outstanding shares of Jaguar from Jaguar Parent (the “Stock Purchase”) and together with the Merger, the “Combination”);

WHEREAS, as of the date hereof, Stockholder owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of common stock, par value $0.001 per share, of Parent (the “Parent Common Stock”), as set forth on the signature page hereto (all such Parent Common Stock and any shares of Parent Common Stock of which ownership of record or beneficially or the power to vote is hereafter acquired by Stockholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Panther and Jaguar Parent to enter into the Combination Agreement, Panther and Jaguar Parent have requested that Stockholder agree to enter into this Agreement, and, in order to induce Panther and Jaguar Parent to enter into the Combination Agreement, Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing promises and of the mutual agreements and covenants set forth herein and in the Combination Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

TRANSFER AND VOTING OF SHARES

SECTION 1.01    Transfer of Shares.    Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, transfer or otherwise dispose of any or all of Stockholder’s Shares or any interest in such Shares, (b) deposit any Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Combination Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares.

SECTION 1.02    Vote in Favor of the Combination Agreement.    During the period commencing on the date hereof and terminating at the Effective Time, Stockholder, solely in Stockholder’s capacity as a stockholder of Parent, agrees to vote (or cause to be voted) all of the Shares at any meeting of the stockholders of Parent or any adjournment thereof, and in any action by written consent of the stockholders of Parent, (i) in favor of the approval of the Combination Agreement, (ii) against any matter which could be expected to delay or prevent the consummation of the transaction contemplated by the Combination Agreement (including, but not limited to, any matter submitted to stockholders which would cause a breach of Parent’s representations, warranties or covenants in the Combination Agreement) and (iii) in favor of any other matter relating to consummation of the transactions contemplated by the Combination Agreement.

SECTION 1.03    Grant of Irrevocable Proxy.    Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Panther a proxy with respect to the Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

SECTION 1.04    Termination of Transfer and Voting Obligations.    The obligations of Stockholder pursuant to this Article I shall terminate upon the earlier of (i) the Closing Date and (ii) the date of the termination of the Combination Agreement pursuant to Article VIII thereof.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Stockholder hereby represents and warrants to Panther and Jaguar Parent as follows:

SECTION 2.01    Authorization; Binding Agreement.    Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy, to perform his, her or its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly executed and delivered by or on behalf of Stockholder and, assuming their due authorization, execution and delivery by or on behalf of Panther and Jaguar Parent, constitute a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with their terms, subject to (i) the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 2.02    No Conflict; Required Filings and Consents.

(a)    The execution and delivery of this Agreement and the grant of the Proxy to Panther and Jaguar Parent by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Panther and Jaguar Parent will not, (i) conflict with or violate any statute, law, rule, regulation, order, judgment or decree applicable to Stockholder or by which Stockholder or any of Stockholder’s properties or assets is bound or affected, (ii) if Stockholder is not a natural person, violate or conflict with the Certificate of Incorporation, Bylaws or other equivalent organizational documents of Stockholder (if any), or (iii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets (including without limitation, the Shares) of Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by Stockholder of the transactions contemplated by this Agreement.

(b)    The execution and delivery of this Agreement and the grant of the Proxy to Panther and Jaguar Parent by Stockholder do not, and the performance of this Agreement and the grant of the Proxy to Panther and Jaguar Parent by Stockholder will not, require any consent, approval, authorization or permit of, or

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filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, could not prevent or delay the performance by Stockholder of Stockholder’s obligations under this Agreement. Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares, other than any right of repurchase granted to Parent. Stockholder is not required to make any filing with or notify any governmental or regulatory authority in connection with this Agreement, the Combination Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”).

(c)    If Stockholder is a natural person and is married, and Stockholder’s Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding on Stockholder, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Stockholder’s spouse, enforceable against such spouse in accordance with its terms.

SECTION 2.03    Litigation.    There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending or, to the knowledge of Stockholder or any of Stockholder’s affiliates, threatened before any agency, administration, court or tribunal, foreign or domestic, against Stockholder or any of Stockholder’s affiliates or any of their respective properties or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership) that, individually or in the aggregate, could reasonably be expected to materially delay or impair Stockholder’s ability to consummate the transactions contemplated by this Agreement. There is no judgment, decree or order against Stockholder or any of Stockholder’s affiliates, or, to the knowledge of Stockholder or any of Stockholder’s affiliates, any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), that, individually or in the aggregate, could reasonably be expected to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement, or that, individually or in the aggregate, could reasonably be expected to have an adverse effect on Stockholder’s ability to consummate the transactions contemplated by this Agreement.

SECTION 2.04    Title to Shares.    Stockholder is the record or beneficial owner of the Shares free and clear of all liens, encumbrances, claims, proxies or voting restrictions other than pursuant to this Agreement. The shares of Parent Common Stock, including options, warrants or other rights to acquire such stock, set forth on the signature page hereto, are all the securities of Parent owned, directly or indirectly, of record or beneficially by Stockholder on the date of this Agreement.

SECTION 2.05    Accuracy of Representations.    The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, will be accurate in all respects at all times until termination of this Agreement and will be accurate in all respects as of the date of the consummation of the Combination as if made on that date.

ARTICLE III

COVENANTS OF STOCKHOLDERS

SECTION 3.01    Further Assurances.    From time to time and without additional consideration, Stockholder shall (at Stockholder’s sole expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at Stockholder’s sole expense) take such further actions, as Panther or Jaguar Parent may reasonably request for the purpose of consummating the Combination.

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ARTICLE IV

GENERAL PROVISIONS

SECTION 4.01    Entire Agreement.    This Agreement, the Combination Agreement and the other agreements referred to herein and therein constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

SECTION 4.02    Survival of Representations and Warranties.    All representations and warranties made by Stockholder in this Agreement shall survive any termination of the Combination Agreement or this Agreement.

SECTION 4.03    Indemnification.    Stockholder shall hold harmless and indemnify Panther, Jaguar Parent and their respective affiliates from and against, and shall compensate and reimburse Panther, Jaguar Parent and their respective affiliates for, any loss, damage, claim, liability, fee (including reasonable attorneys’ fees), demand, cost or expense (regardless of whether or not such loss, damage, claim, liability, fee, demand, cost or expense relates to a third-party claim) that is directly or indirectly suffered or incurred by Panther, Jaguar Parent or any of their respective affiliates, or to which Panther, Jaguar Parent or any of their respective affiliates otherwise becomes subject, and that arises directly or indirectly from, or relates directly or indirectly to (i) any inaccuracy in or breach of any representation or warranty contained in this Agreement or (ii) any failure on the part of Stockholder to observe, perform or abide by, or any other breach of, any restriction, covenant, obligation or other provision contained in this Agreement.

SECTION 4.04    Assignment.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by Stockholder without the prior written consent of Panther and Jaguar shall be void.

SECTION 4.05    Fees and Expenses.    Except as otherwise provided herein, all costs and expenses (including, without limitation, all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

SECTION 4.06    Notices.    All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.06):

(a)	If to Stockholder to:

Equinix, Inc.
2450 Bayshore Parkway
Mountain View, CA 94043
Attention: General Counsel
Facsimile No.: (650) 316-6900

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with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Attention: Christopher D. Dillon and Scott C. Dettmer
Facsimile No.: (650) 321-2800

If to Panther to:

Pihana Pacific, Incorporated
1100 Alakea Street, Suite 3000
Honolulu, Hawaii USA 96813
Attention: General Counsel
Facsimile No.: (808) 528-7555

with a copy to:

Brobeck Phleger & Harrison LLP
550 South Hope Street
Los Angeles, California 90071
Attention: Richard S. Chernicoff
Facsimile No.: (213) 745-3345

If to Jaguar Parent to:

Chief Financial Officer
General Counsel
STT Communications Ltd
51 Cuppage Road #10-11/17
Starhub Centre
Singapore 229469
Attention: General Counsel
Facsimile No.: (65) 6720 7277

with a copy to:

Tan Aye See
Assistant Vice President—Legal
STT Communications Ltd
51 Cuppage Road
#10-11/17
Starhub Centre Singapore 229469
Attention: General Counsel
Facsimile No.: (65) 6720 7277

with a copy to:

Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025
Attention: Robert Koenig and Michael Sturrock
Facsimile No.: (650) 463-2600

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SECTION 4.07    Headings.    The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 4.08    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner.

SECTION 4.09    Specific Performance.    The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Stockholder agrees that, following any breach or threatened breach by Stockholder of any covenant or obligation contained in this Agreement, Panther and Jaguar Parent shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. Stockholder further agrees that neither Panther, Jaguar Parent nor any other party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 4.09, and Stockholder irrevocably waives any right he may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

SECTION 4.10    Governing Law; Forum.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state without regard to any conflicts of laws.

SECTION 4.11    Arbitration of Disputes.

(a)    All disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be finally settled under the Rules of Arbitration (except as set forth below) of the London Court of International Arbitration (as amended from time to time, the “LCIA Rules”.

(b)    The arbitration shall be seated in London, England, in the English language and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

(c)    The arbitration shall be held before a single arbitrator. Each party to the arbitration shall submit a list of three proposed arbitrators, who each meet the criteria set forth in Section 4.11(d) within ten business days of service of the request for arbitration on the last respondent. The LCIA Court (as referred to in the LCIA Rules) shall select from among such nominations, with any person nominated by more than one party to the arbitration being per se the nominee of each party.

(d)    The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of Delaware for at least ten years. The arbitrator may be of the same nationality as any party. The arbitrator shall have the power to order equitable remedies and not just the payment of monies. Notwithstanding the LCIA Rules, no party shall have the right to seek a court order of interim or conservatory measures, other than a court order confirming and enforcing an arbitral award of interim or conservatory measures. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for summary judgment on the pleadings, summary judgment and partial summary judgment).

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(e)    All timetables and deadlines for the conduct of the arbitration shall be set in accordance with the rules as then interpreted and applicable in the Court of Chancery of the State of Delaware of and for the County of New Castle. The Arbitrator shall not have the power to abridge such time deadline requirements.

(f)    Discovery shall be permitted to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle. The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. Testimony of witnesses may be challenged to the extent, and under the conditions, then in the Court of Chancery of the State of Delaware of and for the County of New Castle.

(g)    All deposits required under the LCIA Rules shall be paid equally by all parties to the arbitration. Each party shall to the arbitration shall pay its own costs and expenses (including, but not limited to, attorney’s fees) in connection with the arbitration.

(h)    The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction, or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

SECTION 4.12    No Waiver.    No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Panther and Jaguar Parent shall not be deemed to have waived any claim available to it arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of Panther and Jaguar Parent. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 4.13    Counterparts.    This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, each of Panther, Jaguar Parent, Jaguar and Stockholder has executed or has caused this Agreement to be executed by their duly authorized officer as of the date first written above.

PIHANA PACIFIC, INC.

By:
Name: Title:

i-STT PTE LTD

By:
Name: Title:

STT COMMUNICATIONS LTD

By:
Name: Title:

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STOCKHOLDER

Print Name of Stockholder:

Shares beneficially owned:

             shares of Parent Common Stock

             shares of Parent Common Stock issuable upon exercise of outstanding options or warrants

SPOUSE (if applicable)

Name:

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Exhibit A

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Equinix, Inc., a Delaware corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints Jean F. H. P. Mandeville, the Chief Financial Officer of STT Communications Ltd, a corporation organized under the laws of the Republic of Singapore (“Jaguar Parent”), and Brett Lay, the Chief Financial Officer of Pihana Pacific, Inc., a Delaware corporation (“Panther”), and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith between Panther, Jaguar Parent and Stockholder (the “Voting Agreement”), and is granted in consideration of Panther and Jaguar Parent entering into that certain Combination Agreement (the “Combination Agreement”), among Parent, Eagle Panther Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Eagle Jaguar Acquisition Corp. a Delaware corporation and an indirect wholly owned subsidiary of Parent (“SP Sub”), Jaguar Parent, i-STT Pte Ltd, a corporation organized under the laws of the Republic of Singapore and a wholly owned subsidiary of Jaguar Parent (“Jaguar”), Panther, and Jane Dietze, as Panther Stockholders’ Representative. The Combination Agreement provides for the merger of Merger Sub with and into Panther (the “Merger”) and for the purchase by SP Sub of all outstanding shares of Jaguar from Jaguar Parent (the “Stock Purchase”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Combination Agreement shall have been validly terminated pursuant to Article VIII thereof and (ii) such date and time as the Merger and/or the Stock Purchase shall become effective in accordance with the terms and provisions of the Combination Agreement.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s true and lawful attorneys-in-fact and proxies to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting (i) in favor of the issuance of Parent Common Stock pursuant to the Merger and/or the Stock Purchase and (ii) in favor of any other matter relating to consummation of the transactions contemplated by the Combination Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

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Dated: September     , 2002

Print Name of Stockholder: Shares beneficially owned: shares of Parent Common Stock shares of Parent Common Stock issuable upon exercise of outstanding options or warrants SPOUSE (if applicable) Name:

Signature Page to Irrevocable Proxy

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EXHIBIT C

CERTIFICATE OF DESIGNATION
OF SERIES A CONVERTIBLE PREFERRED STOCK
AND SERIES A-1 CONVERTIBLE PREFERRED STOCK OF EAGLE, INC.,
a Delaware corporation
(pursuant to Section 151 of the Delaware General Corporation Law)

Eagle, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law at a meeting duly called and held on             ,             :

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”), the Board of Directors hereby creates a series of Preferred Stock, par value $0.001 per share (the “Preferred Stock”), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

1.    Designation and Amount.    Two new series of preferred stock shall be designated as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”) and “Series A-1 Convertible Preferred Stock” (the “Series A-1 Preferred Stock”, and collectively with the Series A-1 Preferred Stock, the “Series A Stock”) and the number of shares constituting the Series A Preferred Stock and Series A-1 Preferred Stock shall be              and             , respectively. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock or Series A-1 Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Stock.

2.    Dividends.    Subject to the rights of any shares of Preferred Stock that may from time to time come into existence, the holders of shares of Series A Stock shall be entitled to receive an amount equal to any dividend paid (other than dividends paid in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this Corporation) on the Common Stock of this Corporation (as determined on a per annum basis and on as a converted basis for the Series A Stock), payable when, as and if declared by the Board of Directors.

3.    Liquidation Preference.

(a)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Series A Stock and Common Stock pro rata based on the number of shares of Common Stock held by each (assuming full conversion of all such Series A Stock), until such holders shall have received $             per share of Series A Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), plus the amount of dividends, if any, then declared and unpaid on account of each share of Series A Stock. Thereafter, any remaining assets of this Corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

4.    Redemption.

(a)    Subject to the rights of series of Preferred Stock that may from time to time come into existence, beginning at any time on or after             , 200_ [insert date seven years after Closing], this Corporation may at any time it may lawfully do so, at the option of the Board of Directors, redeem in whole or in part the Series A Stock by paying in cash therefor a sum per share (the “Redemption Price”) equal to (A) the number of shares of Common Stock into which such share may then be converted multiplied by (B) the average closing sale price of this Corporation’s Common Stock in trading on the Nasdaq National Market (or any trading system on which this Corporation’s shares of Common Stock then trade) over the thirty (30) consecutive trading day period ending five (5) trading days prior to the Redemption Date (as defined below). Any redemption effected pursuant to this subsection 4(a)(i) shall be made on a pro rata basis among the holders of the Series A Stock in proportion to the number of shares of Series A Stock then held by them.

(b)    Subject to the rights of series of Preferred Stock that may from time to time come into existence, at least twenty (20) but no more than thirty (30) days prior to the date on which this Corporation proposes to redeem any shares of Series A Stock (each a “Redemption Date”), written notice shall be personally delivered, sent by reliable international courier, or sent by confirmed facsimile to each holder of record (at the close of business on the business day next preceding the day on which notice is given) of the Series A Stock to be redeemed, at the address last shown on the records of this Corporation for such holder, notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the applicable Redemption Date, the place at which payment may be obtained and calling upon such holder to surrender to this Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares to be redeemed (the “Redemption Notice”). On or after each Redemption Date, each holder of Series A Preferred Stock to be redeemed on such Redemption Date shall surrender to this Corporation the certificate or certificates representing such shares, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. Any shares of Series A Stock that are not redeemed shall remain subject to redemption by this Corporation pursuant to this Section 4(a).

(c)    Each holder of Series A Stock may, at anytime up to two (2) trading days prior to the applicable Redemption Date, elect to convert all shares of Series A Stock designated for redemption in the Redemption Notice into shares of Common Stock subject to the terms of Section 5 below.

(d)    From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series A Stock (except the right to receive the Redemption Price, without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. The shares of Series A Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.

5.    Conversion of Preferred Stock.    The holders of the Series A Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Conversion of Series A Preferred Stock.

(i)    Right to Convert.    Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or prior to the second trading day prior to a Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series A Preferred Stock, at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $             [insert the product of (A) the 30 day pre-signing price from Combination Agreement and (B) the number of shares into which each share will initially be convertible] ( as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to the Series A Stock) (the “Original Price”) by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion (the “Conversion Ratio”). The initial Conversion Price per share for shares of Series A Stock shall be $[            ] per share; provided, however, that the Conversion Price for the Series A Stock shall be subject to adjustment as set forth in subsection 5(d).

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(ii)    Conversion at the Option of the Corporation.    At the Corporation’s option, all but 100 shares of Series A Preferred Stock shall be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series A Preferred Stock immediately upon the date specified by the Corporation, which date shall not be earlier than five (5) business days following the Corporation having directed (by confirmed facsimile or reliable international courier) to each holder of Series A Preferred Stock notice of such conversion (the “Conversion Notice”); provided, however, that the Corporation may not exercise such option until the Corporation has filed with the Securities Exchange Commission (the “SEC”) periodic financial reports required to be filed by the Corporation pursuant to the Securities Exchange Act of 1934 (the “1934 Act”) (e.g., Forms 10-Q and 10-K) reporting four consecutive quarters of net income (after taxes) in accordance with generally accepted accounting principles in the United States (a “Profitability Event”); provided, further, that such conversion shall occur as nearly as possible on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by them.

(b)    Conversion of Series A-1 Preferred Stock.

(i)    Right to Convert.    Subject to the Conversion Conditions (as defined in subsection (b)(iii) below), each share of Series A-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time on or prior to the second trading day prior to a Redemption Date, if any, as may have been fixed in any Redemption Notice with respect to such share of the Series A-1 Preferred Stock (provided, however, that a Redemption Date shall be delayed as may be reasonably necessary to permit a holder of Series A-1 Preferred Stock to comply with the Conversion Conditions), at the office of this Corporation or any transfer agent for such stock, into (A) one share of Series A Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), to the extent a conversion event described in subsection (b)(ii) has not occurred, or (B) such number of fully paid and nonassessable shares of Common Stock as is determined by the Conversion Ratio.

(ii)    Conversion at the Option of the Corporation.    Subject to the Conversion Conditions, at the Corporation’s option, all shares of Series A-1 Preferred Stock shall be converted into shares of Common Stock at the Conversion Ratio at the time in effect for such Series A-1 Preferred Stock immediately upon the date specified in the Conversion Notice delivered in connection with a Profitability Event.

(iii)    Conversion Conditions.    No shares of Series A-1 Preferred Stock may be converted into shares of Series A Preferred Stock or Common Stock by STT Communications Ltd or its affiliates (“STT”) if, at the time of such conversion pursuant to subsections (b)(i) and (ii), the receipt of Series A Preferred Stock or Common Stock by STT would cause

(1)    the voting power of the issued and outstanding shares held by STT to exceed 40% of the aggregate voting power of the Corporation’s issued and outstanding shares of voting stock; provided that the restriction in this clause (A) shall terminate upon the earlier of (x) [insert date of second anniversary of the Closing] or (y) a Voting Stock Trigger Event.

(2)    the value of all outstanding voting stock held by STT following such conversion would exceed $50,000,000 (as determined by reference to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto (the “HSR Act”)) or any other applicable threshold that would require compliance with the HSR Act; provided that the restriction in this clause (B) shall not apply if STT has complied with the HSR Act, if applicable, prior to such conversion.

The restrictions in this subsection (b)(iii) shall be referred to herein as “Conversion Conditions.”

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(iv)    Voting Stock Trigger Events.    A “Voting Stock Trigger Event” shall mean any of the following:

(1)    Qualified Offer by STT.    STT makes a Qualified Offer (as defined herein) and such offer is accepted by holders of more than 50% of the Corporation’s then outstanding capital stock and securities convertible into or exercisable for Common Stock (“Convertible Securities” and collectively with the Common Stock, “Securities”) (excluding any capital stock held by STT and any Convertible Securities that are not at the time of such offer convertible into or exchangeable or exercisable for Common Stock). A “Qualified Offer” shall mean any offer to purchase all of this Corporation’s outstanding Securities that meets each of the following conditions:

A.    the offer is for all outstanding Securities (excluding any Securities held by STT and any Securities that are not at the time of such offer convertible into or exchangeable or exercisable for Common Stock);

B.    the purchase price is fully financed;

C.    STT commits that, if consummated, the Qualified Offer will be followed by a transaction in which all remaining holders of Securities (excluding any Securities held by STT and any Securities that are not at the time of such offer convertible into or exchangeable or exercisable for Common Stock) will receive the same consideration paid for shares tendered in such Qualified Offering; and

D.    the Qualified Offer is kept open for at least forty-five (45) calendar days.

(2)    Bankruptcy or Insolvency of the Corporation.    (i) The Corporation commences a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); (ii) an involuntary case under the Bankruptcy Code is commenced against the Corporation that is not dismissed within ninety (90) days after commencement thereof; (iii) the Corporation commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, rehabilitation, dissolution, insolvency or liquidation or similar law of any jurisdiction, whether now or hereafter in effect, relating to the Corporation, or any such proceeding is commenced against the Corporation which is not dismissed within ninety (90) days; (iv) the entry of any order of relief or other order approving any such case or proceeding; or (v) the Corporation takes any corporate action for the purpose of effecting any of the foregoing;

(3)    Third Party Obtains 15% Interest.    Any person (other than STT) or group (within the meaning of Rule 13d-5 under the 1934 Act) (other than a group of which STT is a member):

A.    files a Schedule 13D with the SEC (and sends a copy of such report to the Corporation) as required by Section 13(d) of the 1934 Act (which shall not include a report on Schedule 13G), which Schedule 13D shall indicate that such Schedule 13D filer has acquired beneficial ownership of outstanding voting stock equal to or exceeding fifteen percent (15%) of the Corporation’s outstanding voting stock (with the number of outstanding shares of voting stock being as reported by the Corporation on its most recent filing with the SEC); or

B.    enters into an agreement or letter of intent with any other person (including the Corporation) providing for such first person or group to acquire (including by means of any share purchase, share issuance, merger, reorganization or otherwise, whether in a single transaction or series of transactions) beneficial ownership of outstanding voting stock equal to or exceeding fifteen percent (15%) of the Corporation’s outstanding voting stock (with the number of shares of outstanding voting stock being as reported by the Corporation on its most recent filing with the SEC);

Notwithstanding the foregoing, no acquisition of voting stock pursuant to the Combination Agreement (as defined below), the Securities Purchase Agreement (as defined below) or any note

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or warrant issued pursuant thereto by the original holder to which such voting stock, note or warrant was issued shall be a Voting Stock Trigger Event pursuant to this subsection (iv)(3) regardless of when such acquisition occurs.

(4)    Sale of Assets.    The Corporation sells all or substantially all of its assets, or enters into an agreement to sell all or substantially all of its assets;

(5)    Third Party Tender Offer.    Any person (other than STT) or group (other than a group of which STT is a member) has commenced a bona fide, fully financed tender offer for Securities of Parent;

(6)    Breach of Material Agreements.    The Corporation’s material breach of its material post-closing obligations under Articles 2, 4 and 5 of that certain Governance Agreement between the Corporation and certain of its stockholders dated on or about             , 200_, Articles II-A, II-B, II-C and VI of the Combination Agreement pursuant to which the Corporation acquired i-STT Pte Ltd and Pihana Pacific (“Combination Agreement”), Inc., Articles 5, 6 or 9 of that certain Securities Purchase Agreement between the Corporation and certain of its stockholders, dated October 2, 2002 (the “Securities Purchase Agreement”), or the material terms of the notes and warrants issued thereunder or the related Registration Rights Agreement and security documents), provided that if such breach is susceptible to cure, STT shall give notice of such breach to the Corporation and the Corporation shall have ten (10) business days in which to cure such breach;

(7)    STT’s Interest Below 10%.    Securities beneficially or otherwise owned by STT represent less than ten (10%) percent of the Corporation’s then outstanding Securities (assuming the conversion, exchange and/or exercise of all Convertible Securities); or

(8)    Exercise of Cash Trigger Warrant.    Any Cash Trigger Warrant issued pursuant to the Securities Purchase Agreement is exercised.

(c)    Mechanics of Conversion.    Before any holder of Series A Stock shall be entitled to voluntarily convert the same into shares of Common Stock or Series A Preferred Stock, as applicable, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer agent for the Series A Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock or Series A Preferred Stock, as applicable, to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Stock to be converted, and the person or persons entitled to receive the shares of Common Stock or Series A Preferred Stock, as applicable, issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock or Series A Preferred Stock, as applicable, as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series A Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Series A Stock shall not be deemed to have converted such Series A Stock until immediately prior to the closing of such sale of securities. If the conversion is in connection with the provisions of subsection 5(a)(ii) or 5(b)(ii) above, such conversion shall be deemed to have been on the conversion date described in this Corporation’s notice to each holder of Series A Stock. All persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

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(d)    Conversion Price Adjustments of Series A Stock for Splits, Stock Dividends, Combinations and the Like.    The Conversion Price of the Series A Stock shall be subject to adjustment from time to time as follows:

(i)    In the event this Corporation should at any time or from time to time after this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Series A Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)    If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series A Stock is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Series A Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)    Other Distributions.    In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this Corporation or other persons, assets (excluding cash dividends) or other options or rights not referred to in subsection 5(d)(i), then, in each such case for the purpose of this Subsection 5(e), the holders of the Series A Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this Corporation into which their shares of Series A Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this Corporation entitled to receive such distribution.

(f)    Recapitalizations.    If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 5) provision shall be made so that the holders of the Series A Stock shall thereafter be entitled to receive upon conversion of the Series A Stock the number of shares of stock or other securities or property of this Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Stock after the recapitalization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(g)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Series A Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. This Corporation shall provide the holder of any fractional interest with an amount of cash equal to the fair market value of one share of this Corporation’s Common Stock multiplied by such fractional interest. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

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(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Stock pursuant to this Section 5, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the written request at any time of any holder of Series A Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series A Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series A Stock to Common Stock.

(h)    Notices of Record Date.    In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Series A Stock, at least five (5) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)    Reservation of Stock Issuable Upon Conversion.    This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock and Series A Preferred Stock, solely for the purpose of effecting the conversion of the shares of the Series A Stock, such number of its shares of Common Stock or Series A Preferred Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Stock; and if at any time the number of authorized but unissued shares of Common Stock or Series A Preferred Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Stock, in addition to such other remedies as shall be available to the holder of such Series A Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock or Series A Preferred Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to this Certificate of Designation or the Restated Certificate of Incorporation.

(j)    Notices.    Any notice required by the provisions of this Section 5 to be given to the holders of shares of Series A Stock shall be deemed given if (A) deposited (i) in the United States mail, postage prepaid or (ii) with a reliable international courier, and addressed to each holder of record at his or its address appearing on the books of this Corporation or (B) delivered by confirmed facsimile.

6.    General Voting Rights.    Except as otherwise provided by the Delaware General Corporation Law, Series A-1 Preferred Stock shall have no voting rights. The holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

7.    Voting for the Election of Directors.

(a)    Until the earlier of (i) the date on which less than one hundred (100) shares of Series A Preferred Stock remain outstanding and (ii) [insert date two years following closing], the holders of shares of Series A

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Preferred Stock shall be entitled to elect a number of directors of this Corporation at any election of directors (each, a “Series A Director”), as follows:

(i)    three (3) directors for so long as the holders of Series A Preferred Stock collectively beneficially own at least 30% of this Corporation’s outstanding voting stock (on an as-converted to common stock basis);

(ii)    two (2) directors for so long as the holders of Series A Preferred Stock collectively beneficially own at least 15% of this Corporation’s outstanding voting stock (on an as-converted to common stock basis);

(iii)    one (1) director for so long as the holders of Series A Preferred Stock collectively beneficially own at least 100 of this Corporation’s outstanding voting stock (on an as-converted to common stock basis);

(iv)    no directors at such time as the holders of Series A Preferred Stock collectively beneficially own less than 100 shares of Series A Preferred Stock.

(b)    For purposes of determining shares beneficially owned pursuant to Section 7(a) hereof, “beneficial ownership” shall be as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, provided, that in determining such beneficial ownership it shall not matter whether or not the right to acquire such beneficial ownership is within 60 days and whether or not a contract, arrangement or understanding to acquire beneficial ownership is subject to Conversion Conditions or other contingencies.

(c)    Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy in the seats reserved for Series A Directors, and vacancies created by removal or resignation of a Series A Director, may be filled by a majority of all the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that the holders of Series A Preferred Stock may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee(s) at a meeting of the stockholders. Any director elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of Series A Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled in accordance with this Section 7(a).

(d)    Notwithstanding the prohibition in Article VII of this Corporation’s Restated Certificate of Incorporation and the Corporation’s Bylaws regarding actions of the stockholders taken by written consent, and consistent with Section 7(a) above, the holders of Series A Preferred Stock may act by written consent to, and only to, (i) elect any Series A Director, (ii) remove any Series A Director or (iii) override the Board’s appointment of any such Series A Director to fill a vacancy.

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IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its Chief Executive Officer this              day of             , 200_.

EAGLE, INC.

By:

Peter F. Van Camp Chief Executive Officer

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Exhibit D

GOVERNANCE AGREEMENT

BY AND AMONG

EQUINIX, INC.,

STT COMMUNICATIONS LTD.,

AND

THE PIHANA STOCKHOLDERS NAMED HEREIN

Dated as of

_________, 2002

GOVERNANCE AGREEMENT

GOVERNANCE AGREEMENT, dated as of ________ __, 2002 (the “Agreement”), by and among Equinix, Inc., a Delaware corporation (“Parent”), STT Communications Ltd., a corporation organized under the laws of the Republic of Singapore (“STT Communications”), and certain stockholders, named in the signature pages to this Agreement, of Pihana Pacific, Inc., a Delaware corporation (“Pihana”), as comprised immediately before the closing of the Combination Agreement (as defined below) (“Pihana Stockholders”). STT Communications and Pihana Stockholders are sometimes referred to herein as the “Stockholders.”

WHEREAS, Parent, STT Communications, and Pihana have entered into that certain Combination Agreement, dated as of October 2, 2002 (the “Combination Agreement”), pursuant to which, among other things, a wholly-owned indirect subsidiary of Parent is merging with and into Pihana, the Pihana Stockholders are receiving shares of Parent’s common stock, par value $0.001 per share (the “Common Stock”), and STT Communications is contributing one hundred percent (100%) of the capital stock of its wholly-owned subsidiary, i-STT Pte. Ltd., to a wholly-owned indirect subsidiary of Parent in exchange for Common Stock and shares of Parent’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”);

WHEREAS, Parent and each of the Stockholders desire to make certain arrangements among themselves with respect to the matters set forth herein; and

WHEREAS, it is a condition to the closing of the transactions contemplated by the Combination Agreement that this Agreement be executed and delivered by the parties;

NOW THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1.    Definitions.    Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Combination Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” is defined in the preamble to this Agreement.

“Black-Out Period” means a period of not more than thirty days with regard to which Parent shall have furnished to the Holders of Registrable Securities a certificate signed by an executive officer of Parent stating, in the good faith judgment of the board of directors of Parent, it would be (a) materially detrimental to Parent and its stockholders for Parent to file a Registration Statement at such time or (b) a violation of the Securities Act for such Holders to sell shares pursuant to the applicable Registration Statement because of the existence of material non-public information that the board of directors has determined, in its good faith judgment, would be materially detrimental to Parent if disclosed.

“Board” means the board of directors of Parent.

“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions are required to be closed in City of New York, State of New York.

“Bylaws” is defined in Section 2.1.

“Certificate of Designation” means the Certificate of Designation attached to the Combination Agreement as Exhibit C.

“Closing Date” means the date and time of the closing of the transactions contemplated by the Combination Agreement.

“Combination Agreement” is defined in the recitals to this Agreement.

“Common Stock” is defined in the recitals to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principals as applied in the United States from time to time.

“Holders” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 4.6 of this Agreement.

“Indemnified Person” is defined in Section 4.10.

“Indemnifying Person” is defined in Section 4.10.

“Initiating Holder” is defined in Section 4.1(b).

“Insufficient Amount” is defined in Section 4.3(a).

“NASD” means the National Association of Securities Dealers, Inc.

“Pihana Stockholders” is defined in the preamble to this Agreement.

“Parent” is defined in the preamble to this Agreement.

“Participant” is defined in Section 4.8.

“Person” means an individual, trustee, corporation, partnership, limited liability company, joint stock company, trust, unincorporated association, union, business association, firm or other legal entity.

“Prospectus” means the prospectus included in any Registration Statement (including any prospectus subject to completion and a prospectus that includes any information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Qualified Offer” is defined in Section 3.2.

“Registrable Securities” means the shares of Common Stock issued under the Combination Agreement, or issued or issuable upon conversion of the Series A Preferred Stock issued under the Combination Agreement, that cannot otherwise be sold without registration under the Securities Act in any ninety-day period under Rule 144.

“Registration Statement” means any registration statement of Parent that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits, and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 under the Securities Act or any similar rule (other than Rule 144A) or regulation hereafter adopted by the SEC providing for offers and sales of securities made in compliance therewith by subsequent holders that are not affiliates of an issuer of such securities being free of the registration and prospectus delivery requirements of the Securities Act.

“Rule 144A” means Rule 144A under the Securities Act.

“Rule 145” means Rule 145 under the Securities Act.

“Rule 405” means Rule 405 under the Securities Act.

“Rule 415” means Rule 415 under the Securities Act.

“SEC” means the U.S. Securities and Exchange Commission.

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“Securities” is defined in Section 3.1.

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” is defined in the recitals to this Agreement.

“Stockholders” is defined in the preamble to this Agreement.

“STT Communications” is defined in the preamble to this Agreement.

“Underwritten registration or underwritten offering” means a registration in which securities of Parent are sold to an underwriter for re-offering to the public.

1.2.    Interpretation.

(a)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)    The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of and to this Agreement unless otherwise specified.

(c)    The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include both genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)    A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e)    A reference to any legislation or to any provision of any legislation shall include any modification, amendment or re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued under or related to such legislation. All references to accounting terms shall have the meanings determined under GAAP.

(f)    The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(g)    No prior draft nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

(h)    The descriptive headings in this Agreement are intended for reference purposes only and shall not be used in the interpretation or construction of this Agreement.

(i)    The parties intend that each provision of this Agreement shall be given full separate and independent effect. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as expressly provided in this Agreement, each such provision be read separately, be given independent significance and not be construed as limiting any other provision in this Agreement (whether or not more general or more specific in scope, substance or context).

ARTICLE 2

BOARD OF DIRECTORS

2.1.    Board Representation.    From and after the Closing Date, at each annual meeting of the stockholders of Parent, or at any meeting of the stockholders of Parent at which members of the Board are to be elected or the authorized number of directors is to be fixed or altered, or whenever such actions are to be taken by written

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consent for such purposes, STT Communications agrees to vote or otherwise give its consent in respect of all shares of capital stock of Parent (whether now or hereafter acquired) beneficially owned by it that are entitled to vote at such meeting, (i) in favor of the election to the board of those directors nominated pursuant to the provisions set forth in Article VII of Parent’s Bylaws in substantially the form attached hereto as Exhibit A (the “Bylaws”), (ii) against any proposal that would increase the number of directors on the Board above nine, and (iii) against any amendment to Article VII or Section 8.1 of the Bylaws.

2.2.    Reconstitution of Board as of Closing Date.    As of the Closing Date, the parties will take all actions necessary to cause the Board to be constituted in the manner set forth in Article VII of the Bylaws, or by removing or causing to resign a sufficient number of directors to create vacancies, and by appointing individuals to fill such vacancies in accordance with the designation rights set forth in Article VII of the Bylaws. The initial Series A Directors (as defined in the Bylaws) (including the Chairman of the Board specified pursuant to the Bylaws) shall be set forth in a written notice delivered by STT Communications to Parent no later than ten business days prior to the Closing Date. The initial Pihana Director (as defined in the Bylaws) shall be set forth in a written notice delivered by Pihana to Parent no later than ten business days prior to the Closing Date; provided that the Initial Pihana Director shall be reasonably acceptable to a majority of the Board. The initial Equinix Directors, who shall initially be designated by Parent prior to the Closing Date (the “Original Equinix Directors”), shall be set forth in a written notice delivered by Parent to STT Communications and Pihana no later than ten business days prior to the Closing Date. The initial Independent Directors (as defined in the Bylaws) shall be determined by mutual agreement of Parent, STT Communications and Pihana no later than ten business days prior to the Closing Date.

2.3.    Grant of Irrevocable Proxy.    Concurrently with the execution of this Agreement, STT Communications shall deliver to Parent a proxy with respect to all of Parent’s capital stock beneficially owned by STT Communications in the form attached hereto as Exhibit B (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law.

2.4.    Further Actions; Bylaws.    From and after the Closing Date, Parent and STT Communications shall take all further actions as may be necessary to carry out the purposes of this Article 2. Without limiting the generality of the foregoing, Parent shall cause the Bylaws to be adopted, and STT Communications shall vote all of its shares, or execute consents in lieu thereof, in favor of all actions necessary to implement the terms of this Article 2.

2.5.    Independent Directors.    If required by federal laws and regulations and/or the listing requirements of the Nasdaq National Market or any other stock exchange or trading system on which the Common Stock may be listed from time to time, including to satisfy any requirement that a majority of Board members be “independent” within the meaning of such laws, regulations and requirements, the holders of Series A Preferred Stock and holders of the Series A-2 Notes agree that one Series A Director and the Series A-2 Director shall qualify as “independent.” There shall be no requirement that any Equinix Directors be “independent” (other than as required by Section 7.2 of the Bylaws) until one Series A Director and the Pihana Director have been classified as “independent.”

2.6.    Termination.    The rights and obligations of the parties under this Article II shall terminate upon the termination of Article VII of the Bylaws.

ARTICLE 3

STT COMMUNICATIONS RIGHT OF FIRST OFFER

3.1.    Right of First Offer.    Subject to the terms and conditions specified in this Article 3, Parent hereby grants to STT Communications a right of first offer with respect to future sales by Parent of its equity securities, or any security convertible into, exchangeable for, or exercisable for any equity securities (the “Securities”). STT

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Communications may designate as purchasers under such right itself or its partners, members, subsidiaries or assignees in such proportions as it deems appropriate. Each time Parent proposes to offer any Securities, except for (i) Securities issued pursuant to an Excluded Conversion Adjustment (as defined in the Securities Purchase Agreement under which the Notes were issued), or (ii) Securities issued pursuant to a Registration Statement (a “Registered Offering”), Parent shall first make an offering of such Securities to STT Communications in accordance with the following provisions:

(a)    Parent shall deliver a notice (“Notice”) to STT Communications stating (i) its bona fide intention to offer such Securities, (ii) the number of such Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Securities.

(b)    Within 15 days after receipt of the Notice, STT Communications may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Securities which equals the proportion that the number of Securities held by STT Communications bears to the total number of Securities then outstanding (the “STT Communications Pro Rata Shares”).

(c)    Parent may, during the 45-day period following the expiration of the period provided in subsection 3.1(b) hereof, offer the remaining unsubscribed portion of the Securities to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice. If Parent does not enter into an agreement for the sale of the Securities within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Securities shall not be offered unless first reoffered to STT Communications in accordance herewith.

3.2.    Registered Offerings.    Subject to compliance with applicable securities laws, in connection with a Registered Offering of Securities by Parent, Parent shall first make an offering of such Securities to STT Communications in accordance with the following provisions:

(a)    At least ten (10) business days prior to the anticipated effectiveness of any Registered Offering, Parent shall deliver a notice (the “Registration Notice”) to STT Communications stating (i) its bona fide intention to offer such Securities, (ii) the number of such Securities to be offered, and (iii) the anticipated price and terms, if any, upon which it proposes to offer such Securities.

(b)    Within five (5) days after receipt of the Registration Notice, STT Communications may indicate to Parent its interest in purchasing or obtaining, within the anticipated price range, up to the STT Communications Pro Rata Share.

(c)    Parent shall notify STT Communications one (1) business day prior to the anticipated occurrence of the following events: (i) the anticipated pricing call at which the underwriters of the offering and Parent decide the final offering price (the “Pricing Call”), or (ii) if not an underwritten offering, at such time when Parent will set the final price for its offering (the “Parent Pricing”).

(d)    Within one (1) hour after the Pricing Call or the Parent Pricing, Parent shall notify STT Communications of the final price and number of shares to be sold (including any over allotments) and STT Communications shall have one (1) hour to deliver to Parent written notice of the number of shares it intends to purchase in the Registered Offering up to the STT Communications Pro Rata Share, including any shares of any over allotment that it elects to purchase, if exercised (the “STT Communications Notice”). The STT Communications Notice shall be evidence of STT Communications’ obligation to purchase that number of shares indicated in such STT Communications Notice. STT Communications’ failure to timely deliver the STT Communications Notice shall relieve Parent from any obligations under this Section 3.2 with respect to the Registered Offering.

3.3.    Sole Benefit of STT Communications.    This Article 3 is for the sole benefit of STT Communications and nothing in this Article 3 shall create any rights or remedies for Pihana Stockholders.

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ARTICLE 4

REGISTRATION UNDER THE SECURITIES ACT

4.1.    Demand Registration.

(a)    Parent shall prepare and file with the SEC, not later than the 90th day following the Closing Date, a Registration Statement covering the resale of all Registrable Securities, and shall use commercially reasonable efforts to cause such Registration Statement to become effective on or prior to the 180th day following the Closing Date and to remain effective until all Registrable Securities have been sold.

(b)    If the holders of a majority of Registrable Securities intend to distribute Registrable Securities by means of an underwriting, they shall so advise Parent. The underwriter will be selected by Parent, subject to the consent of a majority in interest of the Holders (which will not be unreasonably withheld). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Holders and such Holder) to the extent provided in this Article 4. All Holders proposing to distribute Registrable Securities through such underwriting shall (together with Parent as provided in Section 4.4(e)) enter into an underwriting agreement in the form requested by the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 4.1, if the underwriter advises the Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among the Holders in proportion (as nearly as practicable) to the amount of Registrable Securities owned by each Holder.

(c)    Notwithstanding the foregoing, Parent shall have the right to defer the filing of the Registration Statement under this Section 2.1, or suspend the use of the related prospectus, during a Black-Out Period occurring after receipt of the request of the Initiating Note Holders; provided that Parent may not utilize such deferral or suspension right more than once in any six-month period.

(d)    All expenses (other than underwriting discounts and commissions) incurred in connection with registration pursuant to Section 4.1, including all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for Parent and the reasonable fees and disbursements of one counsel for the selling Holders (not to exceed $50,000 per registration or underwriting) selected by the Holders of a majority of the Registrable Securities included in the offering shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC.

4.2.    Parent Registration.

(a)    If (but without any obligation to do so) Parent proposes to register (including for this purpose a registration effected by Parent for stockholders other than the Holders) any of its stock or other securities under the Securities Act in connection with the public offering of such securities (other than a registration relating solely to the sale of securities to participants in a Parent stock plan, a registration with respect to any transaction within the scope of Rule 145 or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities), Parent shall give each Holder thirty days prior written notice of such registration. Upon the written request of each Holder given within fifteen days after receipt of such notice by Parent in accordance with Section 5.7, Parent shall, subject to the provisions of Section 4.2(c), use commercially reasonable efforts to cause all of the Registrable Securities that each such Holder has requested to be registered to be so registered under the Securities Act.

(b)    Parent shall have the right to terminate or withdraw any registration initiated by it under this Section 4.2 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

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(c)    All expenses (other than underwriting discounts and commissions related to the Registrable Securities) incurred, in connection with any registration, pursuant to this Section 4.2, including all registration, filing, and qualification fees, printers and accounting fees, fees and disbursements of counsel for Parent and the fees and disbursements of one counsel for the selling Holders (not to exceed $50,000 per registration) selected by the holders of a majority of the Registrable Securities included in the offering shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC.

(d)    In connection with any offering involving an underwriting of shares of Parent’s capital stock, Parent shall not be required under this Section 2.2 to include any of the Registrable Securities in such underwriting unless the Holders thereof accept the terms of the underwriting as agreed upon between Parent and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not, jeopardize the success of the offering by Parent. If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by Parent that the underwriters determine in their sole discretion is compatible with the success of the offering, then Parent shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall the amount of securities of the selling Holders of Registrable Securities included in the offering be reduced below thirty percent of the total amount of securities included in such offering. For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder which is a Holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

4.3.    Form S-3 Registration.

(a)    Beginning 180 days following the Closing if at any time or from time to time Parent shall receive a written request or requests from any Holder that Parent effect a registration on Form S-3, or, if Parent is not then eligible for a registration on Form S-3, on Form S-1 related to a Rule 415 offering, with respect to all or a part of the Registrable Securities owned by such Holder, Parent will:

(i)    promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(ii)    as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within fifteen days after receipt of such written notice from Parent; provided, however, that Parent shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4.3: (A) if the Holders, together with the holders of any other securities of Parent entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $250,000 (an “Insufficient Amount”); or (B) during a Black-Out Period. Parent shall have the right, in the case of an Insufficient Amount or Black-Out Period, to (x) defer the filing of the Form S-3 (or Form S-1) Registration Statement for a period of not more than sixty days, in the case of an Insufficient Amount, or the duration of the Black-Out Period, whichever is shorter, after receipt of the request of the Holder or Holders under this Section 2.3 or (y) suspend the use of the

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related prospectus for the Black-Out Period; provided further that Parent shall not utilize its deferral or suspension rights based on a Black-Out Period more than once in any six-month period; or (C) in any particular jurisdiction in which Parent would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; and

(iii)    keep such Registration Statement effective for the shorter of 18 months or until the distribution contemplated in the Registration Statement has been completed; provided, however, that such 18-month period shall be extended for a period of time equal to (A) the period in which any Holder refrains from selling any securities included in such Registration Statement at the request of an underwriter of Common Stock (or other securities of Parent); (B) the period in which any Holder refrains from selling any securities included in such Registration Statement at the request of Parent to permit Parent to amend such Registration Statement; (C) the duration of a Black-Out Period during which the use of a prospectus was suspended or sales of Registrable Securities by a Selling Holder were not permitted and (D) the periods for which effectiveness of the Registration Statement has been suspended as permitted by this Agreement.

(b)    If a Holder or Holders requests that a Parent registration under Section 4.3(a) be made for an offering on a continuous basis pursuant to Rule 415 under the Securities Act on Form S-3 (or Form S-1), Parent shall (i) register the Registrable Securities of such Holder or Holders, as the case may be, on a continuous basis and (ii) use commercially reasonable efforts to keep such Registration Statement effective for 18 months or until all Registrable Securities covered by such Registration Statement have been sold.

(c)    All expenses (other than underwriters’ discounts or commissions associated with Registrable Securities) incurred in connection with a registration requested pursuant to this Section 4.3, including all registration, filing and qualification fees, printer’s and accounting fees, fees and disbursements of counsel for Parent and the reasonable fees and disbursements of one counsel for the selling Holder or Holders (not to exceed $50,000 per registration) and counsel for Parent, shall be borne by Parent regardless of whether such Registration Statement is declared effective by the SEC. Registrations effected pursuant to this Section 4.3 shall not be counted as demands for registration pursuant to Section 4.1.

4.4.    Obligations of Parent.    Whenever required under this Article 4 to effect the registration of any Registrable Securities, Parent shall, as expeditiously as reasonably possible:

(a)    Registration Statement.    Prepare and file with the SEC a Registration Statement with respect to such Registrable Securities and use its best efforts to cause such Registration Statement to become effective.

(b)    Amendments.    Prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection with such Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement.

(c)    Prospectuses.    Furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)    Blue Sky.    Use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless Parent is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e)    Underwriting Agreement.    If an offering is an underwritten public offering, enter into and perform its obligations under an underwriting agreement requested by the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

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(f)    Notice of Misstatement or Omission.    Notify each Holder covered by such Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)    Listing or Quotation.    Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange on which similar securities issued by Parent are then listed.

(h)    Transfer Agent: CUSIP.    Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)    Legal Opinion.    Use commercially reasonable efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Article 4, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Article 4, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the Registration Statement with respect to such securities becomes effective, (i) an opinion, dated such date, of the counsel for Parent, in form and substance as is customarily requested by the underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of Parent and any acquired company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

4.5.    Obligations of Holders.

(a)    It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Article 4 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.

(b)    Parent shall have no obligation with respect to any registration requested pursuant to Section 4.3 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger Parent’s obligation to initiate such registration as specified in Section 4.3(a).

4.6.    Assignment of Registration Rights.    The rights to cause Parent to register Registrable Securities pursuant to this Article 4 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities provided: (a) Parent is furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act.

4.7.    Limitations on Subsequent Registration Rights.    Unless unanimously approved by the Parent board of directors, from and after the date of this Agreement, Parent shall not, without the prior written consent of the Holders of a majority of the then-outstanding Registrable Securities, enter into any new agreement with any holder or prospective holder of any securities of Parent which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 4.1, unless under the terms of such agreement,

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such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such holder’s prospective holder’s securities will not reduce the amount of the Registrable Securities of the Holders that is included or (b) to make a demand registration which could result in such Registration Statement being declared effective prior to the date of the first demand registration pursuant to Section 4.1(a) or within 120 days of the effective date of any registration effected pursuant to Section 4.1.

4.8.    Indemnification by Parent.    Parent agrees to indemnify and hold harmless each Holder of Registrable Securities to be included in any Registration Statement, the officers and directors of each such Person, and each Person, if any, who controls any such Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each, a “Participant”), from and against any and all losses, claims, damages and liabilities (including the reasonable legal fees and other reasonable expenses actually incurred in connection with any suit, action, proceeding, investigation or any claim asserted or threatened) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or caused by, arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Participant furnished to Parent in writing by or on behalf of such Participant expressly for use therein; provided, however, that Parent shall not be liable if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the Prospectus or any amendment or supplement thereto and the Prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by the Participants resulted from any action, claim or suit by any Person who purchased Registrable Securities that are the subject thereof from such Participant and it is established in the related proceeding that such Participant had been provided with such Prospectus and failed to deliver or provide a copy of the Prospectus (as amended or supplemented) to such Person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person unless such failure to deliver or provide a copy of the Prospectus (as amended or supplemented) was a result of noncompliance by Parent with this Agreement.

4.9.    Several Indemnification by Participants.    Each Participant agrees, severally and not jointly, to indemnify and hold harmless Parent, each other Participant, its directors and officers and each Person who controls Parent and each other Participant within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities (including the reasonable legal fees and other reasonable expenses actually incurred in connection with any suit, action, proceeding, investigation or any claim asserted or threatened) caused by, arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or Prospectus (as amended or supplemented if Parent shall have furnished any amendments or supplements thereto) or caused by, arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, only insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Participant furnished to Parent in writing by or on behalf of such Participant expressly for use therein; provided, however, that a Participant shall not be liable if such untrue statement or omission or alleged untrue statement or omission was contained or made in any preliminary prospectus and corrected in the Prospectus or any amendment or supplement thereto and the Prospectus does not contain any other untrue statement or omission or alleged untrue statement or omission of a material fact that was the subject matter of the related proceeding and any such loss, liability, claim, damage or expense suffered or incurred by Parent or any other Participant resulted from any action, claim or suit by any Person who purchased Registrable Securities that are the subject thereof from such other Participant and it is established in the related proceeding that Parent or such other Participant, as applicable, had been provided with such Prospectus and failed to deliver or provide a

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copy of the Prospectus (as amended or supplemented) to such Person with or prior to the confirmation of the sale of such Registrable Securities sold to such Person unless such failure to deliver or provide a copy of the Prospectus (as amended or supplemented) was a result of noncompliance by such Participant with this Agreement. No Participant shall be liable under this Article 4 for any amounts in excess of such Participant’s proceeds from the sale of such Participant’s Registrable Securities.

4.10.    Indemnification Procedures.

(a)    If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any Person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such Person (the “Indemnified Person”) shall promptly notify the Person against whom such indemnity may be sought (the “Indemnifying Person”) in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may reasonably designate in such proceeding and shall pay the reasonable fees and expenses actually incurred by such counsel related to such proceeding; provided, however, that the failure to so notify the Indemnifying Person shall not relieve it of any obligation or liability which it may have hereunder or otherwise, except to the extent of any prejudice caused by such delay. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel if it would be a conflict of interest for the Indemnified Person and the Indemnifying Person to be represented by the same counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (a) the Indemnifying Person and the Indemnified Person shall have mutually agreed in writing to the contrary, (b) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or (c) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and there are one or more defenses available to the Indemnified Person that are not available to the Indemnifying Person. It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such reasonable fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Participants and such control Persons of Participants shall be designated in writing by Participants who sold a majority in interest of Registrable Securities sold by all such Participants and any such separate firm for Parent, its directors, officers and control Persons of Parent shall be designated in writing by Parent. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such consent or if there is a final non-appealable judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement (y) includes an unconditional release of such Indemnified Person, in form and substance satisfactory to such Indemnified Person, from all liability on claims that are the subject matter of such proceeding and (z) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of an Indemnified Person.

4.11.    Contribution.

(a)    If the indemnification provided for in the preceding sections of this Article 4 is unavailable to, or insufficient to hold harmless, an Indemnified Person in respect of any losses, claims, damages or liabilities referred to therein, then each Indemnifying Person under such paragraphs, in lieu of indemnifying such Indemnified Person thereunder and in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person or Persons on the one hand and the Indemnified Person or Persons on the other in connection with the

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statements or omissions (or alleged statements or omissions) that resulted in such losses, claims, damages or liabilities (or actions in respect thereof) as well as any other relevant equitable considerations. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person on the one hand or by the Indemnified Person, as the case may be, on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and any other equitable considerations appropriate under the circumstances.

(b)    The parties agree that it would not be just and equitable if contribution pursuant to this Article 4 were determined by pro rata allocation (even if the Participants were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses actually incurred by such Indemnified Person in connection with investigating or defending any such suit, action, proceeding or investigation or claim. Notwithstanding the provisions of this Article 4, in no event shall a Participant be required to contribute any amount in excess of the amount by which proceeds received by such Participant from sales of Registrable Securities exceeds the amount of any damages that such Participant has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

4.12.    Additional Remedies.    The indemnity and contribution agreements contained in this Article 4 will be in addition to any liability which the Indemnifying Persons may otherwise have to the Indemnified Persons referred to above.

ARTICLE 5

MISCELLANEOUS

5.1.    Rule 144.    Parent covenants that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder in a timely manner and, if at any time it is not required to file such reports, it will, upon the request of any Holder of Registrable Securities, make available other information so long as necessary to permit sales pursuant to Rule 144.

5.2.    Legend.    Upon the execution of this Agreement, the certificates representing all Common Stock and Series A Preferred Stock held by the Stockholders shall be endorsed with the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS WITH RESPECT TO VOTING AND OTHER MATTERS UNDER A GOVERNANCE AGREEMENT, DATED AS OF             , 200_, BY AND AMONG EQUINIX, INC. AND CERTAIN OF ITS STOCKHOLDERS.

In the event that any Stockholder sells, transfers or otherwise disposes of Shares, the foregoing legend shall, at the request of the holder, be removed from the certificates representing the Shares so sold, transferred or disposed of, provided that the sale, transfer or disposition is effected subject to the adjustment or termination of the board representation rights of the Stockholders pursuant to Article 2 hereof as a result of such sales, transfers or dispositions.

5.3.    Remedies.    If Parent breaches of any of its obligations under this Agreement, each Holder of Registrable Securities, in addition to being entitled to exercise all rights provided herein, or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. Parent agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach

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by it of any of the provisions of this Agreement and hereby further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

5.4.    No Inconsistent Agreements.    Parent has not entered, as of the date hereof, into any agreement with respect to any of its securities that is inconsistent with, diminishes, or other limits the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof.

5.5.    Adjustments Affecting Registrable Securities.    Parent shall not, directly or indirectly, take any action with respect to the Registrable Securities as a class distinct from other holders of Parent Capital Stock that would adversely affect the ability of the Holders of Registrable Securities to include such Registrable Securities in a registration undertaken pursuant to this Agreement.

5.6.    Amendments and Waivers.    Except as set forth in Section 3.3, the provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, otherwise than with the prior written consent of Parent, STT Communications and a majority in interest of the Pihana Stockholders.

5.7.    Notices.    All notices and other communications provided for or permitted hereunder shall be made in writing by hand-delivery, internationally recognized overnight air courier or telecopier with verification of receipt addressed as set forth below, as set forth on the signature page of this Agreement, or at such other address as a party may designate by prior written notice to the other parties hereto:

if to Parent:

Equinix, Inc.
2450 Bayshore Parkway
Mountain View, CA 94043-1107
Facsimile No.: (650) 316-6900
Attention: General Counsel

with a copy (which shall constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
155 Constitution Drive
Menlo Park, California 94025
Facsimile No.: (650) 321-2800
Attention: Scott C. Dettmer
Christopher D. Dillon

if to Pihana Stockholders, a copy (which shall not constitute notice) to:

Brobeck Phleger & Harrison LLP
550 South Hope Street
Los Angeles, CA 90071
Facsimile No.: (213) 745-3345
Attention: Richard S. Chernicoff

if to STT Communications:

Chief Financial Officer
General Counsel
STT Communications Ltd.
51 Cuppage Road
#10-11/17
Starhub Centre
Singapore 229469
Facsimile No.: (65) 6720 7277

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with a copy (which shall not constitute notice) to:

Tan Aye See
Assistant Vice President – Legal
STT Communications Ltd.
51 Cuppage Road
#10-11/17
Starhub Centre
Singapore 229469
Facsimile No.: (65) 6720 7277

with a copy (which shall constitute notice) to:

Latham & Watkins
135 Commonwealth Drive
Menlo Park, CA 94025
Facsimile No.: (650) 463-2600
Attention: Robert Koenig

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; two Business Days after being timely delivered to an internationally recognized overnight delivery service (such as Federal Express); and when delivery is confirmed by a telephone call received by sender confirming receipt, if telecopied.

5.8.    Successors and Assigns.    This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties hereto and, with respect to Articles 4 and 5 hereof, the Holders, subject to the right of Stockholders to sell, transfer or dispose of Shares free of restriction under this Agreement as set forth in Section 5.2.

5.9.    Counterparts.    This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties.

5.10.    Headings.    The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

5.11.    Governing Law.    This Agreement and the rights and obligations of the parties under this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware.

5.12.    Arbitration.

(a)    All disputes, controversies or claims (whether in contract, tort or otherwise) arising out of, relating to or otherwise by virtue of, this Agreement, breach of this Agreement or the transactions contemplated by this Agreement shall be finally settled under the Rules of Arbitration (except as set forth below) of the London Court of International Arbitration (as amended from time to time, the “LCIA Rules”). EACH PARTY ACKNOWLEDGES THAT IT IS WAIVING ANY RIGHTS IT MAY HAVE TO TRIAL BY JURY.

(b)    The arbitration shall be seated in London, England, in the English language and shall be the exclusive forum for resolving such disputes, controversies or claims. The arbitrator shall have the power to order hearings and meetings to be held in such place or places as he or she deems in the interests of reducing the total cost to the parties of the arbitration.

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(c)    The arbitration shall be held in before a single arbitrator. Each party to the arbitration shall submit a list of three proposed arbitrators, who each meet the criteria set forth in Section 5.12(d) within ten Business Days of service of the request for arbitration on the last respondent. The LCIA Court (as referred to in the LCIA Rules) shall select from among such nominations, with any person nominated by more than one party to the arbitration being per se the nominee of each party.

(d)    The arbitrator shall have practiced the field of law that is principally the subject of such dispute, controversy or claim in the State of Delaware for at least ten years. The arbitrator may be of the same nationality as any party. The arbitrator shall have the power to order equitable remedies and not just the payment of monies. Notwithstanding the LCIA Rules, no party shall have the right to seek a court order of interim or conservatory measures, other than a court order confirming and enforcing an arbitral award of interim or conservatory measures. The arbitrator may hear and rule on dispositive motions as part of the arbitration proceeding (e.g. motions for judgment on the pleadings, summary judgment and partial summary judgment).

(e)    All timetables and deadlines (and criteria for granting extensions and waivers thereof) for the conduct of the arbitration shall be set in accordance with the rules then interpreted and applied in the Court of Chancery of the State of Delaware of and for the County of New Castle. The Arbitrator shall not have the power to abridge such time requirements.

(f)    Discovery shall be permitted to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle. The arbitrator may appoint an expert only with the consent of all of the parties to the arbitration. Testimony of witnesses may be challenged to the extent, and under the conditions, then in effect in the Court of Chancery of the State of Delaware of and for the County of New Castle.

(g)    All deposits required under the LCIA Rules shall be paid equally by all parties to the arbitration. Each party shall to the arbitration shall pay its own costs and expenses (including, but not limited to, attorney’s fees) in connection with the arbitration.

(h)    The award rendered by the arbitrator shall be executory, final and binding on the parties. The award rendered by the arbitrator may be entered into any court having jurisdiction (including, the courts of the State of Delaware), or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be. Such court proceeding shall disclose only the minimum amount of information concerning the arbitration as is required to obtain such acceptance or order.

(i)    Except as required by law, no party to this Agreement nor the arbitrator may disclose the existence, content or results of an arbitration brought pursuant to this Agreement.

5.13.    Severability.    Any term or provision of this Agreement that is held to be invalid, void or unenforceable shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement. If any term or provision of this Agreement is determined by the arbitrator to be invalid, void or unenforceable, the parties agree that the arbitrator shall have the power to and shall, subject to the arbitrator’s discretion, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.14.    Registrable Securities Held by Parent or Its Affiliates.    Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by Parent or its affiliates (as such term is defined in Rule 405 under the Securities Act) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.

5.15.    Third Party Beneficiaries.    All Persons who become Holders of Registrable Securities are intended third party beneficiaries of Articles 4 and 5 of this Agreement and such provisions may be enforced by such Persons.

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5.16.    Entire Agreement.    This Agreement, together with the Combination Agreement and the Securities Purchase Agreement, dated as of October 2, 2002, by and among Parent, the subsidiaries of Parent that from time to time become guarantors of Parent’s obligations thereunder, and the Purchasers named therein, is intended by the parties as a final and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein and any and all prior oral or written agreements, representations, or warranties, contracts, understandings, correspondence, conversations and memoranda between STT Communications, the Pihana Stockholders, the Equinix Stockholders or Parent, or between or among any agents, representatives, parents, subsidiaries, affiliates, predecessors in interest or successors in interest with respect to the subject matter hereof and thereof are merged herein and replaced hereby.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

EQUINIX, INC.

By:

Name:
Title:

STT COMMUNICATIONS LTD

By:

Name:
Title:

EXHIBIT A

PARENT BYLAWS

AMENDED AND RESTATED

BYLAWS OF

EQUINIX, INC.

A DELAWARE CORPORATION

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ARTICLE I

OFFICES AND RECORDS

Section 1.1    Delaware Office.    The registered office of the Corporation in the State of Delaware shall be located in the City of Wilmington, County of New Castle.

Section 1.2    Other Offices.    The Corporation may have such other offices, either within or without the State of Delaware, as the board of directors of the Corporation (the “Board of Directors”) may designate or as the business of the Corporation may from time to time require.

Section 1.3    Books and Records.    The books and records of the Corporation may be kept at the Corporation’s principal offices or at such other locations outside the State of Delaware as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1    Annual Meeting.    The annual meeting of the stockholders of the Corporation shall be held at such date, place and/or time as may be fixed by resolution of the Board of Directors.

Section 2.2    Special Meeting.    Special meetings of stockholders of the Corporation may be called only by the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of these Amended and Restated Bylaws, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Section 2.3    Place of Meeting.    The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation.

Section 2.4    Notice of Meeting.    Except as otherwise required by law, written or printed notice or notice otherwise allowed by Delaware General Corporation Law, stating the place, day and hour of the meeting and the purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten days nor more than sixty days before the date of the meeting, either personally, or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his, her or its address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present (except as otherwise provided by law), or if notice is waived by those not present. Any previously scheduled meeting of the stockholders may be postponed and (unless the Corporation’s certificate of incorporation (as in effect from time to time, including any certificates of designation, the “Certificate of Incorporation”) otherwise provides) any special meeting of the stockholders may be cancelled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 2.5    Quorum and Adjournment.    Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such

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specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6    Proxies.    At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by his, her or its duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 2.7    Notice of Stockholder Business and Nominations.

A.    Subject to Article VII, nominations of persons for election to the Board of Directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (1) pursuant to the Corporation’s notice with respect to such meeting, (2) by or at the direction of the Board of Directors or (3) by any stockholder of record of the Corporation who was a stockholder of record at the time of the giving of the notice provided for in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this Section 2.7.

B.    For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to paragraph (A)(3) of this Section 2.7, (1) the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and (2) such business must be a proper matter for stockholder action under the Delaware General Corporation Law. To be timely, a stockholder’s notice shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not less than 45 or more than 75 days prior to the first anniversary (the “Anniversary”) of the date on which the Corporation first mailed its proxy materials for the preceding year’s annual meeting of stockholders; provided, however, that if no proxy materials were mailed by the Corporation in connection with the preceding year’s annual meeting, or if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (x) the 90th day prior to such annual meeting or (y) the 10th day following the day on which public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and such person’s written consent to serve as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation that are owned beneficially and of record by such stockholder and such beneficial owner.

C.    Notwithstanding anything in the second sentence of paragraph (B) of this Section 2.7 to the contrary, if the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 55 days prior to the Anniversary, a stockholder’s notice required by this Section 2.7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

D.    Subject to Article VII, only persons nominated in accordance with the procedures set forth in this Section 2.7 shall be eligible to serve as directors and only such business shall be conducted at an annual

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meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Amended and Restated Bylaws and, if any proposed nomination or business is not in compliance with these Amended and Restated Bylaws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

E.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Subject to Article VII, nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or (2) by any stockholder of record of the Corporation who is a stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 2.7. Subject to Article VII, nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder’s notice required by paragraph (B) of this Section 2.7 shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting.

F.    For purposes of this Section 2.7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

G.    Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 2.7. Nothing in this Section 2.7 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.8    Procedure for Election of Directors.    Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot or other means allowed by Delaware General Corporation Law, and, except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of preferred stock of the Corporation (the “Preferred Stock”) or any other series or class of stock to elect additional directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation or these Amended and Restated Bylaws, all matters other than the election of directors submitted to the stockholders at any meeting shall be decided by the affirmative vote of a majority of the voting power of the outstanding Voting Stock present in person or represented by proxy at the meeting and entitled to vote thereon.

Section 2.9    Inspectors of Elections; Opening and Closing the Polls.

A.    The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and

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according to the best of his or her ability. The inspectors shall have the duties prescribed by the Delaware General Corporation Law.

B.    The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.10    Consent of Stockholders in Lieu of Meeting.    Except as provided in the Certificate of Incorporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1    General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by the Certificate of Incorporation or by these Amended and Restated Bylaws, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

Section 3.2    Number, Tenure and Qualifications.    Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances and Article VII, the number of directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

Section 3.3    Regular Meetings.    A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without notice other than such resolution. Until                 , 200    , the Board of Directors shall meet at least monthly.

Section 3.4    Special Meetings.    Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 3.5    Notice.    Notice of any special meeting shall be given to each director at his business or residence in writing or by telegram, facsimile transmission or telephone communication. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company at least twenty-four hours before such meeting. If by facsimile transmission, such notice shall be transmitted at least twenty-four hours before such meeting. If by telephone, the notice shall be given at least twelve hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Amended and Restated Bylaws as provided under Section 8.1. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.

Section 3.6    Conference Telephone Meetings.    Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference

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telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.7    Quorum.    A whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.8    Vacancies.    Subject to Article VII and the rights of holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the Board of Directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

Section 3.9    Committees.

A.    The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

B.    Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Amended and Restated Bylaws.

Section 3.10    Removal.    Subject to Article VII and the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IV

OFFICERS

Section 4.1    Elected Officers.    The elected officers of the Corporation shall be a Secretary and a Treasurer, and may be a Chairman of the Board, a President and a Chief Executive Officer, and such other officers as the Board of Directors from time to time may deem proper. The Chairman of the Board, if any, shall be chosen from the directors. All officers shall be chosen by the Board of Directors and shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of Articles II, III, IV and V. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

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Section 4.2    Election and Term of Office.    The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section 4.7 of these Amended and Restated Bylaws, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his or her death or until he or she shall resign.

Section 4.3    Chairman of the Board.    The Chairman of the Board, if any, shall preside at all meetings of the Board. In the absence of the Chairman of the Board at any meeting, a majority of the directors present at such meeting shall have the power to select any director at the meeting to preside.

Section 4.4    President and Chief Executive Officer.    The Chief Executive Officer, or if there is no Chief Executive Officer, the President, shall be the general manager of the Corporation, subject to the control of the Board of Directors, and as such shall preside at all meetings of stockholders, shall have general supervision of the affairs of the Corporation, shall sign or countersign or authorize another officer to sign all certificates, contracts, and other instruments of the Corporation as authorized by the Board of Directors, shall make reports to the Board of Directors and stockholders, and shall perform all such other duties as are incident to such office or are properly required by the Board of Directors. If the Board of Directors creates the office of the President as a separate office from the Chief Executive Officer, the President shall have such duties as are determined by, and shall be subject to the general supervision, direction, and control of, the Chief Executive Officer unless the Board of Directors provides otherwise.

Section 4.5    Secretary.    The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Amended and Restated Bylaws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board, the Chief Executive Officer or the President, or by the Board of Directors, upon whose request the meeting is called as provided in these Amended and Restated Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board of Directors (to the extent consistent with the Chairman’s duty and authority to preside at all meetings of the Board of Directors), the Chief Executive Officer or the President. He or she shall have custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and attest to the same.

Section 4.6    Treasurer.    The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chief Executive Officer or the President, taking proper vouchers for such disbursements. The Treasurer shall render to the Chairman of the Board, the President, the Chief Executive Officer and the Board of Directors, whenever requested, an account of all his transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe.

Section 4.7    Removal.    Any officer elected by the Board of Directors may be removed by the Board of Directors whenever, in their judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

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Section 4.8    Vacancies.    A newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term.

ARTICLE V

STOCK CERTIFICATES AND TRANSFERS

Section 5.1    Stock Certificates and Transfers.

A.    The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his, her or its attorney, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

B.    The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

ARTICLE VI

INDEMNIFICATION

Section 6.1    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 6.3 with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

Section 6.2    Right to Advancement of Expenses.    The right to indemnification conferred in Section 6.1 shall include, to the extent permitted by law, the right to be paid by the Corporation the expenses incurred in defending any proceeding for which such right to indemnification is applicable in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer

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(and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise.

Section 6.3    Right of Indemnitee to Bring Suit.    The rights to indemnification and to the advancement of expenses conferred in Section 6.1 and Section 6.2, respectively, shall be contract rights. If a claim under Section 6.1 or Section 6.2 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (A) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (B) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

Section 6.4    Non-Exclusivity of Rights.    The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under the Certificate of Incorporation, these Amended and Restated Bylaws, or any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any indemnitee or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Section 6.6    Indemnification of Employees and Agents of the Corporation.    The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the Corporation to the fullest extent of the provisions of this Section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

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ARTICLE VII

GOVERNANCE PROVISIONS

Section 7.1    Number of Directors.    Notwithstanding Section 3.2, until this Article VII terminates in accordance with Section 7.5, the number of directors of this Corporation shall be fixed at nine.

Section 7.2    Nomination of Directors.    At each annual meeting of the stockholders, or at any meeting of the stockholders at which members of the Board of Directors are to be elected, the nominees to the Board of Directors shall be determined as follows:

A.    Series A Directors.

(1)    Each Series A Director (as defined in Section 7 of the Corporation’s certificate of designation filed with the Secretary of the State of Delaware on             , 200             (the “Certificate of Designation”)) shall be nominated by holders of a majority of the shares of Series A Preferred Stock outstanding.

(2)    If at any time the number of Series A Directors is reduced by operation of Section 7 of the Certificate of Designation, nominations for the director seats affected by such reduction shall thereafter be made in accordance with Section 7.2(D) of these Amended and Restated Bylaws.

B.    Pihana Director.

(1)    So long as Pihana Stockholders (as defined in that certain Governance Agreement between the Corporation, STT Communications Ltd and the former stockholders of Pihana Pacific, Inc. dated on or about             , 200   (the “Governance Agreement”)) beneficially own at least 11% of the Corporation’s voting stock, as determined pursuant to Section 7(b) of the Certificate of Designation), one director (the “Pihana Director”) shall be nominated by holders of a majority of the Corporation’s voting stock held by the Pihana Stockholders as of the record date for any election of directors; provided, however, that any Pihana Director shall be reasonably acceptable to a majority of the the Series A Directors, the Equinix Directors (as defined below) and the Independent Directors (as defined below), taken as a whole.

(2)    At such time as the Pihana Stockholders are no longer eligible to nominate a Series A-2 Director pursuant to Section 7.2(B)(1), nominations for the director seat affected by such reduction shall be made in accordance with Section 7.2(D) of these Amended and Restated Bylaws.

C.    Equinix Directors.    So long as any Series A Directors may be nominated pursuant to Section 7.2(A), the stockholders of the Corporation shall be represented by three directors (the “Equinix Directors”) who shall be nominated as follows:

(1)    The initial Equinix Directors shall be the Original Equinix Directors (as defined in the Governance Agreement) until their resignation or removal.

(2)    Any vacancies among the Equinix Directors shall be filled based on the nomination of the remaining Original Equinix Directors or any successor directors nominated by Original Equinix Directors or properly nominated successors of Original Equinix Directors; provided, however, if no Original Equinix Directors or successors of Original Equinix Directors are then on the Board of Directors, the Equinix Directors shall be Independent Directors (as defined below) selected for nomination by Parent’s nominating committee.

(3)    One Equinix Director nominated pursuant to Section 7.2(C)(1) or (2) shall at all times be “independent” within the meaning of the then-applicable rules and regulations of The Nasdaq National Market or any stock exchange or trading system (“Trading Rules”) on which the Corporation’s Common Stock may then trade (an “Independent Director”), and the nomination of such independent Equinix Director shall be subject to reasonable approval by nomination by Parent’s nominating committee.

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D.    Remaining Directors.    All other directors (the “Remaining Directors”) shall be Independent Directors selected for nomination by Parent’s nominating committee.

E.    Removal of Directors.    Stockholders and other persons having the right to designate a Series A Director or Series A-2 Director pursuant to this Section 7.2 may remove the director or directors so designated by providing written notice to the Corporation at any time and from time to time, and may do so with or without cause, in their sole discretion. Equinix Directors may only be removed by this Corporation’s stockholders for cause.

F.    Appointment of Directors.    In the event of the resignation, death, removal or disqualification of an Equinix Director, Series A Director or Series A-2 Director, the stockholders or directors having the right to nominate that director pursuant to this Section 7.2 may nominate a new director to fill the vacancy so created, and, after written notice of such nomination has been given by such stockholders to Parent, the Board shall appoint such nominee to fill such vacancy or, if necessary, shall nominate such nominee for election to the Board.

Section 7.3    Board Committees.

A.    To the extent permitted under applicable Trading Rules, each committee of the Board of Directors shall have at least one Series A Director and one Equinix Director. There shall at all times be an equal number of Series A Directors and Equinix Directors on each committee.

B.    Subject to applicable Trading Rules, so long as at least two Series A Directors may be nominated pursuant to Section 7.2(A), a Series A Director shall be the Chairman of the Compensation Committee with the powers, if any, delegated by the Board of Directors to such Chairman in the Compensation Committee charter.

C.    The Corporation shall at all times have an audit committee, compensation committee and a nominating committee. Each such committee shall be constituted and operated pursuant to applicable Trading Rules.

Section 7.4    Chairman of the Board.    Subject to applicable Trading Rules, so long as at least two Series A Directors may be nominated pursuant to Section 7.2(a), the Chairman of the Board shall be a Series A Director.

Section 7.5    Termination of Governance Provisions.    The provisions of this Article VII shall terminate on the earliest of (i) such time as the holders of shares of Series A Preferred Stock are no longer eligible to nominate a Series A Director pursuant to Section 7.2, (ii) upon the occurrence of a Voting Stock Trigger Event (as defined in the Series A Convertible Preferred Stock and Series A-1 Convertible Preferred Stock Certificate of Designation to the Corporation’s Amended and Restated Certificate of Incorporation and (iii) [insert date two years following closing].

ARTICLE VIII

MISCELLANEOUS PROVISIONS

Section 8.1    Fiscal Year.    The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

Section 8.2    Dividends.    The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation.

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Section 8.3    Seal.    The corporate seal shall have inscribed the name of the Corporation thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 8.4    Waiver of Notice.    Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the Delaware General Corporation Law, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders of the Board of Directors need be specified in any waiver of notice of such meeting.

Section 8.5    Audits.    The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

Section 8.6    Resignations.    Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the President, the Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, the Chief Executive Officer or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

Section 8.7    Contracts.    Except as otherwise required by law, the Certificate of Incorporation, these Amended and Restated Bylaws and any signing authority policies adopted by the Board of Directors from time to time, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President, the Chief Executive Officer or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors, the Chairman of the Board, the President, the Chief Executive Officer or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 8.8    Proxies.    The Board of Directors may by resolution from time to time appoint any attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock and other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE IX

AMENDMENTS

Section 9.1    Amendments.    Subject to the provisions of the Certificate of Incorporation, these Amended and Restated Bylaws may be amended, altered, added to, rescinded or repealed at any meeting of the Board of Directors or by the affirmative vote of the holders of at least seventy-five percent (75%) of the Corporation’s

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outstanding voting stock (on an as-converted to Common Stock basis), provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given no less than twenty-four hours prior to the meeting; provided, however, that until Article VII terminates pursuant to Section 7.5 of these Amended and Restated Bylaws, Article VII (including references thereto throughout these Amended and Restated Bylaws) and this Section 8.1 may not be amended by the Board of Directors and may only be amended by the affirmative vote of the holders of at least sixty-six and seventy-five percent (75%) of the Corporation’s outstanding voting stock (on an as-converted to Common Stock basis).

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CERTIFICATE OF SECRETARY OF

EQUINIX, INC.

The undersigned, Philip J. Koen, hereby certifies that he is the duly elected and acting Secretary of Equinix, Inc, a Delaware corporation (the “Corporation”), and that the Bylaws attached hereto constitute the Bylaws of said Corporation as duly adopted by the Directors on                 , 200    .

IN WITNESS WHEREOF, the undersigned has hereunto subscribed his name this      day of                 , 200    .

Philip J. Koen Secretary

Exhibit B

IRREVOCABLE PROXY

The undersigned stockholder (“Stockholder”) of Equinix, Inc., a Delaware corporation (the “Parent”), hereby irrevocably (to the fullest extent permitted by law) appoints Jean F. H. P. Mandeville, a director of Parent and the Chief Financial Officer of STT Communications Ltd, a corporation organized under the laws of the Republic of Singapore (“STT Communications”), Peter Van Camp, the Chief Executive Officer of Parent, and any successor Chief Executive Officer of Parent, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of Parent that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of Parent issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy. The Shares beneficially owned by the undersigned stockholder of Parent as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Governance Agreement of even date herewith between Parent, STT Communications and certain stockholders of Pihana, Incorporated (the “Governance Agreement”), and is granted in consideration of Parent and STT Communications entering into that certain Combination Agreement (the “Combination Agreement”), among Parent, Equinix Pihana Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), Equinix STT Communications Acquisition Corp. a Delaware corporation and an indirect wholly owned subsidiary of Parent (“SP Sub”), STT Communications, iSTT Pte Ltd, a corporation organized under the laws of the Republic of Singapore and a wholly owned subsidiary of STT Communications (“i-STT”), Pihana, and Jane Dietz, as Pihana Stockholders’ Representative and the transactions contemplated by the Combination Agreement. The Combination Agreement provides for the merger of Merger Sub with and into Pihana (the “Merger”) and for the purchase by SP Sub of all outstanding shares of i-STT from STT Communications (the “Stock Purchase”). As used herein, the term “Expiration Date” shall mean the date and time that Article II of the Governance Agreement shall have been validly terminated pursuant to the terms of the Governance Agreement.

The attorneys-in-fact and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s true and lawful attorneys-in-fact and proxies to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special or adjourned meeting of stockholders of Parent and in every written consent in lieu of such meeting in accordance with the terms of Article 2 of the Governance Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated:                          , 200

[Stockholder]

Print Name of Stockholder: Shares beneficially owned:

shares of Parent Common Stock shares of Parent Common Stock issuable upon exercise of outstanding options or warrants

SPOUSE (if applicable) Name: